      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996

                                                       REGISTRATION NO. 333-3050
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 MEDQUIST INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               New Jersey                                   8741                                   22-2531298
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                   Identification No.)

                             Five Greentree Centre
                                   Suite 311
                           Marlton, New Jersey 08053
                                 (609) 596-8877

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------

                                John M. Suender
                        Vice President & General Counsel
                                 MedQuist Inc.
                             Five Greentree Centre
                                   Suite 311
                           Marlton, New Jersey 08053
                                 (609) 596-8877

               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                    James D. Epstein, Esq.                                         Alexander D. Lynch, Esq.
                  Pepper, Hamilton & Scheetz                                   Brobeck, Phleger & Harrison LLP
                    3000 Two Logan Square                                        1301 Avenue of the Americas
                 Philadelphia, PA 19103-2799                                          New York, NY 10019
                        (215) 981-4000                                                  (212) 581-1600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 MEDQUIST INC.

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

                 REGISTRATION STATEMENT ITEM AND HEADING                        LOCATION IN PROSPECTUS
           ----------------------------------------------------  ----------------------------------------------------

    1.     Forepart of the Registration Statement and
             Outside Front Cover Page of
             Prospectus........................................  Outside Front Cover Page of Prospectus

    2.     Inside Front and Outside Back Cover Pages of
             Prospectus........................................  Inside Front Cover Page of Prospectus

    3.     Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges.........................  Summary; Risk Factors

    4.     Use of Proceeds.....................................  Summary; Risk Factors; Use of Proceeds; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations

    5.     Determination of Offering Price.....................  Outside Front Cover Page of Prospectus; Price Range
                                                                   of Common Stock

    6.     Dilution............................................  Not Applicable

    7.     Selling Security Holders............................  Outside Front Cover Page of Prospectus; Use of
                                                                   Proceeds; Principal Shareholders; Underwriting

    8.     Plan of Distribution................................  Outside Front Cover Page of Prospectus; Underwriting

    9.     Description of Securities to be Registered..........  Summary; Capitalization; Description of Capital
                                                                   Stock

   10.     Interests of Named Experts and Counsel..............  Not Applicable

   11.     Information with Respect to the Registrant..........  Outside Front Cover Page of Prospectus; Summary;
                                                                   Risk Factors; Use of Proceeds; Price Range of
                                                                   Common Stock; Dividend Policy; Capitalization;
                                                                   Selected Consolidated Financial Data; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management;
                                                                   Certain Transactions; Principal Shareholders;
                                                                   Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Available Information; Consolidated
                                                                   Financial Statements

   12.     Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities.......................................  Not Applicable

                   SUBJECT TO COMPLETION, DATED MAY 22, 1996


                                [MEDQUIST LOGO]

                                2,200,000 SHARES

                                  COMMON STOCK

      All of the 2,200,000 shares of Common Stock offered hereby are being issued and sold by MedQuist Inc. ('MedQuist' or the 'Company'). On May 9, 1996, the last sale price of the Company's Common Stock, as reported on the American Stock Exchange Composite Tape, was $19.875 per share. See 'Price Range of Common Stock.' The Common Stock is traded on the American Stock Exchange under the symbol 'MBS.' The Common Stock has been approved for listing on the Nasdaq National Market under the symbol 'MEDQ.' Approximately $18,375,000 of the net proceeds from the Offering will be used to pay certain indebtedness to related parties, including an aggregate of approximately $13,100,000 payable to the Company's Chief Executive Officer and to its Chief Operating Officer.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE 'RISK FACTORS' BEGINNING ON PAGE 6.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                      UNDERWRITING DISCOUNTS         PROCEEDS TO
                                               PRICE TO PUBLIC           AND COMMISSIONS             COMPANY (1)

 Per Share............................         $                         $                         $
 Total (2)............................         $                         $                         $

(1) Before deducting expenses payable by the Company, estimated at $400,000.
(2) The Company and certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an additional 307,160 and 22,840 shares of Common Stock, respectively, solely to cover over-allotments, if any. See 'Underwriting.' If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $      , $      and $      , respectively, and
    the proceeds to the Selling Shareholders will be $             .

                            ------------------------

      The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ('Robertson, Stephens &
Company'), San Francisco, California, on or about              , 1996.

ROBERTSON, STEPHENS & COMPANY
                             VOLPE, WELTY & COMPANY
                                                 PENNSYLVANIA MERCHANT GROUP LTD

                  The date of this Prospectus is May   , 1996.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS; AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
Summary...................................................................................................           3
Risk Factors..............................................................................................           6
Use of Proceeds...........................................................................................          11
Dividend Policy...........................................................................................          11
Price Range of Common Stock...............................................................................          12
Capitalization............................................................................................          13
Selected Consolidated Financial Data......................................................................          14
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.....................................................................          16
Business..................................................................................................          21
Management................................................................................................          29
Certain Transactions......................................................................................          39
Principal Shareholders....................................................................................          40
Description of Capital Stock..............................................................................          42
Shares Eligible for Future Sale...........................................................................          45
Underwriting..............................................................................................          46
Legal Matters.............................................................................................          47
Experts...................................................................................................          47
Available Information.....................................................................................          47
Index to Consolidated Financial Statements................................................................         F-1

                            ------------------------

     The Company furnishes to its shareholders annual reports containing financial statements audited by independent public accountants.

     'MedQuist(Registered)' is a registered trademark of the Company, and 'MTS,' 'DTS' and 'Transcriptions, Ltd.' are trademarks of the Company.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption 'Risk Factors,' which could cause actual results to differ materially from those indicated by such forward-looking statements. The following summary is qualified in its entirety by the more detailed information, including 'Risk Factors' and Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.
                                  THE COMPANY

     The Company is a leading national provider of electronic transcription and document management services to the healthcare industry. Through its proprietary software, open architecture environment and network of more than 1,500 trained transcriptionists, the Company converts free-form medical dictation into electronically formatted patient records which healthcare providers use in connection with patient care and for administrative purposes. The Company's customized outsourcing services enable clients to improve the accuracy of transcribed medical reports, reduce report turnaround times, shorten billing cycles and reduce overhead and other administrative costs. The Company believes that the electronic capture and delivery of free-form dictation are key components in the increasing implementation by healthcare providers of electronic medical record systems.

     The Company develops long term client relationships due to its technological expertise, efficient and cost-effective services and experienced management team. The Company's diversified client base includes more than 400 hospitals and other healthcare organizations such as outpatient clinics, health maintenance organizations and physician practice groups. The Company has a history of customer satisfaction and retention and has provided services for an average of over five years for its 25 largest clients in 1995. The Company performed services in 1995 for 88%, 92% and 100% of those clients which were its 25 largest clients in 1992, 1993 and 1994, respectively.

     Growth in the demand for medical transcription services is directly impacted by the number of hospital admissions and outpatient visits. Each hospital admission or outpatient visit generates dictated or written data which must be entered into a patient's record. For the quarter ended September 30, 1995, the American Hospital Association estimated that the numbers of hospital admissions and outpatient visits in the United States were 8.3 million (an increase of approximately 3% over the corresponding period in 1992) and 112 million (an increase of approximately 22% over the corresponding period in 1992), respectively.

     The Company continues to implement advances in technology to improve the delivery of its services. The Company utilizes its Medical Transcription System ('MTS'), an integrated transcription and document management system based upon proprietary software, to service the transcription and document management needs of its clients. The Company's technical staff customizes MTS to address initial data capture, conversion of data into electronic format, editing of data and routing of electronically formatted reports to the client's host computer system. For electronic data interchange MTS incorporates the HL-7 format or other interface protocols. The Company's Dictation Tracking System ('DTS') enables the Company and its clients to track the status of particular patient data and transcribed reports at any point in time and to evaluate the Company's on-time performance. Clients also use DTS as an integral management tool to monitor physician timeliness in the dictation, review and sign-off process.

     The Company's objectives are to maintain its leadership position as a provider of electronic transcription and document management services to the healthcare industry and to enhance that position as the information needs of healthcare providers continue to expand and evolve. The key elements of the Company's strategy include: expanding relationships with existing clients to capture their growing transcription requirements; extending its current client base by attracting new hospital clients, health maintenance organizations, outpatient clinics and physician practice groups; leveraging its technological leadership to create customized solutions to client needs and changing industry standards; capitalizing on emerging technologies such as voice recognition and Internet based communications; and pursuing strategic acquisitions.

     The executive offices of the Company are located at Five Greentree Centre, Suite 311, Marlton, New Jersey 08053, and its telephone number is (609) 596-8877.

                                  THE OFFERING


Common Stock Offered by the Company......................  2,200,000 shares


Common Stock Outstanding after the Offering..............  5,660,875 shares (1)

Use of Proceeds..........................................  To repay existing indebtedness (including a subordinated payable to related parties) incurred in
                                                           the acquisition of Transcriptions, Ltd.

Proposed Nasdaq Symbol...................................  MEDQ


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                                   THREE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                 -------------------------------  --------------------
                                                                   1993       1994       1995       1995       1996
                                                                 ---------  ---------  ---------  ---------  ---------


STATEMENT OF OPERATIONS DATA:
  Revenues (2).................................................  $      --  $  24,841  $  45,127  $  10,426  $  13,978
  Operating income (loss) (2)..................................     (1,760)     2,463      4,733        762      1,790
  Income (loss):
     Continuing operations.....................................     (1,896)      (166)       607       (115)       546
     Discontinued operations (3)...............................      3,746      1,612     (1,729)       441         --
     Extraordinary item (4)....................................         --         --       (545)        --         --
                                                                 ---------  ---------  ---------  ---------  ---------
       Net income (loss).......................................  $   1,850  $   1,446  $  (1,667) $     326  $     546
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
  Income (loss) per share (5):
     Continuing operations.....................................  $   (0.40) $    0.09  $    0.26  $      --  $    0.14
     Discontinued operations (3)...............................       1.02       0.49      (0.73)      0.13         --
     Extraordinary item (4)....................................         --         --      (0.23)        --         --
                                                                 ---------  ---------  ---------  ---------  ---------
       Net income (loss) per share.............................  $    0.62  $    0.58  $   (0.70) $    0.13  $    0.14
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
  Shares used in computing net income (loss) per share (5).....      3,656      3,316      2,362      3,130      4,363
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------


                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1991       1992       1993       1994       1995
                                                             ---------  ---------  ---------  ---------  ---------

TRANSCRIPTIONS, LTD. DATA:
  Revenues(6)..............................................  $  20,020  $  23,025  $  27,103  $  36,634  $  45,127

                                                                                      MARCH 31, 1996
                                                                        ------------------------------------------
                                                                         ACTUAL    PRO FORMA (7)   AS ADJUSTED (8)
                                                                        ---------  --------------  ---------------

BALANCE SHEET DATA:
  Working Capital.....................................................  $   6,104   $      6,104     $    19,481
  Total assets........................................................     59,082         59,082          69,122
  Current portion of long-term debt...................................      3,337          3,337              --
  Long-term debt, net of current portion..............................     16,054          9,599              --
  Subordinated payable to related parties.............................     22,276         22,276           4,550
  Total shareholders' equity..........................................     11,002         17,477          58,179

- ------------------


(1) Include 962,675 shares of Common Stock to be issued to Heller Equity Capital Corporation ('Heller') upon the closing of this Offering pursuant to the exercise of warrants to purchase Preferred Stock (the 'Heller Warrants') by cancelling the $7,000 principal amount of a senior subordinated note (carrying value of $6,455 at March 31, 1996 due to original issue discount) and the simultaneous conversion of such Preferred Stock into Common Stock (the Heller Warrants were originally issued in December 1992 and currently have an exercise price of $7.27 per share), and 42,500 shares of Common Stock to be issued to Heller in connection therewith (collectively, the 'Heller Transaction'). Excludes (i) 861,463 shares of Common Stock to be issued in connnection with the payment of the deferred purchase price for Transcriptions, Ltd.; (ii) 689,202 shares of Common Stock which may be issued upon exercise of outstanding options; (iii) 320,296 shares of Common Stock which may be issuable upon exercise of options to purchase Common Stock which may be granted in the future; and (iv) 75,351 shares of Common Stock reserved for issuance pursuant to the exercise of warrants (at $6.74 per share as of March 31, 1996) held by Chemical Bank ('Chemical'). The weighted average exercise price of all outstanding options as of March 31, 1996 was $7.19 per share. See 'Management -- Director Compensation,' '--Executive Compensation,' 'Certain Transactions,' and Notes 2, 6, 8 and 9 of Notes to Consolidated Financial Statements of the Company.


(2) Transcriptions, Ltd. was acquired by the Company effective May 1, 1994 and its business is the only operating business of the Company. All of the Company's prior businesses have been treated as discontinued operations. See
    (3) below.

(3) On November 14, 1995, the Company signed a letter of intent to sell its receivables management business. The operations and net assets of the Company's receivables management business and previously divested businesses have been accounted for as discontinued operations. Discontinued operations are presented net of tax and include a gain on disposal of $1,749 in 1993 and a loss on disposal of $3,180 in 1995. See Note 3 of Notes to Consolidated Financial Statements of the Company.

(4) Represents the loss on early extinguishment of debt, net of income taxes.

(5) The Company's total outstanding options and warrants to purchase Common Stock exceed 20% of the total outstanding Common Stock. Therefore, the income (loss) per share computations are modified as required under Accounting Principle Board Opinion No. 15. Upon the completion of this Offering and the closing of the Heller Transaction, the Company will no longer be subject to the modified treasury stock method of Accounting Principle Board Opinion No. 15. See Note 1 of Notes to Consolidated Financial Statements of the Company.

(6) The revenues for Transcriptions, Ltd. prior to its acquisition by the Company on May 1, 1994 have been derived from its historical financial statements. The 1994 revenues reflect Transcriptions, Ltd.'s revenues for four months and the Company's revenues for eight months. See 'Business -- Company History' and the Combined Financial Statements of Transcriptions, Ltd.

(7) Pro forma to reflect the Heller Transaction, including an estimated non-recurring deduction of $718 from net income available to common shareholders to be incurred in connection with issuance of 42,500 shares of common stock to Heller to induce Heller to exercise the warrants and simultaneously convert the Preferred Stock into Common Stock. The actual non-recurring deduction will be based on the discounted fair value of the Common Stock at the date of issuance.

(8) Adjusted to reflect the Heller Transaction, and the sale of 2,200,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $19.875 per share and the application of the estimated net proceeds therefrom. See 'Use of Proceeds.'
                            ------------------------

Unless otherwise noted, all information in this Prospectus assumes that (i) the Underwriters' over-allotment option has not been exercised and (ii) the Heller Transaction has been completed. As used in this Prospectus, except where the context otherwise requires, the terms 'MedQuist' and the 'Company' include all of its subsidiaries, including Transcriptions, Ltd., the current subsidiary of the Company, as well as Transcriptions, Ltd., the predecessor acquired by the Company in May 1994.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

RISKS ASSOCIATED WITH THE BUSINESS

     Dependence on Single Line of Business. The Company's revenues are derived primarily from the provision of electronic transcription services to hospitals and other healthcare organizations on an outsourced basis. The Company's future success will depend on the continued market acceptance of its transcription services and the continued trend towards outsourcing of transcription services. A reduction in demand or increase in competition in the market for its transcription services would have a material adverse effect on the Company's business, financial condition and results of operations. See 'Business.'

     Rapid Technological Change. The healthcare information services industry is characterized by rapid technological change, evolving client needs and emerging technical standards. The introduction of competing services or products incorporating new technologies, such as voice recognition capabilities, and the emergence of new technical standards could render some or all of the Company's services unmarketable. The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. The failure of the Company to develop and introduce service enhancements and new services in a timely and cost-effective manner in response to changing technologies or client requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Technology Development' and '-- Strategy.'

     Inability to Expand Into New Markets. To date, the Company's services have been provided primarily to the medical record departments of hospitals. However, healthcare services are increasingly being provided at sites other than hospitals, such as outpatient clinics and physician practice groups. As part of its strategy, the Company intends to increase its presence in these new markets and to expand its services to direct patient care departments within hospitals. However, the Company has limited experience in such markets and departments, which may require significant modifications to the Company's services or adjustments to its pricing. The Company's business, financial condition and results of operations may be materially and adversely affected if its efforts to expand into new markets and departments are not successful. See 'Business -- Strategy.'

     Dependence on Key Personnel. The Company's future success depends upon its ability to attract and retain its key managerial personnel. The loss of services of certain of the Company's executive officers or the inability of the Company to attract additional management personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. Certain of its key executive officers, including David A. Cohen, the President and Chief Executive Officer, John A. Donohoe, Jr., the Chief Operating Officer, and Ronald Scarpone, the Chief Information Officer, have employment agreements with the Company. Mr. Scarpone's employment agreement terminates on December 31, 1997, and Mr. Cohen's and Mr. Donohoe's employment agreements terminate on December 31, 1998. Each such agreement permits the executive to resign, at any time, by giving the Company at least three months prior notice. The Company does not have key-man insurance on any of its executive officers. See 'Management.'

     Potential for Significant Fluctuations in Quarterly Operating Results. The Company has experienced, and may in the future experience, significant quarter to quarter fluctuations in its results of operations. Such fluctuations may result in volatility in the price of the Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for the Company's services, the opening of new offices, the timing of introduction of new services and service enhancements by the Company or its competitors, the market acceptance of new services, the size and timing of client contracts, changes in client budgets, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the number and timing of new hires, competitive conditions in the industry and general economic conditions. Further, the Company's contracts generally involve significant client commitment and may require time-consuming authorization procedures within the client's organization. For these and other reasons, the sales cycles for the Company's services are typically lengthy and subject to a number of factors outside of the Company's control. As a result, the Company's revenues are difficult to forecast, and the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. In addition, the Company's transcription business has experienced substantial growth in recent periods and there can be no assurance that such rate of growth in revenues and profits can be maintained in the future. Due to the foregoing factors, it is possible that in future quarters the Company's operating results will be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the price of the Common Stock. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation -- Unaudited Selected Pro Forma Quarterly Data' and 'Business -- Strategy.'

     Ability to Attract and Retain Qualified Transcriptionists. The Company's future success depends upon its ability to attract and retain qualified transcriptionists. Competition for transcriptionists is intense, and no assurance can be given that the Company will be successful in attracting and retaining the personnel necessary to conduct its business successfully. The inability of the Company to attract, hire and retain such personnel would have a material adverse effect upon the Company's business, financial condition and results of operations. The Company takes the position that its transcriptionists are independent contractors for state tax, benefits and unemployment purposes and statutory employees for federal income tax purposes. A successful challenge to the Company's position or a change in applicable law could result in the incurrence of liability for withholding taxes, disability payments, unemployment payments, interest and penalties by the Company, and could have a material adverse effect on the Company's costs of hiring and retaining transcriptionists. See 'Business -- Employees.'

     Risks Associated With Acquisitions. The Company acquired Transcriptions, Ltd. in May 1994, made two other acquisitions of smaller transcription companies in 1995, and intends to seek other acquisitions which will likely require the consent of its senior lenders. There can be no assurance that the Company will be successful in identifying suitable acquisition candidates, financing such acquisitions, negotiating terms favorable to the Company, consummating acquisitions or integrating the acquired businesses into the Company's operations. Moreover, in connection with acquisitions, the Company may be required to incur additional indebtedness or other liabilities which could have a material adverse effect on the Company's liquidity and capital resources, or to issue shares of its capital stock, which could result in dilution to its shareholders. See 'Business -- Strategy.'

     Management of Changing Business. The Company has experienced significant changes, including the acquisition and growth of its transcription business and the divestiture of its other business. Such changes have placed and may continue to place a significant strain on the Company's management, client service personnel and operations. In order to manage such changes in the future, the Company must continue to implement and improve its operational, financial and management information systems, and hire, train and manage its employees. If the Company is unable to implement such systems and manage such changes effectively, the Company's business, financial condition and results of operations could be materially and adversely affected. See 'Business -- Strategy.'

     Competition. The transcription services industry is highly fragmented and primarily consists of small regional or local companies, and a limited number of national companies, with which the Company currently competes directly. The Company believes that its ability to compete successfully depends upon many factors within and outside of its control, including the timing and market acceptance of new services and service enhancements developed by the Company and its competitors, service quality, performance, price, reliability and client support. In addition, the healthcare information industry includes a number of companies with substantially greater financial, technical and marketing resources than the Company. Such companies, if they were to enter the transcription business, could respond more quickly than the Company to evolving technological developments, changing client needs or emerging technical standards, or could devote greater resources to the development, marketing and sale of their services. Competition may increase due to consolidation of transcription companies, and current and potential competitors may establish cooperative relationships among themselves or with third parties to increase their ability to address the needs of the

Company's current and prospective clients. Increased competition may result in price reductions for the Company's services, reduced operating margins and the inability of the Company to increase its market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the market available to the Company is limited by healthcare organizations which maintain in-house transcription departments. See 'Business
- -- Competition.'

     Changes in the Healthcare Industry. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the outsourcing arrangements of healthcare providers. Federal and state legislators have proposed programs to reform the United States healthcare system and other proposals are in the development stage. In general, these programs and proposals tend to emphasize managed care, seek to lower reimbursement rates and otherwise attempt to control the environment in which healthcare providers operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing outsourcing arrangements or deferring decisions regarding the use of outsourced services. Many healthcare providers are consolidating to create larger healthcare delivery organizations. This consolidation reduces the number of potential clients for the Company's services and increases the bargaining power of these organizations which could lead to reductions in the amounts paid for the Company's services. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Government Regulation.'

     Dependence on Proprietary Rights; Risks of Infringement. The Company's success depends upon its proprietary technology. The Company regards the software underlying its services as proprietary, and relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company has not registered its MTS, DTS or Transcriptions, Ltd. trademarks and has no patents or patent applications pending. Existing trade secrets and copyright laws afford the Company limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's software or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's software is difficult. There can be no assurance that the obligations to maintain the confidentiality of the Company's trade secrets and proprietary information will effectively prevent disclosure of the Company's confidential information or provide meaningful protection for the Company's confidential information, or that the Company's trade secrets or proprietary information will not be independently developed by the Company's competitors. There can be no assurance that copyrights owned by the Company will provide competitive advantages or will not be challenged or circumvented by its competitors. Litigation may be necessary for the Company to defend against claims of infringement, to enforce copyrights or to protect trade secrets and could result in substantial cost to, and diversion of management efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation.

     The Company is not aware that any of its software, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future. Any such claims, with or without merit, can be time consuming and expensive to defend and may require the Company to enter into royalty or licensing agreements or cease the infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's financial condition and results of operations. See 'Business -- Intellectual Property.'

     Confidentiality Requirements. The medical information transcribed by the Company is of an extremely sensitive nature. In providing its services, the Company is subject to certain statutory, regulatory and common law requirements regarding the confidentiality of medical information. Failure to comply with such confidentiality requirements could result in material liability to the Company. See 'Business -- Government Regulation.'

RISKS ASSOCIATED WITH THE OFFERING OF COMMON STOCK

     Potential Volatility of Stock Price. The market price of the Common Stock has been, and may in the future be, highly volatile. Factors such as acquisitions, technological innovations, new products or services, changes in government regulation and healthcare legislation, fluctuations in the Company's operating results and general market and economic conditions could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market in general has experienced extreme price and volume fluctuations which has resulted in substantial volatility of the market prices of healthcare service companies that has often been unrelated to the operating performance of these companies. These or other factors may adversely affect the market price of the Common Stock. See 'Price Range of Common Stock.'

     Proceeds to Benefit Related Parties. The Company intends to use approximately $18,375,000 of the net proceeds from this Offering to fund the debt portion of the deferred purchase price payable for Transcriptions, Ltd. This amount is payable to the Company's Chief Executive Officer, its Chief Operating Officer and a Vice President of its Transcription, Ltd. subsidiary. See 'Use of Proceeds' and 'Certain Transactions -- Acquisition of Transcriptions, Ltd.'


     Shares Eligible For Future Sale. Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock and the Company's ability to raise additional equity capital. Upon completion of this Offering, and after giving effect to the Heller Transaction, the Company will have 5,660,875 shares of Common Stock outstanding. Of these shares, the 2,200,000 shares of Common Stock offered hereby (plus up to 330,000 additional shares if the Underwriters exercise their over-allotment option in full), the 1,650,000 shares sold in the Company's initial public offering and approximately 690,000 shares of Common Stock issued upon exercise of employee options will be freely tradeable without restriction or further registration except by 'affiliates' of the Company, as that term is defined under the Act, subject to the resale limitations of Rule 144 under the Securities Act of 1933, as amended (the 'Act'). Approximately 1,115,000 shares of Common Stock may not be sold unless they are registered under the Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Act. Certain of the Company's officers, directors and shareholders have agreed with Robertson, Stephens & Company LLC that, until 180 days after the date of this Prospectus, they will not sell approximately 337,000 shares of Common Stock beneficially owned by them (excluding 43,073 shares of Common Stock issuable on August 31, 1996 as partial payment of the deferred purchase price for Transcriptions, Ltd.), and Mr. David Cohen, the Company's Chief Executive Officer, who beneficially owns 31,500 shares of Common Stock (excluding 572,873 shares of Common Stock issuable on August 31, 1996 as partial payment of the deferred purchase price for Transcriptions, Ltd.), has agreed to similar restrictions for a period of 270 days after the date of this Prospectus. Additionally, Heller and Chemical, who beneficially own 1,005,175 and 75,351 shares of Common Stock, respectively, have agreed to similar restrictions on the public sale of such shares of Common Stock for 270 and 180 days, respectively, after the date of this Prospectus. In its sole discretion and at any time without notice, Robertson, Stephens & Company LLC may release all or any portion of the shares subject to these lock-up agreements. If a shareholder other than Heller obtains a release from a lock-up agreement, Heller will be entitled to a release of the same number of shares. The Company has also agreed not to sell any shares of Common Stock, other than shares to be issued in the Heller Transaction, shares or options issued or to be issued under the Company's stock option and stock purchase plans, shares of Common Stock issued upon the exercise of presently outstanding warrants, or shares, warrants or convertible securities issued in connection with future acquisitions, until at least 180 days after the date of this Prospectus, except with the prior written consent of Robertson, Stephens & Company LLC. In addition, 1,531,100 shares of Common Stock issuable in the future in connection with employee benefit plans may be sold in the public market from time to time pursuant to the Company's registration statements on Form S-8. Certain holders of the Company's securities, including Heller and Chemical, are entitled to certain registration rights. The Company has filed a registration statement on Form S-3 under the Act to register the resale by Heller and Chemical, subject to the foregoing lockup agreements, of 962,675 and 75,351 shares of Common Stock, respectively. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See 'Shares Eligible For Future Sale.'

     Certain Anti-Takeover Provisions. The New Jersey Shareholders Protection Act prohibits the Company from entering into certain business combination transactions with any shareholder of the Company which owns 10% or more of the outstanding voting securities of the Company, except under certain limited circumstances. In addition, the Company's Amended and Restated Certificate of Incorporation gives the Board of Directors the authority without shareholder approval to issue up to 3,950,000 shares of Preferred Stock, in one or more series, with rights, preferences and limitations that could adversely affect the voting power and the other rights of the holders of the Common Stock. The Company's Amended and Restated Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors such that no more than one-third of its members stands for reelection in any one year. The Company has entered into certain severance arrangements which provide for payments to certain of its officers upon a 'change in control' (as defined therein) of the Company. Moreover, the terms of the Company's 1992 Stock Option Plan (the '1992 Option Plan') provide that outstanding options automatically vest and become exercisable upon a 'change in control' (as defined therein) of the Company. These provisions and arrangements may have the effect of delaying, deferring or making more costly a change in control of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over the then current market price, and, therefore, could adversely affect the market price of the Common Stock. See 'Management' and 'Description of Capital Stock -- Takeover Protection.'

                                USE OF PROCEEDS


     The net proceeds from the sale by the Company of the 2,200,000 shares of Common Stock offered hereby will be approximately $40.7 million ($46.4 million if the Underwriter's over-allotment option granted by the Company is exercised in full), based on an assumed public offering price of $19.875 per share, less estimated underwriting discounts and commissions, and estimated expenses payable by the Company. The Company plans to use approximately $18,375,000 of the net proceeds to pay the debt portion of the deferred purchase price payable to related parties in connection with the acquisition of Transcriptions, Ltd. (of which an aggregate of approximately $13.1 million is payable to the Company's Chief Executive Officer and to its Chief Operating Officer) and will apply the balance to repay a portion of the borrowings outstanding under the Company's senior credit facility with certain lenders including Chemical (the 'Chemical Facility'), first to reduce the outstanding balance under the revolving credit facility (the 'Revolving Credit Facility') and, thereafter, to prepay the term loans (the 'Term Loans'). After giving effect to the application of the net proceeds from the Offering, the Company's borrowing availability under the Revolving Credit Facility at March 31, 1996 would have been $8.1 million. See 'Certain Transactions.'


     The Chemical Facility provides for an aggregate of $9.5 million of Term Loans payable in 24 quarterly installments ending December 31, 2001, and up to a $10 million Revolving Credit Facility, subject to a borrowing base limitation based on a percentage of eligible accounts receivable, expiring December 31, 1998. The weighted average interest rate under the Term Loans and the Revolving Credit Facility at March 31, 1996 was 8.625%. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

     The Company will not receive any of the net proceeds from the sale of up to 22,840 shares of Common Stock by the Selling Shareholders pursuant to the exercise of the Underwriter's over-allotment option. See 'Underwriting.'

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its capital stock. The Company currently intends to retain future earnings, if any, to finance operations and expansion, and does not expect to pay any cash dividends on its Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors, and will be based upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. The Chemical Facility does not permit the payment of any dividends without the consent of the lenders.

                          PRICE RANGE OF COMMON STOCK

     Since September 20, 1994, the Common Stock has been traded on the American Stock Exchange under the symbol 'MBS.' From May 12, 1992, when the Company completed its initial public offering, until the commencement of trading on the American Stock Exchange, the Common Stock was quoted on the Nasdaq National Market. The following table sets forth the high and low reported closing sale prices for the Common Stock for the period during which the Common Stock has been traded on the American Stock Exchange and the range of high and low bid quotations for the period in which the Common Stock was quoted on the Nasdaq National Market. The bid quotations for the Nasdaq National Market reflect inter-dealer prices, do not include retail mark-ups, mark-downs or commissions and may not necessarily reflect actual transactions.

                                                                                          HIGH        LOW
                                                                                        ---------  ---------

1994
  First Quarter.......................................................................  $   7 1/8  $   4 1/2
  Second Quarter......................................................................      7 1/4      6 1/4
  Third Quarter.......................................................................      7 1/8      5 7/8
  Fourth Quarter......................................................................      9          6 3/8

1995
  First Quarter.......................................................................      8 1/8      6 3/4
  Second Quarter......................................................................      9 1/4      6 3/8
  Third Quarter.......................................................................     10 1/8      6 3/8
  Fourth Quarter......................................................................      9 3/8      6 3/4

1996
  First Quarter.......................................................................     13          8 3/8
  Second Quarter (through May 9)......................................................     19 7/8     13 3/8

     On May 9, 1996, the closing sale price for the Common Stock, as reported on the American Stock Exchange Composite Tape, was $19.875 per share, and there were 88 record holders of the Common Stock.

     The Common Stock has been approved for listing on the Nasdaq National Market under the symbol 'MEDQ.'

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1996; (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company as adjusted to reflect the Heller Transaction; and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale of 2,200,000 shares of Common Stock offered hereby at an assumed public offering price of $19.875 per share and the application of the estimated net proceeds therefrom. The information set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of the Company (including the Notes thereto), included elsewhere in this Prospectus.

                                                                                        MARCH 31, 1996
                                                                              -----------------------------------
                                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ---------  -----------  -----------
                                                                                       (IN THOUSANDS)

Current portion of long-term debt...........................................  $   3,337   $   3,337    $      --
                                                                              ---------  -----------  -----------
                                                                              ---------  -----------  -----------


Long-term debt, net of current portion......................................  $  16,054   $   9,599    $      --
                                                                              ---------  -----------  -----------
Subordinated payable to related parties.....................................     22,276      22,276        4,550
                                                                              ---------  -----------  -----------

Shareholders' equity:
  Class A preferred stock, no par value, 650 shares authorized, none
     issued.................................................................         --          --           --
  Class B preferred stock, no par value, 400 shares authorized, none
     issued.................................................................         --          --           --
  Common Stock, no par value, 20,000 shares authorized, 2,455 shares issued and outstanding (actual), 3,461 shares issued and outstanding (pro
     forma) and 5,661 shares issued and outstanding (as adjusted) (1).......      4,695      11,866       52,568
  Retained earnings.........................................................      6,327       5,611        5,611
                                                                              ---------  -----------  -----------
       Total shareholders' equity...........................................     11,022      17,477       58,179
                                                                              ---------  -----------  -----------
          Total capitalization..............................................  $  49,352   $  49,352    $  62,729
                                                                              ---------  -----------  -----------
                                                                              ---------  -----------  -----------

- ------------------
(1) Excludes 861,463 shares of Common Stock to be issued in connection with the payment of the deferred purchase price for Transcriptions, Ltd., 764,553 shares of Common Stock which may be issued upon exercise of options and warrants outstanding as of March 31, 1996, and an additional 320,296 shares of Common Stock which may be issuable upon exercise of options to purchase Common Stock which may be granted in the future. As of March 31, 1996, the weighted average exercise prices of all outstanding options and warrants were $7.19 per share and $6.74, respectively. See 'Management -- Director Compensation,' '-- Executive Compensation,' 'Certain Transactions,' and Notes 2, 8 and 9 of Notes to Consolidated Financial Statements of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below reflects selected consolidated financial data of the Company as of and for the periods indicated, after giving retroactive effect to the Company's discontinued operations. The selected consolidated financial data as of and for each of the three years ended December 31, 1995 have been derived from the Consolidated Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. The selected consolidated financial data as of and for each of the years ended December 31, 1991 and 1992 have been derived from Consolidated Financial Statements of the Company not included in this Prospectus. The selected consolidated statement of operations data for the three months ended March 31, 1995 and 1996 and the selected consolidated balance sheet data as of March 31, 1996 have been derived from unaudited consolidated financial statements of the Company that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for these periods in accordance with generally accepted accounting principles. The consolidated results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any interim period or for the full year. Because of the discontinued operations, annual period to period comparison of results of operations are not meaningful. This data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                                                                       THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                      MARCH 31,
                                               -----------------------------------------------------  --------------------
                                                 1991       1992       1993       1994       1995       1995       1996
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


STATEMENT OF OPERATIONS DATA:
  Revenues (1)...............................  $      --  $      --  $      --  $  24,841  $  45,127  $  10,426  $  13,978
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Costs and expenses:
    Cost of revenues.........................         --         --         --     18,677     33,711      7,676     10,435
    Selling, general and administrative......      1,564      1,533      1,688      2,798      4,325      1,599        888
    Depreciation.............................         66         53         60        639      1,862        280        587
    Amortization of intangible assets........         19         10         12        264        496        109        278
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
       Total operating expenses..............      1,649      1,596      1,760     22,378     40,394      9,664     12,188
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income (loss)....................     (1,649)    (1,596)    (1,760)     2,463      4,733        762      1,790
  Interest expense...........................        296        393      1,426      2,738      3,695        959        865
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations
    before income taxes......................     (1,945)    (1,989)    (3,186)      (275)     1,038       (197)       925
  Income tax provision (benefit).............       (804)      (867)    (1,290)      (109)       431        (82)       379
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations...     (1,141)    (1,122)    (1,896)      (166)       607       (115)       546
  Discontinued operations (2)................      2,293      2,629      3,746      1,612     (1,729)       441         --
  Extraordinary item (3).....................         --         --         --         --       (545)        --         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)..........................  $   1,152  $   1,507  $   1,850  $   1,446  $  (1,667) $     326  $     546
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) per share (4):
    Continuing operations....................  $   (0.50) $   (0.41) $   (0.40) $    0.09  $    0.26  $      --  $    0.14
    Discontinued operations (2)..............       1.00       0.97       1.02       0.49      (0.73)      0.13         --
    Extraordinary item (3)...................         --         --         --         --      (0.23)        --         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
       Net income (loss) per share...........  $    0.50  $    0.56  $    0.62  $    0.58  $   (0.70) $    0.13  $    0.14
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Shares used in computing income (loss)
    per share (4)............................      2,290      2,697      3,656      3,316      2,362      3,130      4,363
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                          YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------------------
                                                             1991       1992       1993       1994       1995
                                                           ---------  ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS)

TRANSCRIPTIONS, LTD. DATA:
  Revenues (5)...........................................  $  20,020  $  23,025  $  27,103  $  36,634  $  45,127


                                                                    DECEMBER 31,                        MARCH 31,
                                                -----------------------------------------------------  -----------
                                                  1991       1992       1993       1994       1995        1996
                                                ---------  ---------  ---------  ---------  ---------  -----------
                                                                              (IN THOUSANDS)


BALANCE SHEET DATA:
  Working capital.............................  $    (244) $    (373) $   1,108  $     776  $   4,926   $   6,104
  Total assets................................      8,598     27,556     25,041     51,403     58,095      59,082
  Current portion of long-term debt...........        372      1,125      1,146      4,889      2,246       3,337
  Long-term debt, net of current portion......      2,849     13,663     12,395     30,415     15,956      16,054
  Subordinated payable to related parties.....         --         --         --         --     21,887      22,276
  Shareholders' equity........................      4,517     11,937      9,071     10,692     10,420      11,022


- ------------------
(1) Transcriptions, Ltd. was acquired by the Company effective May 1, 1994 and its business is the only operating business of the Company. All of the Company's prior businesses have been treated as discontinued operations. See
    (2) below.

(2) On November 14, 1995, the Company executed a letter of intent to sell its receivables management business. The operations and net assets of the Company's receivables management business and previously divested businesses have been accounted for as discontinued operations. Discontinued operations are presented net of tax and include a gain on disposal of $1,749 in 1993 and a loss on disposal of $3,180 in 1995. See Note 3 of Notes to Consolidated Financial Statements of the Company.

(3) Represents the loss on early extinguishment of debt, net of income taxes.

(4) The Company's total outstanding options and warrants to purchase Common Stock exceed 20% of the total outstanding Common Stock. Therefore, the income (loss) per share computations are modified as required under Accounting Principle Board Opinion No. 15. Upon the completion of this Offering and the closing of the Heller Transaction, the Company will no longer be subject to the modified treasury stock method of Accounting Principle Board Opinion No. 15. See Note 1 of Notes to Consolidated Financial Statements of the Company.

(5) The revenues for Transcriptions, Ltd. prior to its acquisition by the Comany on May 1, 1994 have been derived from its historical financial statements. The 1994 revenues reflect Transcriptions, Ltd.'s revenues for four months and the Company's revenues for eight months. See 'Business -- Company History' and the Combined Financial Statements of Transcriptions, Ltd.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus.

GENERAL

     The Company is a leading national provider of electronic transcription and document management services to the healthcare industry. As a result of acquisition and divestiture activity from 1992 through 1995, the Company's operations have changed considerably and the financial statements included in this Prospectus relate to its continuing transcription business. See 'Business
- -- Company History.' Accordingly, the historical consolidated operating results of the Company set forth in the Consolidated Financial Statements do not reflect the financial results of Transcriptions, Ltd. prior to its May 1994 acquisition date. See Combined Financial Statements of Transcriptions, Ltd. included elsewhere in this Prospectus. As a result, investors should not rely on these statements as an indication of historical operating performance of the Company's business or as a prediction of future operating performance.

     Revenues and cost of revenues are included only from the May 1994 acquisition of Transcriptions, Ltd., although selling, general and administrative expenses, depreciation, amortization and interest are included for each of the periods indicated. Revenue from transcription related services are based primarily on contracted rates, and revenue is recognized upon the rendering of services and delivery of reports. Cost of revenues consists of all direct costs associated with providing transcription related services, including payroll, telecommunications, software customization, repairs and maintenance, rent and other direct costs. Selling, general and administrative expenses include costs associated with the Company's senior executive management and with marketing and sales, finance, legal and other administrative functions.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data in the Company's Consolidated Statements of Operations as a percentage of net revenues for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996. The Company did not have revenues from continuing operations in 1993 and, accordingly, information as a percentage of revenues for that year is not meaningful.



                                                                        YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                                                31,                MARCH 31,
                                                                        --------------------  --------------------
                                                                          1994       1995       1995       1996
                                                                        ---------  ---------  ---------  ---------
Continuing Operations:
Revenues..............................................................      100.0%     100.0%     100.0%     100.0%
Costs and expenses:
  Cost of revenues....................................................       75.2       74.7       73.6       74.7
  Selling, general and administrative.................................       11.3        9.6       15.4        6.3
  Depreciation........................................................        2.6        4.1        2.7        4.2
  Amortization of intangibles assets..................................        1.0        1.1        1.0        2.0
Operating income......................................................        9.9       10.5        7.3       12.8
Interest expense......................................................       11.0        8.2        9.2        6.2
Income (loss) from continuing operations before income taxes..........       (1.1)       2.3       (1.9)       6.6
Income tax provision (benefit)........................................       (0.4)       1.0       (0.8)       2.7
Income (loss) from continuing operations..............................       (0.7)       1.3       (1.1)       3.9

THREE MONTHS ENDED MARCH 31, 1995 AND 1996

     Revenues. Revenues increased 34% to $14 million in the three months ended March 31, 1996 from $10.4 million in the comparable 1995 period. The $3.6 million increase reflected approximately $2.3 million of net additional revenues generated from existing clients, $400,000 of revenues from new clients and $900,000 of revenues from the Company's two 1995 medical transcription acquisitions.

     Cost of Revenues. Cost of revenues increased 35.1% from $7.7 million in the three months ended March 31, 1995 to $10.4 million in the comparable 1996 period. As a percentage of revenues, cost of revenues increased from 73.6% in the first quarter of 1995 to 74.7% for the comparable 1996 period. The percentage increase in cost of revenues primarily resulted from increases in the Company's telecommunications costs.


     Selling, General and Administrative. Selling, general and administrative expenses decreased 44.5% to $888,000 in the three months ended March 31, 1996 from $1.6 million in the comparable 1995 period. As a percentage of revenues, selling, general and administrative expenses decreased from 15.4% in the first quarter of 1995 to 6.3% in the comparable 1996 period. Included in the 1995 selling, general and administrative costs were non-recurring retirement and severance costs of $522,000 associated with the departure of certain executive personnel.


     Depreciation. Depreciation expense increased 109.6% from $280,000 for the three months ended March 31, 1995 to $587,000 for the comparable 1996 period. The increase in depreciation expense resulted primarily from $3.4 million of capital expenditures during 1995.

     Amortization. Amortization of intangible assets increased 155.0% to $278,000 for the three months ended March 31, 1996 as compared to $109,000 for the comparable 1995 period. The increase is directly attributable to the additional intangible assets associated with the increased purchase price related to the fixing of the deferred purchase price for Transcriptions, Ltd. which began to be amortized effective December 29, 1995.

     Interest. Interest expense decreased 9.8% from $959,000 for the three months ended March 31, 1995 to $865,000 for the comparable 1996 period. The decrease was due to the prepayment of approximately $16.7 million of the Chemical Facility with the net proceeds from the sale of the receivables management business in December 1995, partially offset by an increase of $390,000 related to the non-cash interest associated with the accretion of the discounted non-interest bearing subordinated payable to related parties in connection with the fixing of the debt portion of the deferred purchase price for Transcriptions, Ltd. in December 1995.

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

     CONTINUING OPERATIONS

     Revenues. Revenues increased 82% to $45.1 million in 1995 from $24.8 million in 1994. Revenues from continuing operations are included only from the May 1994 acquisition of Transcriptions, Ltd. On a pro forma basis, as if the acquisition had occurred on January 1, 1994, revenues would have been $36.6 million in 1994. The $8.5 million (23%) increase in 1995 revenues over 1994 pro forma revenues reflected approximately $3.4 million of revenues generated from new clients, $4.3 million of net additional revenues from existing clients and $800,000 of revenues from the Company's two 1995 medical transcription acquisitions.

     Cost of Revenues. Cost of revenues increased from $18.7 million in 1994 to $33.7 million in 1995, reflecting the full year of continuing operations in 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $1.7 million in 1993 to $2.8 million in 1994, and further increased to $4.3 million in 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 11.3% in 1994 to 9.6% in 1995, reflecting the full year of continuing operations in 1995. The aggregate increase in selling, general and administrative expenses in 1995 resulted primarily from $697,000 of non-recurring retirement and severance costs associated with the departure of certain executive personnel, expenditures incurred during the fourth quarter in connection with the opening of three new locations, and the effect of a full year of continuing operations.

     Depreciation. Depreciation expense increased from $60,000 in 1993 to $639,000 in 1994, and further increased to $1.9 million in 1995. These increases reflect the acquisition of Transcriptions, Ltd. and an increased level of capital expenditures during the last quarter of 1994 and during 1995.

     Amortization. Amortization of intangible assets was $496,000 in 1995 as compared to $264,000 in 1994, reflecting the full year of continuing operations in 1995. This expense level will increase by approximately $670,000 in 1996 as the intangible assets associated with the fixing of the deferred purchase price for Transcriptions, Ltd. begin to be amortized. In 1993, the Company incurred $12,000 of amortization expenses.

     Interest. Interest expense increased from $1.4 million in 1993 to $2.7 million in 1994, and further increased to $3.7 million in 1995. These increases were primarily due to the increase in the Company's borrowings which were incurred in connection with the May 1994 acquisition of Transcriptions, Ltd. The Company's future interest expense will be affected by a monthly non-cash interest charge of approximately $130,000 from January 1, 1996 to August 31, 1996 associated with the fixing of the debt portion of the deferred purchase price for Transcriptions, Ltd.

     DISCONTINUED OPERATIONS

     For the years ended December 31, 1993, 1994 and 1995, the discontinued operations generated net revenue of $29.1 million, $21.4 million and $18.8 million and net income of $2.0 million, $1.6 million and $1.5 million, respectively. The 1995 divestiture of the receivables management business generated a net loss of $3.2 million. Included in this net loss is net income of $113,000 related to the operation of the business from November 14, 1995 through December 29, 1995. The 1993 divestiture generated net income of $1.7 million.

     EXTRAORDINARY ITEM

     During 1995, the Company recorded an extraordinary loss on the early extinguishment of debt of $545,000. The extraordinary loss is the result of the write off of certain deferred financing costs incurred in May 1994.

UNAUDITED SELECTED PRO FORMA QUARTERLY DATA

     The following table sets forth the unaudited selected pro forma quarterly data for the periods indicated assuming that the following transactions were effected as of January 1, 1995; (i) the prepayment of approximately $16.7 million of the Chemical Facility with the proceeds from the sale of the receivables management business on December 29, 1995; (ii) the fixing of the Transcriptions, Ltd. deferred purchase price on December 29, 1995, causing additional amortization and interest expense; (iii) the Heller Transaction; and
(iv) the repayment of the subordinated payable to related parties (the debt portion of the deferred purchase price for Transcriptions, Ltd.) and a portion of the Chemical Facility with the proceeds from this Offering. This data does not reflect an estimated non-recurring deduction from net income to arrive at net income available to common shareholders of $718 to be incurred in connection with the issuance of 42,500 shares of common stock to Heller to induce Heller to exercise the warrants and simultaneously convert the Preferred Stock into Common Stock. The actual non-recurring deduction will be based on the discounted fair value of the Common Stock at the date of issuance.

                                                                             QUARTER ENDED
                                                         -----------------------------------------------------
                                                         MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,
PRO FORMA STATEMENTS OF OPERATIONS DATA:                   1995       1995       1995       1995       1996
- -------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                       (IN THOUSANDS, EXCEPT FOR PERCENTAGES AND PER SHARE DATA)

Revenues...............................................  $  10,426  $  10,806  $  11,538  $  12,357  $  13,978
Income per share from continuing operations............  $    0.04  $    0.07  $    0.11  $    0.09  $    0.14
Shares used in computing pro forma income per share....      6,462      6,525      6,508      6,599      6,810

     Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for the Company's services, the opening of new offices, the timing of introduction of new services and service enhancements by the Company or its competitors, market acceptance of new services, the size and timing of individual client contracts, changes in client budgets, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the number and timing of new hires, competitive conditions in the industry and general economic conditions. Further, the Company's contracts generally involve significant client commitment and may require time-consuming authorization procedures within the client organization. For these and other reasons, the sales cycles for the Company's services are typically lengthy and subject to a number of factors outside of the Company's control. As a result, the Company's revenues are difficult to forecast, and the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, the Company had working capital of $4.9 million, including $1.8 million of cash and cash equivalents. During 1995, the Company's operating activities provided cash of $6.1 million and during 1994 these activities provided $3.9 million. The increase in cash provided by operating activities is primarily related to an increase in depreciation and amortization and a loss in the disposal of discontinued operations, offset by an increase in accounts receivable and a decrease in net income. At March 31, 1996, the Company had working capital of $6.1 million, including $1.2 million of cash and cash equivalents. During the first quarter of 1996, the Company's operating activities used cash of $821,000 as compared to an increase in cash of $288,000 during the first quarter of 1995. The decrease in cash generated by operating activities during the first quarter of 1996 was primarily related to an increase in accounts receivable and decreases in accrued payroll and expenses, offset by increases in net income, depreciation and amortization, and amortization of debt discount.

     During 1995, the Company purchased $3.4 million of capital equipment and completed the acquisition of two transcription businesses for approximately $834,000 in cash and 22,840 shares of Common Stock. These expenditures were financed through cash flow from operations, the issuance of a subordinated note payable (which was paid in March 1996), and the Chemical Facility. During the three months ended March 31, 1996, the Company purchased $998,000 of capital equipment. These expenditures were financed through cash flow from operations, capital lease arrangements and the Chemical Facility.

     The Company entered into the Chemical Facility when it acquired Transcriptions, Ltd. in May 1994. The Chemical Facility was restructured in December 1995 to provide for an aggregate of $9.5 million of Term Loans payable in 24 quarterly installments ending December 31, 2001 (increasing to $475,000), and a $10.0 million Revolving Credit Facility expiring December 31, 1998, which is subject to a borrowing base limitation based on a percentage of eligible accounts receivable. The Term Loans and the Revolving Credit Facility are secured by substantially all of the assets of the Company. The Term Loans and the Revolving Credit Facility bear interest at resetting rates selected by the Company from various alternatives computed by adding a margin to one of the interest rate alternatives described below. The interest rate alternatives are either (i) 0.5% to 1.5% in excess of the greater of (x) Chemicals' base lending rate, (y) the federal funds rate plus 1.0% or (z) the bank's certificate of deposit rate, or (ii) LIBOR plus 2.0% to 3.0%. The applicable margins are determined based upon the Company's compliance with its total debt coverage ratio. In the case of LIBOR-based loans, the margin is 2%, 2.5% or 3%, if such ratio is less than 2.75:1, between 2.76:1 and 3.5:1, or greater than 3.51:1, respectively. In the case of other loans, the margin is .5%, 1% or 1.5%, if such ratio is less than 2.75:1, between 2.76:1 and 3.5:1, or greater than 3.51:1, respectively. At March 31, 1996, the weighted average interest rate on all loans outstanding under the Chemical Facility was 8.625% per annum. As of March 31, 1996, approximately $9.3 million of the Term Loans were outstanding and $2.3 million of borrowings under the Revolving Credit Facility were outstanding. The Revolving Credit Facility can be used for working capital and general corporate purposes or, subject to a $7.5 million maximum, for future acquisitions. Borrowings for acquisitions under the Revolving Credit Facility ('Acquistion Loans') are repayable in equal quarterly installments ending December 31, 2001. Except with respect to this Offering, the Chemical Facility generally requires that the net proceeds of equity financings by the Company be used first to prepay outstanding amounts under the Term Loans, then to prepay Acquisition Loans, and thereafter to reduce the outstanding balance under Revolving Credit Facility. In addition, 50% of defined Excess Cash Flow for each year commencing with 1996 is required to be used first to prepay outstanding amounts under the Term Loans, then to prepay Acquisition Loans and thereafter to reduce borrowings under the Revolving Credit Facility. Excess Cash Flow is defined to mean, with respect to any fiscal year, the amount by which the Company's consolidated net cash flow exceeds its aggregate of consolidated regularly scheduled principal payments of indebtedness and consolidated cash interest expense. To the extent any amounts under the Revolving Credit facility are repaid, the Company may reborrow such amounts. The Chemical Facility includes certain financial and other covenants applicable to the Company, including limitations on capital expenditures, maintaining a fixed charge coverage ratio, as well as ratios of total funded debt to adjusted net cash flow, and total other debt to adjusted net cash flow within certain levels, having positive net income in each fiscal quarter, and maintaining EBITDA (earnings before income taxes, extraordinary items, interest expense, depreciation and amortization) above certain levels.

     On March 29, 1996, Heller entered into an agreement with the Company pursuant to which, on the closing date of the Offering, Heller will exercise the Heller Warrants by applying the $7 million of outstanding principal amount under the Heller Facility against the exercise price (cancelling the note related thereto having a carrying value of $6.5 million at March 31, 1996 due to original issue discount), and converting the Class A and Class B Preferred Stock received upon such exercise into 962,675 shares of Common Stock. Additionally, in connection with such exercise and conversion, the Company has agreed to issue to Heller an additional 42,500 shares of Common Stock. The cancellation of the Heller subordinated debt will result in a reduction in the Company's interest expense of $490,000 per year.

     After the application of the net proceeds from this Offering, the Company believes that cash flow generated from the Company's operations and its borrowing capacity under the Chemical Facility (estimated at $8.1 million) and certain capital leasing arrangements should be sufficient to meet its working capital and capital expenditure requirements through December 31, 1997. Additional funds may be required in connection with future acquisitions, if any.

     In connection with the fixing on December 29, 1995 of the deferred purchase price for the acquisition of Transcriptions, Ltd., the Company agreed to pay $24.5 million on August 31, 1996 in the form of 861,463 shares of Common Stock and $18,375,000 in cash. Because the deferred purchase price is not due until August 31, 1996, the cash portion has been discounted and presented as a subordinated payable at December 31, 1995. See Notes 2 and 7 of Notes to Consolidated Financial Statements of the Company. The Company intends to use a portion of the proceeds from this Offering to pay the debt portion of the deferred purchase price. See 'Use of Proceeds.'

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus.

GENERAL

     The Company is a leading national provider of electronic transcription and document management services to the healthcare industry. Through its proprietary software, open architecture environment and network of more than 1,500 trained transcriptionists, the Company converts free-form medical dictation into electronically formatted patient records which healthcare providers use in connection with patient care and for other administrative purposes. The Company's customized outsourcing services enable clients to improve the accuracy of transcribed medical reports, reduce report turnaround times, shorten billing cycles and reduce overhead and other administrative costs. The Company believes that the electronic capture and delivery of free-form physician dictation are key components in the increasing implementation by healthcare providers of electronic medical record systems.

     The Company develops long term client relationships due to its technological expertise, efficient and cost-effective services and an experienced management team. The Company's diversified client base includes more than 400 hospitals and other healthcare organizations such as outpatient clinics, health maintenance organizations and physician practice groups. The Company has a history of client satisfaction and retention and has provided services for an average of over five years for its 25 largest clients in 1995. The Company performed services in 1995 for 88%, 92% and 100% of those clients which were its 25 largest customers in 1992, 1993 and 1994, respectively.

     The Company continues to implement advances in technology to improve the delivery of its services. The Company utilizes its Medical Transcription System, an integrated transcription and document management system based upon proprietary software, to service the transcription and document management needs of its clients. The Company's technical staff customizes MTS to address initial data capture, conversion of data into electronic format, editing of data and routing of electronically formatted reports to the client's host computer system. For electronic data interchange, MTS incorporates the HL-7 format or other interface protocols. The Company's Dictation Tracking System enables the Company and its clients to track the status of particular patient data and transcribed reports at any point in time and to evaluate the Company's on-time performance. Clients also use DTS as an integral management tool to monitor physician timeliness in the dictation, review and sign-off process.

INDUSTRY OVERVIEW

     Growth in the demand for medical transcription services is directly impacted by the number of hospital admissions and outpatient visits. Each hospital admission or outpatient visit generates dictated or written data which must be entered into a patient's record. For the quarter ended September 30, 1995, the American Hospital Association estimated that the numbers of hospital admissions and outpatient visits in the United States were 8.3 million (an increase of approximately 3% over the corresponding period in 1992) and 112 million (an increase of approximately 22% over the corresponding period in 1992), respectively.

     Medical transcription is the process by which free-form dictated patient data is captured in a useable format, routed to the appropriate location, reviewed and approved by the dictating healthcare provider, and inserted into a patient's medical record. Physicians and other individual healthcare providers use this information for direct patient care delivery purposes and administrative personnel use the information for billing and other administrative purposes. Historically, the majority of dictated reports and related transcription expenditures were generated by hospital medical record departments, where transcription services represent a significant expenditure. Examples of these reports include patient histories, discharge summaries, operative reports and consults. Increasingly, other hospital departments, such as radiology, emergency, oncology, pediatrics and cardiology, are dictating reports to improve their delivery of care and administrative functions. Health maintenance organizations, outpatient clinics and physician practice groups are also expanding their use of transcribed medical reports. Accordingly, the Company believes the market for outsourced transcription services will continue to expand.

     Outsourcing. During the 1990's, the healthcare industry has increasingly outsourced services as a means to reduce administrative burdens and fixed costs. Within hospitals and other healthcare organizations, medical record departments have contracted with third parties for electronic transcription of dictated patient records as their information needs, documentation requirements and volume of dictated reports have expanded. As healthcare providers grow in size and the delivery of medical care becomes decentralized, the outsourcing of transcription services permits providers to reduce overhead and costs, ease administrative burdens, improve quality of reports, access leading technologies without development and investment risk and obtain the expertise to implement and manage a system tailored to their specific requirements.

     Growth in Information Systems. As healthcare organizations expand and the delivery of care becomes increasingly decentralized, the insurance industry and, in some cases, healthcare accreditation organizations are requiring expanded use of transcribed reports to facilitate communication between various parts of a healthcare network, to improve the quality and efficiency of patient care, and to retain and provide reliable information in the event of malpractice litigation. Moreover, the growing information needs of hospitals and other healthcare organizations are driving the creation of electronic medical record systems as the first step in the implementation of the computer based patient record and the ability to perform outcomes analysis. The Company believes that electronic medical transcription services are a core component of such systems and records since they provide the ability to capture, access and manipulate the patient data which forms the basis of the patient record.

     Delivery of Care. As the health insurance industry continues to shift from traditional fee-for-service reimbursement to managed care forms of reimbursement such as 'capitation,' healthcare providers and payors are creating integrated healthcare delivery systems consisting of hospitals, health maintenance organizations, outpatient clinics and physician practice groups which must coordinate the exchange of patient information and the delivery of patient care. The accurate and efficient capture of patient data, and the distribution and storage of and access to patient medical records are critical to such coordination. Similar coordination is required as healthcare organizations, often with different information systems, consolidate and increase in size through mergers and acquisitions. Increasingly, healthcare organizations are recognizing that centralizing patient data into an accessible system can create economics of scale to reduce overall healthcare costs and improve the efficient delivery of patient care.

     Consolidation. The medical transcription industry is highly fragmented. An industry trade organization estimates that there are approximately 1,500 providers of medical transcription services, most of which are small local or regional companies. Many of these companies lack the financial resources or the technological capabilities necessary to provide outsourced transcription services to healthcare providers nationwide. As healthcare organizations themselves consolidate and increase in size, and their information needs become more complex, providers and payors increasingly require large and sophisticated vendors.

STRATEGY

     The Company's objectives are to maintain its leadership position as a provider of electronic transcription and document management services to the healthcare industry and to enhance that position as the information needs of healthcare providers continue to expand and evolve. The key elements of the Company's strategy include the following:

     Expand Existing Client Relationships. A majority of the Company's transcription services are provided to hospital medical record departments. Through its close and continuing client relationships, the Company seeks to increase its services as these departments outsource more of their transcription requirements and as the volume of patient records continues to grow. In addition, the Company is seeking to penetrate direct care departments at hospitals such as radiology, emergency, oncology, pathology, pediatrics and cardiology, within its existing client base. Historically, these departments have not dictated their patient data or outsourced the transcription of their patient data to the same extent as medical record departments.

     Extend Current Client Base. The Company is seeking to extend its base of traditional hospital clients and to pursue new clients such as health maintenance organizations, outpatient clinics and physician practice groups which the Company believes will represent a growing percentage of the available market. Based upon input from new clients, the Company believes that references from its existing client base represent a key component of its sales and marketing efforts. In addition, the Company has begun to hire dedicated sales people to enhance its marketing efforts.

     Leverage Technology Leadership. The Company's proprietary software, which operates within an open architecture environment, and the Company's technological expertise enable it to create customized systems tailored to specific client requirements and changing industry standards. In order to provide greater value added services to its clients, the Company intends to continue to incorporate advances in technology to expand the breadth and functionality of its services (such as outcome analysis capabilities) and enhance its competitive position.

     Capitalize on Emerging Technologies. The Company is initiating relationships with developers and end-users of emerging technologies, such as voice-recognition, physician clinical work stations and Internet based communications, to create new value added services for its clients and to participate in the development of the computer based patient record. In light of preliminary discussions with such developers and end-users, the Company believes that such relationships can accelerate the development and commercialization of emerging technologies in the medical transcription and document management field, including opportunities in telecommunications technology to improve the efficiency of its operations and to reduce costs.

     Pursue Strategic Acquisitions. The Company intends to pursue acquisitions of other transcription companies which expand its client base, network of qualified transcriptionists or geographic presence, as well as acquisitions, joint ventures and other relationships which expand its technological expertise. As the only publicly traded company engaged primarily in the provision of medical transcription services, the Company believes that it can capitalize on consolidation opportunities within the fragmented medical transcription industry.

THE MEDQUIST INTEGRATED SYSTEM

     The Company integrates proprietary software with sophisticated digital dictation equipment, a network of more than 1,500 transcriptionists and an experienced management team to provide customized solutions for hospitals and other healthcare providers. Through its outsourced transcription and document management services, the Company captures and stores free-form medical dictation, professionally transcribes such dictation into accurate reports, and electronically receives, reviews and distributes final reports to a client by up-loading them into the client's computer system for placement into a patient's medical record. Authorized individuals at multiple locations can access this electronic information when needed for administrative, billing and patient care purposes. The Company believes that the electronic transcription and management of free-form dictation are key components in the increasing implementation of electronic medical record systems.

     The following chart illustrates the full capabilities of the Company's electronic transcription and document management system:



                                    [GRAPHIC]




     In the printed document there is a flow chart graphically describing how medical reports are electronically transmitted.





 1.  MTS is accessed by healthcare professionals over standard telephone lines.

 2. Free-form dictation is received by the Company and routed to a fault-tolerant dictation system at one of its branch offices.

 3. Transcriptionists access the free-form data stored at any of the Company's locations through a special telephone transcribing station permitting the shifting of work to reduce backlog.

 4.  Once transcribed, reports are reviewed and proofread for accuracy.

 5. Reports are compiled at the Company's offices for distribution to the client.

 6. Reports are electronically forwarded to the client and uploaded to its host computer.

 7. Physicians and other healthcare professionals can access the reports at remote locations.

 8. DTS enables both the client and the Company to track the status of reports as they move through the system and to monitor physician timeliness in their dictation, review and sign-off process.

     The following are the key characteristics of the Company's electronic transcription and document management system:

     Customization/Open-Architecture. MTS operates in an open architecture environment providing flexibility to address individual client needs. The Company is capable of modifying MTS to interface with existing or legacy systems. The Company's technical staff works closely with its clients, both before and after installation, to develop system modifications and refinements. For example, MTS allows database abstracting and can generate reports which clients can use for administrative, management or direct delivery of patient care purposes (i.e. outcomes analysis studies).

     Fast, Accurate and Reliable Reports. The Company believes that due to its large number (more than 1,500) of trained transcriptionists and its ability to allocate work among them efficiently, it is able to reduce the production turnaround times for transcribed medical reports. MTS allows a match of client turnaround requirements and transcriptionist availability that an in-house staff or smaller organization generally cannot provide. MTS also provides editing and electronic review capabilities, such as specific reference to pages or clauses to alert clients to potential deficiencies, that increase accuracy and reliability. The quality of its transcriptionists and the capabilities of MTS enable the Company to deliver its services on a cost-effective basis.

     Distribution/Routing System. MTS speeds the distribution of transcribed reports within the client's healthcare organization. MTS enables the Company to exchange patient data with the client, using either the HL-7 format or another interface protocol selected by the client. As a result, completed reports are uploaded directly into the client's computer system. Once received at the client host computer, authorized healthcare professionals throughout the client's organization can access the report.

     Tracking System. DTS enables a client and individual healthcare providers to review the status of particular patient data and transcribed reports at any point in time and to advise the Company whether the production of a particular report requires acceleration. Through DTS, the client and the Company are able to monitor the Company's on-time performance, especially with respect to critical reports requiring turnaround times of less than 24 hours. Healthcare providers also use DTS as an integral management tool to monitor physician timeliness in their dictation, review and sign-off process.

TECHNOLOGY DEVELOPMENT

     To assist its clients in meeting their transcription and document management needs, the Company modifies MTS to interface with existing or legacy systems. The Company works directly with its clients, both before and after implementation of its systems, to create customized solutions. The Company continually evaluates emerging technologies and applies them as appropriate to make its services more reliable, efficient and cost-effective. For example, the Company partners with its clients to customize MTS to enable electronic data exchange in accordance with the HL-7 format, or other interface protocols, to link the various components of the client's healthcare network.

     The Company has also made technological enhancements to MTS to increase the speed and accuracy of its transcriptionists. Completed projects include the development of keys and keystroke combinations which translate into commonly used, often misspelled, medical and technical terms. Additional improvements in the MTS online spellcheck and editing systems are currently under development, as are enhancements to the Company's electronic signature capability, the Company's use of facsimile servers to facilitate the distribution of transcribed reports to multiple locations, and the conversion of ASCII text into HTML documents for transmission over computer networks.

     The Company is currently working to develop an Internet/MTS access route which is reliable and secure, provides an acceptable response time and reduces telephone charges, a major component of the Company's cost structure. Additionally, the Company is in discussions with a developer of voice recognition technology to refine that technology for application in the medical transcription environment. The successful application of voice recognition technology to the medical transcription process would enable the Company to concentrate on more value added data access and manipulation services, such as data exchange and data analysis services, as compared to initial data capture. There can be no assurance that the Company will be successful in responding to technological developments, emerging technical standards or evolving customer needs, on a timely basis or at all, or that any service enhancements or new services, if developed and introduced, will achieve market acceptance.

CLIENTS

     The Company's diversified client base includes more than 400 hospitals and other healthcare organizations such as outpatient clinics, health maintenance organizations and physician practice groups. A majority of the Company's largest clients are hospitals, including large metropolitan hospitals and major teaching hospitals. Additional clients include health maintenance organizations and out-patient clinics. The Company's clients are located in 38 states and the District of Columbia. The following table sets forth certain information relating to the Company's client profile and their contribution to the Company's revenue in 1995:


                                                                                      PERCENTAGE
TYPE OF CLIENT                                                                        OF REVENUES
- ----------------------------------------------------------------------------------  ---------------
Hospital Medical Record Departments...............................................          78.3%
Other Hospital Departments........................................................          13.3
HMOs, Out-Patient Clinics and Other Healthcare Providers..........................           7.8
Physician Practice Groups.........................................................           0.6
                                                                                          ------
                                                                                           100.0%
                                                                                          ------
                                                                                          ------

     Due to its technological expertise and experience, and efficient and cost-effective services, the Company has developed long-term client relationships. The Company has a history of customer satisfaction and retention and has provided services for an average of over five years for its 25 largest clients in 1995. The Company performed services in 1995 for 88%, 92% and 100% of those clients which were its 25 largest clients in 1992, 1993 and 1994, respectively. During 1993, 1994 and 1995, annual revenue from each of the Company's 25 largest clients ranged from $287,000 to $993,000, $351,000 to $2,000,000 and $487,000 to $2,100,000, respectively. The Company's largest client accounted for less than 5% of the Company's revenue during 1995. The following table sets forth the average revenue per client for each of the years indicated:

                                                                        AVERAGE REVENUE
YEAR                                                                      PER CLIENT
- ---------------------------------------------------------------------  -----------------

1993.................................................................     $   105,000
1994.................................................................     $   136,000
1995.................................................................     $   142,000

     The Company emphasizes client support and partnering with its clients. The partnership begins when the Company's implementation team works with a new client to develop a customized transcription services plan. The team then executes the plan, provides ongoing support and develops service improvements and enhancements as the relationship evolves. The Company's support team includes 40 systems administrators. As part of its support efforts, the Company also actively solicits input from clients and other sources (such as trade groups) on how to improve existing services and develop new services. For example, in January 1996, the Company held a user group meeting that was attended by the health information directors of many of its largest clients.

SALES AND MARKETING

     All office managers and operational vice presidents, as well as the Company's senior management including the Chief Executive Officer, have sales responsibilities. The Company recently hired its first regional director of sales and another dedicated salesperson, and intends to develop and implement a formal marketing plan to assist marketing efforts with traditional hospital clients and to help penetrate emerging markets. Based on input from new clients, the Company believes that, historically, new clients have utilized its services in large part due to recommendations and references by its existing national client base, and that references from the existing client base will continue to be a key component of the Company's marketing and sales strategy. In addition to its traditional transcription services to hospital medical record departments, the Company's target markets include patient care departments, such as radiology, emergency rooms, oncology, pathology, pediatrics and cardiology, health maintenance organizations, physician practice groups and outpatient clinics.

     When performing sales and marketing responsibilities, the Company's employees utilize a consultative sales and marketing approach by establishing a working relationship with its clients through a series of direct meetings with the chief financial officer, health information manager, chief information officer and other key individuals at the client's organization. In this manner, the Company obtains information concerning the particular needs of a client, and educates the client as to how the Company's services can be customized to meet those needs. As part of its marketing efforts, the Company also advertises in national healthcare trade publications (including those sponsored by the American Health Information Management Association), and participates in industry conventions.

COMPETITION

     The Company currently competes in a highly fragmented industry which is predominately populated by small regional or local companies, with a limited number of national companies. According to American Association for Medical Transcriptionists, there are approximately 1,500 companies providing medical transcription services in the United States. The Company believes that it competes for clients on the basis of price, ability to customize services, the reliability, accuracy and turnaround time of transcribed reports. In addition to competition, the market available to the Company is limited by healthcare organizations which maintain in-house transcription departments.

EMPLOYEES

     As of March 26, 1996, the Company employed 483 persons, of whom 23 are administrative, 22 are branch office managers, 40 are technical and systems support, two are sales and marketing, 210 are clerical and other support personnel, and 186 are transcriptionists. In addition, 1,354 persons provide transcription services to the Company from their homes. The Company compensates its transcriptionists under an incentive-based compensation structure based upon their performance (including accuracy, speed and output). The Company believes that its ability to engage at-home transcriptionists enables it to compete effectively for the limited number of skilled transcriptionists. By being able to work out of their homes, qualified transcriptionists can make their own hours, eliminate commuting costs and time and have the benefits of flexible work hours. Additionally, many of the Company's transcriptionists are working parents with children and the ability to work at home permits them to reduce child care costs. The Company takes the position that its transcriptionists are independent contractors for state tax, benefits and unemployment purposes and statutory employees for federal income tax purposes. A successful challenge to the Company's position or a change in applicable law could result in the incurrence of liability for withholding taxes, disability payments, unemployment payments, interest and penalties by the Company. See 'Risk Factors -- Ability to Attract and Retain Qualified Transcriptionists.'

     The Company utilizes a quality control program for training its transcriptionists to permit greater accuracy of transcribed reports. The Company has hired a national recruiter for screening and testing applicants for positions as transcriptionists and maintains relationships with transcriptionist schools to develop applicant pools. Screening procedures include testing applicants' skills to determine whether they meet the Company's standards.

     None of the Company's employees is represented by a labor union. The Company considers its relations with its employees to be good.

GOVERNMENT REGULATION

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the outsourcing arrangements of healthcare providers. Federal and state legislators have proposed programs to reform the United States healthcare system and other proposals are in the development stage. In general, these programs and proposals tend to emphasize managed care, seek to lower reimbursement rates and otherwise attempt to control the environment in which providers operate.

     In providing its services, the Company is subject to certain statutory, regulatory and common law requirements regarding the confidentiality of such medical information. The Company requires its personnel to agree to keep all medical information confidential and monitors compliance with applicable confidentiality requirements.

     Federal and state regulators are making increasing efforts to investigate claims of false billing for government reimbursement and have secured substantial payments from healthcare providers to resolve these claims. Because these claims often result from a lack of appropriate documentation to support billing, these government investigational efforts may stimulate a need for more comprehensive transcription services.

Additionally, healthcare accreditation organizations and governmental authorities have begun to require more efficient transcription of patient medical records as part of the requirements for a hospital or other healthcare organization to receive and maintain its accreditation.

     It presently cannot be determined if any additional healthcare legislation or self-regulatory proposals (whether relating to reimbursement, accreditation, billing practices, confidentiality, the healthcare industry in general or otherwise) will be introduced, the form that any such legislation or proposals would take, whether such legislation or proposals would be enacted or adopted and, if enacted or adopted, what effect, if any, such legislation or proposals would have on the healthcare industry in general and the Company in particular.

INTELLECTUAL PROPERTY

     The Company considers its MTS and DTS trademarks and its corporate names MedQuist and Transcriptions, Ltd. to be important to the operation of its business and the marketing of its services. The Company has been issued a registered trademark for the corporate name 'MedQuist.' No registered trademark has been issued for MTS, DTS or the corporate name Transcriptions, Ltd. The Company regards the software underlying its services as proprietary, and relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company has no patents or patent applications pending, and relies on existing trade secrets and copyright laws to afford it protection against unauthorized use. The Company is not aware that any of its software, trademarks or other proprietary rights infringe the proprietary rights of third parties. See 'Risk Factors -- Dependence on Proprietary Rights; Risks of Infringement.'

FACILITIES

     The Company does not own any real property. The Company leases office and other space for 24 service centers in 21 states. The Company's typical service center ranges in size from 1,000 to 7,000 square feet and is leased for a term ranging from three to five years. The Company moved its executive offices in May 1995 to its current 14,000-square foot location and has four years remaining on its lease. The Company believes that there is adequate office space available to it should it need to move or expand and that minimal leasehold improvements are required in order to open a new location.

LEGAL PROCEEDINGS

     Although the Company from time to time in the course of the operation of its business is subject to various legal proceedings, the Company is not currently a party to any material pending legal proceeding nor, to the knowledge of the Company, is any material legal proceeding currently threatened.

COMPANY HISTORY

     The Company was incorporated in New Jersey in 1987 as a group of outpatient healthcare businesses affiliated with a non-profit healthcare provider. During the last several years, the Company sold its outpatient businesses, acquired Transcriptions, Ltd. in May 1994 and two other small transcription businesses in 1995, and sold its receivables management division in December 1995. The Company received $17.3 million in cash for its receivables management division and applied the net proceeds of $16.7 million to reduce its bank debt.

     As a result of the foregoing acquisitions and divestitures, the Company now focuses on providing electronic transcription and document management services to hospitals and other healthcare providers. Transcriptions, Ltd. commenced its medical transcription business in 1970. Prior to 1991, Transcriptions, Ltd. supplemented internal growth by granting franchises in certain areas. The Company does not intend to grant any future franchises and, to date, the Company has acquired all of the franchises other than in Georgia, Florida and the New York City metropolitan area. The Company's revenue derived from its franchises in 1995 was $317,000. Each of the Company's three remaining franchisees has the exclusive right to provide medical transcription services to clients in its territory utilizing the Company's proprietary systems and software, except that if the franchisee is unable or unwilling to service a new client in its territory in a timely and commercially reasonable manner, the Company may provide the services to that client directly.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                   NAME                         AGE                                POSITION
- ------------------------------------------      ---      ------------------------------------------------------------

James R. Emshoff..........................          53   Chairman of the Board and Director

David A. Cohen............................          55   President, Chief Executive Officer and Director

John A. Donohoe, Jr.......................          41   Executive Vice President and Chief Operating Officer

Robert F. Graham..........................          33   Vice President, Treasurer and Chief Financial Officer

Ronald F. Scarpone........................          51   Vice President and Chief Information Officer

John M. Suender...........................          35   Vice President, General Counsel and Secretary

William T. Carson, Jr. (1)(2)(3)..........          63   Director

Richard J. Censits........................          58   Director

James F. Conway (2).......................          68   Director

Frederick S. Fox, III (1)(2)(3)...........          59   Director

A. Fred Ruttenberg (2)(3).................          53   Director

John H. Underwood (1)(2)(3)...............          37   Director

Terrence J. Mulligan......................          50   Director Nominee

- ------------------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Nominating Committee

     James R. Emshoff has been a director of the Company since December 1992 and Chairman of the Board since November 1995. Mr. Emshoff also served as acting President and Chief Executive Officer from April 1995 through November 1995. Since August 1992, Mr. Emshoff has been the Chairman and Chief Executive Officer of IndeCap Enterprises, Inc., a firm providing consulting services on corporate restructuring issues and venture participation in the outsourcing of management service functions. From February 1991 to August 1992, Mr. Emshoff was Chairman and Chief Executive Officer of Wellesley Medical Management Inc., an owner and operator of primary healthcare centers. From January 1985 to February 1991, Mr. Emshoff was President and Chief Executive Officer of Citicorp Diners Club.

     David A. Cohen joined the Company in May 1994 as President of the Transcriptions, Ltd. subsidiary and has been an executive officer and director of the Company since July 1994 and the Company's President and Chief Executive Officer since November 1995. Mr. Cohen joined Transcriptions, Ltd. in 1973 and served as its Chief Executive Officer for more than 15 years.

     John A. Donohoe, Jr. joined the Company in May 1994 as Executive Vice President of the Company's Transcriptions, Ltd. subsidiary. Mr. Donohoe became Chief Operating Officer of the Company in November 1995. Mr. Donohoe was employed by Transcriptions, Ltd. since 1974, serving in numerous management capacities. Mr. Donohoe is a member of the board of directors of the Medical Transcription Industry Alliance.

     Robert F. Graham, a certified public accountant, has been Vice President, Treasurer and Chief Financial Officer of the Company since December 1993. Prior to his promotion to that position, Mr. Graham served as Corporate Controller and Chief Accounting Officer of the Company starting in December 1992 and as an Assistant Controller starting in July 1992. Prior to joining the Company, Mr. Graham was with Deloitte & Touche, Philadelphia, Pennsylvania since 1985.

     Ronald F. Scarpone has been Vice President and Chief Information Officer of the Company since

January 1996. Mr. Scarpone joined the Company in May 1994 as Vice President - Information Services. Mr. Scarpone was employed by Transcriptions, Ltd. since 1989 and served as its Vice President of Information Services since September 1993.

     John M. Suender has been General Counsel of the Company since September 1992 and a Vice President and the Secretary of the Company since October 1992. From September 1988 until joining the Company, Mr. Suender was with the law firm of Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania.

     William T. Carson, Jr., a director of the Company since January 1991, was President of Sullivan-Carson, Inc., a textile manufacturing firm in Haddonfield, New Jersey, for 25 years until 1988. In 1988, he became Vice President and a director of Covenant Bank, Haddonfield, New Jersey, positions he currently holds.

     Richard J. Censits has been a director of the Company since January 1987. Mr. Censits was Chief Executive Officer from January 1, 1987 until his resignation in March 1995, and was President of the Company until September 1994. Mr. Censits served as the Vice President and Chief Financial Officer of Campbell Soup Company from 1974 to 1986. Mr. Censits currently serves as a director of Checkpoint Systems, Inc., DiMark, Inc. and Energy North, Inc.

     James F. Conway, a director of the Company since January 1987, has been the General Manager and principal shareholder of Mister Softee, Inc., an ice cream franchise company located in Runnemede, New Jersey, since 1956.

     Frederick S. Fox, III has been a director of the Company since January 1987 and served as its Chairman of the Board until August 1993. Mr. Fox is President of TFAM, Inc. ('TFAM'), a provider of commercial real estate brokerage and asset management services, which he founded in 1991. Prior to founding TFAM, Mr. Fox served as Executive Vice President of Fox & Lazo, Incorporated, a real estate brokerage company with which he has been associated since 1960.

     A. Fred Ruttenberg has been a director of the Company since December 1991. Mr. Ruttenberg has, since September 1986, been a partner in the law firm of Blank, Rome, Comisky & McCauley, Cherry Hill, New Jersey, which acts as special counsel to the Company for certain matters.


     John H. Underwood has been a director of the Company since July 1994. Since 1989, Mr. Underwood has been a Vice President with Heller, a wholly-owned subsidiary of Heller Financial, Inc., a Delaware corporation which is an indirect wholly-owned subsidiary of the Fuji Bank, Limited, a Japanese banking corporation. Heller is engaged in the business of making equity and debt investments in small concerns. Mr. Underwood was nominated to the Board of Directors in 1994 to serve as Heller's representative pursuant to the terms of certain credit arrangements between the Company and Heller. From 1986 to 1989, Mr. Underwood served as a Vice President of Citicorp North America, Inc. as a member of its leveraged capital group.


     Terrence J. Mulligan has been nominated to serve as a member of the Board of Directors. Mr. Mulligan has held several senior executive positions with Baxter International, Inc. since 1986, including his current position as Group Vice President, Health Systems, since 1994, Group Vice President, Multi-Hospital Systems from 1993 to 1994, and Senior Vice President, Corporate Sales and Marketing from 1988 to 1993. Mr. Mulligan also serves on the Senior Management Committee and the Operating Management Committee at Baxter International, Inc. Baxter International, Inc., through its subsidiaries, is a leading manufacturer and marketer of healthcare products and services worldwide, concentrating its research and development programs in biotechnology, cardiovascular medicine, renal therapy and related medical fields. Mr. Mulligan currently serves as a member of the Board of Visitors of the University of Iowa College of Business Administration, a member of the Board of Directors of the Baxter Foundation, a private philanthropic organization, and a member of the Board of Directors and a past President of the University of Iowa Alumni Association. If elected by the Company's shareholders, it is anticipated that Mr. Mulligan will commence serving on the Company's Board of Directors promptly after completion of this Offering.

CLASSIFIED BOARD OF DIRECTORS

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Company's Board of

Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of the Company's shareholders. The terms of Messrs. Cohen and Underwood expire in 1996; the terms of Messrs. Emshoff, Fox and Ruttenberg expire in 1997; and the terms of Messrs. Carson, Censits and Conway expire in 1998. If elected at the 1996 shareholders' meeting, Mr. Mulligan's term will expire in 1999. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors. Directors who are elected to fill a vacancy (including vacancies created by an increase in the number of directors) must be confirmed by the shareholders at the next annual meeting of shareholders whether or not such director's term expires at such annual meeting.

DIRECTOR COMPENSATION

     In 1995, each director who was not an executive officer of the Company was paid an annual retainer of $4,000, an additional $1,000 for each meeting of the Board of Directors attended (or $500 if attended by teleconference) and an additional $500 for each committee meeting attended. In addition, Mr. Underwood does not accept any cash or non-cash compensation as a director. In 1995, the average cash compensation paid to a director (excluding those who received no compensation) was $17,000.

     Subject to the approval of the Company's shareholders, commencing in 1996, each director who is not an executive officer of the Company, in lieu of the foregoing retainer and meeting fees, will be entitled to deferred compensation in the form of Common Stock having a fair market value of $18,000 on the date of grant. The Board approved this change in the form of compensation in order to be consistent with its philosophy of aligning interests of Board members more closely with shareholder interests. Under the deferred compensation plan, Common Stock will not be issued until the date a director leaves the Board. Fair market value of a particular grant equals the closing price of the Common Stock on the date of grant. For tax purposes, a director may choose not to defer receipt of Common Stock under a particular grant, but will nevertheless be prohibited from selling the Common Stock prior to leaving the Board.

     Pursuant to the terms of the Company's Nonstatutory Stock Option Plan for Non-employee Directors, during each calendar year in which a non-employee director serves, and so long as such director serves in such capacity on June 1 of such calendar year, such director is granted an option to purchase 3,000 shares of Common Stock at an exercise price equal to the Common Stock's fair market value on the date of the grant of the option, which options are exercisable for a 10-year period commencing on the one-year anniversary of the grant date. Such options, to the extent not exercised, terminate 30 days after the individual ceases to be a director of the Company. Up to 100,000 shares of Common Stock are available for issuance to directors under this plan. The Company intends to register under the Act the shares of Common Stock issuable pursuant to this plan. See 'Shares Eligible for Future Sale.'

COMMITTEES OF THE BOARD

     The Company's Board of Directors has appointed an Audit Committee, a Nominating Committee and a Compensation Committee.

     Audit Committee. The Audit Committee, which currently consists of Messrs. Fox (Chairman), Underwood and Carson, has the authority and responsibility: to hire one or more independent public accountants to audit MedQuist's books, records and financial statements and to review the Company's systems of accounting (including its systems of internal control); to discuss with such independent public accountants the results of such audit and review; to conduct periodically independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings.

     Compensation Committee. The Compensation Committee, which currently consists of Messrs. Conway (Chairman), Carson, Fox, Ruttenberg and Underwood, is responsible for fixing the compensation of the Chief Executive Officer, and making recommendations to the Board of Directors with respect to the compensation of other executive officers and other compensation matters such as with respect to stock option plans and approving the targets under any bonus plans. The Compensation Committee administers the 1992 Option Plan.

     Nominating Committee. The Nominating Committee, which currently consists of Messrs. Carson (Chairman), Fox, Ruttenberg and Underwood makes recommendations to the Board of Directors with respect to management and other nominees to the Board, reviews shareholder nominees to the Board of Directors and periodically reports its findings to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     None of the members of the Compensation Committee (Messrs. Conway, Carson, Fox, Ruttenberg or Underwood) has any interlocking or other relationship with the Company that would call into question their independence with respect to his duties. Mr. Underwood is a Vice President of Heller, which has engaged in certain financing transactions with the Company. See 'Certain Transactions.'


LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of any duty in his or her capacity as a director owed to the Company or to the shareholders of the Company, except for liability for breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve a knowing violation of law, or for any act or omission which results in receipt by the director of an improper personal benefit.

     Section 14A:3-5 of the Corporation Law of the State of New Jersey ('NJCL') permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.
Article 10 of the Company's Bylaws provides that the Company, to the full extent permitted by Section 14A:3-5 of the NJCL, shall indemnify all past and present directors or officers of the Company and may indemnify all past or present employees or other agents of the Company. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such
Article 10, or in defense of any claim, issue, or matter therein, he or she shall be indemnified by the Company against expenses in connection therewith. Such expenses shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company for services rendered in all capacities during the calendar years 1993, 1994 and 1995 to those persons who served as its chief executive officer during 1995, and to the four most highly-compensated executive officers and key employees (other than the chief executive officer) whose annual salary and bonus exceeded $100,000 and who were serving at December 31, 1995 (collectively, the 'Named Officers').

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                      --------------
                                                                                          AWARDS
                                              ANNUAL COMPENSATION                     --------------
                            --------------------------------------------------------    SECURITIES
                                                                    OTHER ANNUAL        UNDERLYING        ALL OTHER
NAME                          YEAR     SALARY ($)    BONUS ($)   COMPENSATION ($)(1)   OPTIONS (#)    COMPENSATION ($)
- --------------------------  ---------  -----------  -----------  -------------------  --------------  -----------------

David A. Cohen (2)........       1995   $ 173,077    $  45,000        $       0             50,000       $     1,635(3)
                                 1994     100,000       26,250                0             25,000             1,250(3)
                                 1993          --           --               --                 --                --

John A. Donohoe, Jr. (4)..       1995     159,134       22,333                0             52,464(5)              0
                                 1994      90,000       11,800                0             10,000                 0
                                 1993          --           --               --                 --                --

Ronald F. Scarpone (6)....       1995     110,000       17,333                0              5,000(5)            735(3)
                                 1994      73,333       14,667                0              5,000                 0
                                 1993          --           --               --                 --                --

John M. Suender (7).......       1995     105,000       16,000                0             19,174(5)            200(3)
                                 1994     100,000        5,000                0              3,000               200(3)
                                 1993      93,900       18,780           11,193                  0                 0

Robert F. Graham (8)......       1995      93,000       18,600                0             15,000               200(3)
                                 1994      85,000        4,250                0              5,000               200(3)
                                 1993      75,000       15,000            8,940                  0                 0

James R. Emshoff (9)......       1995      76,346       28,500                0            110,435(5)              0
                                 1994          --           --               --                 --                --
                                 1993          --           --               --                 --                --

Richard J. Censits (10)...       1995     250,000            0                0             10,000           335,000(11)
                                 1994     240,000       30,000                0             75,000                 0
                                 1993     240,000      120,000           85,824                  0           545,000(11)

Paul E. Weitzel, Jr.
  (12)....................       1995      58,333            0                0              3,000           116,667(13)
                                 1994     164,600       13,500                0             55,000                 0
                                 1993     125,000       37,500           29,800                  0                 0

- ------------------
 (1) Reflects a bonus based on the Company's financial performance in 1993 but not payable until 1996 and then only if the executive is still a Company employee. In the case of Mr. Censits, such amount was paid on January 1, 1995.

 (2) Mr. Cohen joined the Company in May 1994 as President of its
     Transcriptions, Ltd. subsidiary with an annual base salary of $150,000. In November 1995, he became the Company's President and Chief Executive Officer with an annual base salary of $250,000.

 (3) Represents employer matching contributions under the Company's 401(k) plan and premiums paid by the Company on term life insurance.

 (4) Mr. Donohoe joined the Company in May 1994 as Executive Vice President of its Transcriptions, Ltd. subsidiary with an annual base salary of $135,000. In November 1995, he became the Company's Chief Operating Officer with an annual base salary of $165,000.

 (5) Includes bonus foregone at the election of the Named Officer pursuant to a deferred compensation program in which the officer elected to receive options to purchase Common Stock in lieu of bonus. Under the program, in February 1996, Mr. Donohoe received 2,464 options, Mr. Suender received 2,174 options, Mr. Emshoff received 10,435 options and Mr. Scarpone received 2,029 options.

 (6) Mr. Scarpone joined the Company in May 1994 as Vice President--Information Services of the Company's Transcriptions, Ltd. subsidiary with an annual base salary of $110,000. In January 1996, he became the Company's Vice President and Chief Information Officer with an annual base salary of $120,000.

 (7) Mr. Suender serves as Vice President, General Counsel and Secretary.

 (8) Mr. Graham serves as Vice President, Treasurer and Chief Financial Officer.

 (9) Mr. Emshoff serves as Chairman of the Board, and served as acting President and Chief Executive Officer from April 1995 until Mr. Cohen permanently filled the position in November 1995.

(10) Mr. Censits served as Chief Executive Officer until his resignation in March 1995. Mr. Censits continues to serve as a member of the Board of Directors.

(11) The amount represents accrued amounts associated with Mr. Censits' retirement benefits. The 1993 accrual represents a charge based on the Company's estimate of the balance of all future costs associated with retirement benefits under Mr. Censits' employment contract. Because of the change in Mr. Censits' employment contract in March 1995, additional accruals were made in 1995 to reflect the present value of the retirement payments of $75,000 per annum commencing January 1, 1996, health coverage and other benefits as provided in his employment contract.

(12) Mr. Weitzel served as the Company's Chief Executive Officer during March and April 1995.

(13) Represents amounts paid to Mr. Weitzel during 1995 pursuant to a severance agreement.

STOCK OPTIONS

     The following table presents information with respect to grants of stock options pursuant to the Company's option plans during 1995, to the Named Officers. No stock appreciation rights were granted to any officer of the Company during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                                VALUE AT ASSUMED
                              ------------------------------------------------------------------------    ANNUAL RATES OF
                                                         % OF TOTAL                                         STOCK PRICE
                                    NUMBER OF              OPTIONS                                          APPRECIATION
                                   SECURITIES              GRANTED          EXERCISE OR                 FOR OPTION TERMS(1)
                               UNDERLYING OPTIONS       TO EMPLOYEES        BASE PRICE     EXPIRATION   --------------------
NAME                              GRANTED(2)(3)            IN 1995           ($/SHARE)        DATE         5%         10%
- ----------------------------  ---------------------  -------------------  ---------------  -----------  ---------  ---------

David A. Cohen..............           50,000(4)               17.1%         $    9.50       09/18/05   $ 299,250  $ 755,250

John A. Donohoe, Jr.........            5,000(5)                1.7               7.25       01/01/05      22,838     57,638
                                       45,000(4)               15.4               9.50       09/18/05     269,325    679,725

Ronald F. Scarpone..........            5,000(5)                1.7               7.25       01/01/05      22,838     57,638

John M. Suender.............            2,000(5)                 .7               7.25       01/01/05       9,135     23,055
                                       15,000(4)                5.1               9.50       09/18/05      89,775    226,575

Robert F. Graham............           15,000(4)                5.1               9.50       09/18/05      89,775    226,575

James R. Emshoff............           15,000(5)                5.1               8.13       05/15/05      76,781    193,781
                                       60,000(6)               20.5               8.13       08/25/00     136,500    307,125
                                       25,000(4)                8.5               9.50       09/18/05     149,625    377,625

Richard J. Censits..........           10,000(5)                3.4               7.25       01/01/05      45,675    115,275

Paul E. Weitzel, Jr.........            3,000(5)                1.0               7.25       01/01/05      13,703     34,583

- ------------------
(1) Amounts reported in the column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not represent the Company's estimate of future Common Stock price. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future market price of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the present date. The values shown are net of the exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(2) Granted pursuant to the 1992 Option Plan.

(3) Excludes options granted to Messrs. Donohoe (2,464 options), Suender (2,174 options), Emshoff (10,435 options) and Scarpone (2,029 options) on February 8, 1996, which were granted under a deferred compensation program in which such officers elected to receive such options in lieu of bonus based upon 1995 performance.

(4) Vest in 20% increments on each anniversary of the grant date for five years.

(5) Vest in 50% increments on the first and second anniversary of the grant date.

(6) Vest 100% on August 25, 1996.

OPTION EXERCISES AND HOLDINGS

     The following table summarizes the aggregate option exercises in the last fiscal year and fiscal year-end value of unexercised options on an aggregate basis.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                             NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                        OF COMMON STOCK UNDERLYING         IN-THE-MONEY
                                                           UNEXERCISED OPTIONS              OPTIONS AT
                                 SHARES                    AT DECEMBER 31, 1995        DECEMBER 31, 1995(1)
                                ACQUIRED      VALUE     --------------------------  --------------------------
NAME                           ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------------  -----------  ----------  -----------  -------------  -----------  -------------

David A. Cohen...............           0   $        0      12,500        62,500     $  20,313     $  20,313
John A. Donohoe..............           0            0       5,000        55,000         8,125        12,500
Ronald F. Scarpone...........           0            0       2,500         7,500         4,063         8,138
John M. Suender..............           0            0       3,000        17,000        10,305         1,750
Robert F. Graham.............           0            0       5,000        15,000        17,175             0
James R. Emshoff.............           0            0       6,000       100,000        12,750             0
Richard J. Censits...........           0            0     116,000        10,000       462,960         8,750
Paul E. Weitzel, Jr..........      63,000      170,590           0             0             0             0

- ------------------
(1) Based on the closing price on the American Stock Exchange of $8.125 per share of Common Stock on December 29, 1995.

EMPLOYEE STOCK PURCHASE PLAN

     The Stock Purchase Plan permits substantially all full-time employees of the Company to purchase shares of Common Stock through payroll deduction. An aggregate of up to 250,000 shares of Common Stock may be purchased under this plan. Any employee who is regularly scheduled to work at least 20 hours per week may participate in the Stock Purchase Plan (including the Named Officers), other than any employee who owns Company stock possessing five percent or more of the total combined voting power or value of all classes of Company stock. The Stock Purchase Plan permits the Company to set a purchase price for shares of Common Stock that is between 85% and 100% of fair market value (as defined in the Stock Purchase Plan), and employees currently may purchase shares of Common Stock at 90% of fair market value. The Stock Purchase Plan, which is subject to shareholder approval (currently scheduled for a vote at the Company's next annual shareholders' meeting), is designed and intended to meet the requirements of Section423 of the Internal Revenue Code and, accordingly, defers any gain attributable to shares of Common Stock so purchased until the time that such shares are sold and treats any gain or loss relating to such shares as capital gain or loss. The Company intends to register under the Act the shares of Common Stock issuable pursuant to this plan. See 'Shares Eligible for Future Sale.'

401(K) PLAN

     Employees of the Company (including the Named Officers) are eligible to participate in a 401(k) Plan. Under the plan, employees contribute monies through salary reduction and the Company matches a specific percentage of the employees' contributions. Commencing in 1996, Company matching contributions will be made in shares of Common Stock. Up to 250,000 shares of Common Stock are available to employees under this plan. The number of shares of Common Stock to be contributed for each participant is determined by dividing the dollar value of the matching contribution for such participant by the fair market value (as defined therein) of a share of Common Stock. Employees will retain the right to direct the investment of their own contributions and Company matching contributions made before 1996 among several alternative investments, but matching contributions for 1996 and later years must be invested in shares of Common Stock. An employee who is entitled to a distribution from the 401(k) Plan will receive the cash value of his or her accounts, including the Common Stock account. The Company intends to register under the Act the shares of Common Stock issuable pursuant to this plan. See 'Shares Eligible for Future Sale.'

EMPLOYMENT CONTRACTS

     David A. Cohen. In connection with the acquisition of Transcriptions, Ltd., the Company entered into an employment agreement with Mr. Cohen, which was amended effective January 1, 1996. The agreement, which expires on December 31, 1998, provides that Mr. Cohen is currently entitled to receive a $250,000 base salary, plus discretionary bonus compensation in an amount up to 50% of his base salary. Upon accepting employment, Mr. Cohen also received options to purchase 25,000 shares of Common Stock pursuant to the 1992 Option Plan. He is also entitled to other benefits normally provided to the Company's other senior executive officers. The agreement terminates upon Mr. Cohen's death or disability. Additionally, Mr. Cohen may resign by giving the Company at least three months' prior notice or the Company may terminate Mr. Cohen at any time with or without cause. If Mr. Cohen's employment is terminated without cause, the Company is required to continue to pay Mr. Cohen's base salary through the end of the term. Upon any termination, Mr. Cohen has agreed to retain in confidence and not otherwise to use any confidential or proprietary information of the Company. Additionally, for a three-year period following any termination of the agreement, Mr. Cohen is prohibited from competing with the Company or from soliciting clients, customers or employees of the Company.

     John A. Donohoe. In connection with the acquisition of Transcriptions, Ltd., the Company entered into an employment agreement with Mr. Donohoe, which was amended effective January 1, 1996. The agreement, which expires on December 31, 1998, provides that Mr. Donohoe is currently entitled to receive a $165,000 base salary, plus discretionary bonus compensation in an amount up to 35% of his base salary. Upon accepting employment, Mr. Donohoe also received options to purchase 10,000 shares of Common Stock pursuant to the 1992 Option Plan. He is also entitled to other benefits normally provided to the Company's other senior executive officers. The agreement contains the same provisions regarding termination, confidentiality, competition and solicitation as does Mr. Cohen's agreement.

     James R. Emshoff. Effective August 25, 1995, the Company entered into an employment agreement with Mr. Emshoff. The agreement provides that Mr. Emshoff is currently entitled to receive a $20,000 base salary, plus Mr. Emshoff is entitled to participate in any bonus programs adopted by the Board of Directors. The agreement terminates on August 31, 1996. During the period of Mr. Emshoff's employment and for a period of two years thereafter, Mr. Emshoff has agreed to retain in confidence and not otherwise use any confidential or proprietary information of the Company and not to compete with the Company. Additionally, for a three year period following any termination of Mr. Emshoff's employment, Mr. Emshoff is prohibited from divulging any accounts of the Company, competing with the Company, soliciting clients, customers or employees of the Company, or disclosing or using proprietary of confidential information of the Company.

     Ronald F. Scarpone. In connection with the acquisition of Transcriptions, Ltd., the Company entered into an employment agreement with Mr. Scarpone, which was amended effective January 1, 1996. The agreement provides that Mr. Scarpone is currently entitled to receive a $120,000 base salary, plus bonus compensation in an amount up to 25% of his base salary. Upon accepting employment, Mr. Scarpone also received options to purchase 5,000 shares of Common Stock pursuant to the 1992 Option Plan. He is also entitled to other benefits normally provided to the Company's other senior executive officers. The term of the agreement expires December 31, 1997. The agreement contains other provisions comparable to those in Mr. Cohen's agreement, except that the post-termination prohibition on competition and solicitation is two years.

     Richard J. Censits. Effective January 1, 1993, the Company entered into an employment agreement with Mr. Censits, which was amended and restated effective January 1, 1996. As restated, the agreement recognizes that Mr. Censits is no longer an employee of the Company and is entitled during his lifetime to life insurance, medical, dental and long-term care coverage for himself and his wife and a retirement benefit of $75,000 annually. If Mr. Censits dies, his wife is entitled to continue her medical, dental and long-term care coverage during her lifetime, and the Company has agreed to loan Mr. Censits' estate the funds necessary to exercise any options to purchase shares of the Common Stock owned by Mr. Censits at the time of his death, with the stock held by the Company as collateral. The loan must be repaid three years after grant or earlier if the stock is sold. The agreement restricts Mr. Censits from competing with the Company, hiring employees of the Company or disclosing or using confidential information of the Company so long as he serves as a member of the Board of Directors and during any period in which he is receiving benefits under the agreement.

SEVERANCE ARRANGEMENTS
     The Company adopted a severance plan for certain executive officers. The plan provides that if a covered executive is terminated for any reason other than 'cause' (which includes the failure to perform day-to-day duties as assigned by the Board of Directors) within 12 months after a 'change in control,' such covered executive is to receive, within 10 days of the termination, a one time payment equal to all compensation awarded to him or her in the fiscal year immediately prior to such termination or, if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place, plus payment from the Company of any amount earned (whether vested or not) by such executive pursuant to the Company's long-term incentive compensation plan. As of the date of this Prospectus, the Company has not made any payments pursuant to this plan and no liabilities are currently required to be recorded with respect to this plan. The term 'change in control' means (a) any liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company, (c) the acquisition by any person or group of beneficial ownership of securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group), (d) the election of a majority of the members of the Board of Directors as a result of one or more proxy contests within any period of three years, (e) approval of a merger, consolidation or other business combination by the Company's shareholders or (f) commencement of a tender offer to purchase securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group).

     In connection with Mr. Weitzel's April 27, 1995 resignation as President and Chief Executive Officer, the Company and Mr. Weitzel entered into a severance agreement. Under the terms of the agreement, Mr. Weitzel was entitled to (i) continued payment of his base salary and health benefits for an initial six month period and (ii) the immediate vesting of all options granted to Mr. Weitzel and the right to exercise same over a six month period. Additionally, the Company agreed to continue payment of Mr. Weitzel's base salary and health benefits beyond six months until he obtains other employment, but not beyond April 28, 1996. Mr. Weitzel received $175,000 in severance payments under this Agreement, and the Company's obligation to make such payment was recorded as an expense in 1995. Mr. Weitzel has exercised all of his options. Commencing April 28, 1995, Mr. Weitzel is restricted for a period of two years from disclosing or using any confidential information of the Company or directly or indirectly competing with the Company and, for a period of three years, from divulging or using his knowledge of customer accounts or soliciting Company employees.

                              CERTAIN TRANSACTIONS

     Acquisition of Transcriptions, Ltd. The Company acquired Transcriptions, Ltd. in May 1994 and paid $16.6 million in cash and agreed to pay additional purchase price on a deferred basis in an amount equal to 5.2 times the average annual pre-tax income (as more particularly described in the acquisition agreement) of Transcriptions, Ltd. during the 24 months following the closing of the acquisition, less $19.2 million. The Company also discharged $5.8 million of interest-bearing debt of Transcriptions, Ltd. On December 29, 1995, the parties agreed to fix the amount of the deferred purchase price at $24.5 million, payable on August 31, 1996 as follows: (i) $18,375,000 in cash and (ii) $6,125,000 in the form of Common Stock valued at $7.11 per share, or 861,463 shares. The Company has granted certain registration rights with respect to such shares of Common Stock. The Company is obligated to pay the cash portion of the deferred purchase price from the proceeds of this Offering. Mr. David Cohen, a director, the President and Chief Executive Officer of the Company, received approximately 66 1/2% of the purchase price paid at closing and is entitled to receive approximately 66 1/2% of the deferred purchase price when paid. John A. Donohoe, the Chief Operating Officer of the Company, received 5% of the purchase price paid at closing and is entitled to receive approximately 5% of the deferred purchase price when paid. See 'Description of Capital Stock -- Registration Rights' and 'Use of Proceeds.'

     Loan to Mr. Censits. MedQuist loaned Mr. Censits $300,000 at no interest in connection with his exercise of options in 1993 to purchase Common Stock. The loan was repaid in full on March 1, 1996, its due date.


     Heller Arrangements. In December 1992, the Company entered into a $7 million senior subordinated credit facility with Heller (the 'Heller Facility') and issued to Heller warrants to purchase an aggregate of 962,675 shares of Class A and Class B Preferred Stock, which are convertible into shares of Common Stock on a share-for-share basis. The Heller Warrants currently have an exercise price of $7.27 per share. In March 1996, prior to the filing of the Registration Statement of which this Prospectus is a part, the Company and Heller agreed that, on the closing date of this Offering, Heller would exercise the Heller Warrants by applying the $7 million principal amount under the Heller Facility against the exercise price, and simultaneously convert the shares of Preferred Stock received upon such exercise into 962,675 of shares of Common Stock. As an inducement for Heller to exercise the Heller Warrants and convert the Preferred Stock, the Company has agreed to issue Heller 42,500 additional shares of Common Stock on the closing date of this Offering. See 'Shares Eligible for Future Sale.' The Company has filed a registration statement to register under the Act the 962,675 shares for resale by Heller. Heller has agreed not to sell publicly such shares, or the additional 42,500 shares, without the consent of Robertson, Stephens & Company LLC, for a period of 270 days after the date of this Prospectus. The Company has also granted Heller certain registration rights. See 'Description of Capital Stock -- Registration Rights.' Heller is entitled to designate one nominee to the Board of Directors. In 1994 Heller first exercised this right and designated Mr. Underwood, a Principal at Heller, as its nominee. Mr. Underwood was elected as a director in July 1994, when the Board of Directors was expanded by its current membership to consist of eight directors, and he will stand for election to a three-year term at the 1996 annual meeting of shareholders.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 1, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby (i) by each person or group known to the Company to be the beneficial owner of more than 5% of Common Stock,
(ii) by each of the Company's Named Officers and directors and (iii) by all executive officers and directors of the Company as a group. Except as otherwise noted and subject to community property laws, where applicable, each beneficial owner of the Common Stock listed below has sole investment and voting power with respect to their shares of Common Stock.

                                                                                SHARES BENEFICIALLY OWNED(1)
                                                                          ----------------------------------------
                                                                                            PERCENT OF CLASS
                                                                                      ----------------------------
                                                                            NUMBER       BEFORE          AFTER
                          NAME AND ADDRESS (2)                            OF SHARES    OFFERING(3)    OFFERING(4)
- ------------------------------------------------------------------------  ----------  -------------  -------------

Heller Equity Capital Corporation.......................................   1,005,175(5)        29.0%        17.8%
  500 West Monroe Street
  Suite 1100
  Chicago, IL 60661

Piedmont Capital Management Corporation.................................     613,300(6)        17.7         10.8
  1 James Center, Suite 1400
  Richmond, VA 23219

Richard J. Censits......................................................     277,600(7)         7.8          4.8
  688 Annemore Lane
  Naples, FL

David A. Cohen..........................................................      31,500(8)           *            *

James R. Emshoff........................................................      26,000(9)           *            *

William T. Carson, Jr...................................................      37,400(10)         1.1           *

James F. Conway.........................................................      24,025(11)           *           *

Frederick S. Fox, III...................................................      30,400(12)           *           *

A. Fred Ruttenberg......................................................      24,066(13)           *           *

John H. Underwood.......................................................   1,005,175(14)        29.0         17.8

John A. Donohoe, Jr.....................................................      12,500(15)           *           *

Robert F. Graham........................................................       5,428(16)           *           *

Ronald F. Scarpone......................................................       7,500(17)           *           *

John M. Suender.........................................................       6,828(18)           *           *

Paul E. Weitzel, Jr.....................................................           0            *              *

All executive officers and directors as a group (12 persons)............   1,488,422(19)        39.8%        25.1%

- ------------------
* Less than 1%

(1)        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission
           (the 'Commission'), and includes voting or investment power with respect to the shares beneficially owned.
           Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after May 1, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)        Except where otherwise noted, the address of all persons listed is c/o MedQuist Inc., Five Greentree Centre,
           Suite 311, Marlton, New Jersey 08053.

(3)        Applicable percentage of ownership as of March 31, 1996 is based upon 3,460,875 shares of Common Stock outstanding, which gives effect to the Heller Transaction. Excludes 861,463 shares of Common Stock to be issued on August 31, 1996 in connection with the payment of the deferred purchase price for Transcriptions,
           Ltd.
(4)        Applicable percentage ownership after this Offering is based upon 5,660,875 shares of Common Stock outstanding which gives effect to the Heller Transaction and the issuance of 2,200,000 shares of Common Stock offered hereby. Excludes 861,463 shares of Common Stock to be issued on August 31, 1996 in connection with the payment of the deferred purchase price for Transcriptions, Ltd.
(5)        Heller is a wholly-owned subsidiary of Heller Financial, Inc., a Delaware corporation which is an indirect wholly-owned subsidiary of The Fuji Bank, Limited, a Japanese banking corporation. See Note 14 below.
(6)        Reflects information set forth in a Schedule 13G filed by the holder with the Commission.
(7)        Includes 121,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Censits and exercisable within 60 days after May 1, 1996 and 57,100 shares of Common Stock owned by Mr. Censits' spouse.
(8)        Includes 25,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Cohen and exercisable within 60 days after May 1, 1996. Excludes 572,873 shares of Common Stock to be issued on August
           31, 1996 in connection with the payment of the deferred purchase price for Transcriptions, Ltd. After such issuance, Mr. Cohen would beneficially own 13.8% of the outstanding shares of Common Stock prior to completion of this Offering and 9.2% of the outstanding shares of Common Stock after completion of this
           Offering.
(9)        Includes 13,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Emshoff and exercisable within 60 days after May 1, 1996.
(10)       Includes 22,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Carson and exercisable within 60 days after May 1, 1996, and 12,100 shares of Common Stock held for Mr. Carson's benefit in individual retirement accounts.
(11)       Includes 22,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Conway and exercisable within 60 days after May 1, 1996, and 125 shares of Common Stock owned by Mr. Conway's spouse.
(12)       Includes 22,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Fox and exercisable within 60 days after May 1, 1996, and 500 shares of Common Stock owned by Mr. Fox' son, who has sole investment and voting power.
(13)       Includes 22,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Ruttenberg and exercisable within 60 days after May 1, 1996.
(14)       Represents shares of Common Stock beneficially owned by Heller and referred to in Note 5 above. Mr. Underwood is a Vice President of Heller and a director of the Company, and may be deemed to be the beneficial owner of such shares. Mr. Underwood disclaims beneficial ownership of such shares of Common Stock.
(15)       Includes 12,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Donohoe and exercisable within 60 days after May 1, 1996. Excludes 43,073 shares of Common Stock to be issued on August
           31, 1996 in connection with the payment of the deferred purchase price for Transcriptions, Ltd. After such issuance, Mr. Donohoe would beneficially own 1.3% of the outstanding shares of Common Stock prior to the completion of this Offering and less than 1% of the outstanding shares of Common Stock after completion of this Offering.
(16)       Includes 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Graham and exercisable within 60 days after May 1, 1996.
(17)       Includes 7,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Scarpone and exercisable within 60 days after May 1, 1996.
(18)       Includes 4,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Suender and exercisable within 60 days after May 1, 1996.
(19)       Includes 278,100 options granted to directors and executive officers and exercisable within 60 days after May
           1, 1996. Excludes 611,639 shares of Common Stock to be issued on August 31, 1996 in connection with the payment of the deferred purchase price for Transcriptions, Ltd.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Company is authorized to issue up to 20,000,000 shares of Common Stock, no par value. As of
March 31, 1996, after giving effect to the Heller Transaction, the Company had 3,460,875 outstanding shares of Common Stock and 1,107,451 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Company's option plans and outstanding warrants. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to such preferential rights as the Company's Board of Directors may grant in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, after payment of liabilities and any liquidation preference on any shares of Preferred Stock then outstanding, the holders of shares of Common Stock are entitled to a distribution of any remaining assets of the Company. Holders of shares of Common Stock have no cumulative voting or preemptive rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 3,950,000 shares of Preferred Stock, no par value. The Company does not currently contemplate the issuance of any shares of Preferred Stock. The Company's Board of Directors, without any further action by the shareholders, may issue from time to time the authorized and unissued shares of Preferred Stock in one or more series, and may determine as to each series the designation and number of shares to be issued and the relative rights, preferences and limitations of the shares of each series, including provisions with respect to voting powers, redemption, conversion, dividend rights and liquidation preferences. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock or could have the effect of deterring or delaying any attempt by a person or group to obtain control of the Company.

WARRANTS

     The Company has issued to Chemical warrants to purchase 75,351 shares of Common Stock which are exercisable, in whole or in part, at any time and from time to time through May 27, 2001 at an exercise price of $6.74 per share. The exercise price is subject to adjustment under certain circumstances, including in the event of a stock split, stock dividend, recapitalization or similar event, or if the Company issues additional shares of equity securities, or other securities of the Company convertible into, exchangeable for or exercisable for equity securities of the Company, and the issuance, conversion or exercise price is less than the greater of the current exercise price of the warrants issued to Chemical or the fair value of the equity securities (as more fully defined therein). These warrants are subject to certain restrictions on transfer. The Company has granted certain registration rights to register the shares of Common Stock to be issued upon exercise of these warrants. See '-- Registration Rights.'

REGISTRATION RIGHTS

     Heller. The Company has filed a registration statement to register under the Act 962,675 shares of Common Stock beneficially owned by Heller for resale by Heller; provided that Heller has agreed not to sell publicly such shares, or the additional 42,500 shares being issued to it in the Heller Transaction (together with the 962,675 shares, the 'Heller Common Stock'), without the consent of Robertson, Stephens & Company LLC, for a period of 270 days after the date of this Prospectus. Additionally, under the terms of a registration agreement (the 'Heller Agreement'), Heller is entitled to request one registration on Form S-1 of shares of Heller Common Stock in which the Company will pay all registration expenses other than underwriting discounts and commissions, and an unlimited number of requests for registration on Form S-1 covering at least 300,000 shares of the Heller Common Stock in which Heller will pay its share of the registration expenses (including all underwriting discounts and commissions applicable to the Heller Common Stock sold in such offering). Under the Heller Agreement, Heller also has the right, with certain limited exceptions and at its own expense, to request up to three registrations under Form S-2 or S-3 each covering at least 100,000 shares of the Heller Common Stock and, in the event the Company proposes to register any of its securities under the Act for its own account or otherwise, Heller may include in such registration all or a portion of the

Heller Common Stock, subject to certain limitations and exclusions. The Company is obligated to pay the registration expenses in any piggyback registration (other than underwriting discounts and commissions). The underwriter in any requested registration may exclude for market reasons a pro rata portion of the Heller Common Stock sought to be registered by Heller. The underwriter in any piggyback registration may exclude all or a portion of the Heller Common Stock sought to be registered by Heller for marketing reasons, subject to certain priorities set forth in the Heller Agreement. Heller has waived its right to include, in the registration statement of which this Prospectus forms a part, any of the shares of Heller Common Stock.

     Sellers of Transcriptions, Ltd. and Affiliates. Under the terms of a registration rights agreement (the 'TL Registration Rights Agreement') between the Company and the sellers (the 'Sellers') of Transcriptions, Ltd., the Sellers (which include David A. Cohen, the Company's Chief Executive Officer, and John
A. Donohue, the Company's Chief Operating Officer) are entitled after August 31, 1997 and before September 1, 2003 to request on two occasions (more than 12 months apart) that the Company effect the registration under the Act of 500,000 or more shares of the 861,463 shares of Common Stock to be received by the Sellers in partial payment of the deferred purchase price for such transaction (the 'Seller Common Stock'). The Sellers will pay their pro rata share of the registration expenses (including all underwriting discounts and commissions on the sale of the Seller Common Stock) in any such registration. If after August 31, 1997, the Company shall propose to file a registration statement under the Act, whether or not for its own account, Sellers may include in such registration all or a portion of the Seller Common Stock, subject to certain limitations and exclusions. The Company is obligated to pay the registration expenses in any such registration (other than underwriting discounts and commissions on the sale of the Seller Common Stock), except that if such registration is initiated by another shareholder, then the Sellers will pay their pro rata portion of any such registration expenses (including all underwriting discounts and commissions on the sale of the Seller Common Stock).

     Chemical Bank. The Company has filed a registration statement to register under the Act the 75,351 shares of Common Stock issuable upon exercise of certain warrants (the 'Chemical Common Stock') for resale by Chemical, subject to its 180-day lockup agreement. Additionally, under the terms of a registration agreement (the 'Chemical Registration Agreement'), Chemical is entitled to request one registration under the Act of the Chemical Common Stock. The Company will pay all registration expenses of such registrations other than underwriting discounts and commissions. The Chemical Registration Agreement provides that the Company is prohibited from including any securities other than the Chemical Common Stock and any Heller Common Stock. The Chemical Registration Agreement also provides that, in the event the Company proposes to register any of its securities under the Act for its own account or otherwise, Chemical may include in no more than two such registrations all or a portion of the Chemical Common Stock, subject to certain limitations and exclusions. The Company will pay the registration expenses in such a piggyback registration (other than underwriting discounts and commissions). The underwriter of any requested offering may exclude all or a portion of the Chemical Common Stock for marketing reasons, subject to certain priorities set forth in the Chemical Registration Agreement. Chemical has waived its right to include the Chemical Common Stock in the registration statement covering this Offering.

     Brawm Shareholders. Under the terms of a registration rights agreement among the Company, Elizabeth Kostick and Susan Stuart, the two former shareholders of Brawm Transcriptions, Inc. ('Brawm'), if the Company shall propose to file a registration statement under the Act, whether or not for its own account, these shareholders may include in such registration all or a portion of the 22,840 shares of Common Stock received by them in connection with the Company's acquisition of Brawm in 1995 (the 'Brawm Shares'), subject to certain limitations and exclusions. The Company is obligated to pay all of the registration expenses in any such registration (excluding underwriting discounts and commissions on the sale of the Brawm Shares). The Brawm Shares are subject to the Underwriters' over-allotment option.

TAKEOVER PROTECTION

     The New Jersey Shareholders Protection Act (the 'New Jersey Act') prohibits certain New Jersey corporations, such as the Company, from entering into certain 'business combinations' with an 'interested shareholder' (defined as any person who is the beneficial owner of 10% or more of such corporation's outstanding voting securities) for five years after such person became an interested shareholder, unless the business combination or the interested shareholder's acquisition of stock was approved by the corporation's board of directors prior to such interested shareholder's stock acquisition date. After the five-year waiting period has elapsed, a business combination between such corporation and an interested shareholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or unless the business combination satisfies the New Jersey Act's fair price provision intended to provide that all shareholders (other than the interested shareholders) receive a fair price for their shares.

     The New Jersey Act defines 'business combination' to include, among other things: (1) a merger or consolidation between certain corporations and an interested shareholder or such interested shareholder's affiliates; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder, which has an aggregate market value equal to 10% or more of the aggregate market value of all of the assets, outstanding stock or income of the corporation or its subsidiaries; (3) the issuance or transfer by a corporation to the interested shareholder of any stock of the corporation or of its subsidiaries having an aggregate market value equal to or greater than 5% of the corporation's outstanding stock; (4) the adoption of a plan or proposal for the liquidation or dissolution of the corporation proposed by the interested shareholder; (5) any reclassification of securities proposed by the interested shareholder that has the effect, directly or indirectly, of increasing any class or series of stock that is owned by the interested shareholder; and (6) the receipt by the interested shareholder of any loans or other financial assistance from the corporation.

     The New Jersey Act does not apply to certain business combinations, including those with persons who acquired 10% or more of the voting power of the corporation prior to the time the corporation was required to file periodic reports pursuant to the Securities Exchange Act of 1934 or prior to the time the corporation's securities began to trade on a national securities exchange.

     The Company's Amended and Restated Certificate of Incorporation does not provide for any additional anti-takeover protections other than the ability of the Board of Directors to issue, from time to time, up to 3,950,000 shares of Preferred Stock in one or more series without shareholder approval, and the separation of the Board of Directors into three classes. See 'Management.'

     The 1992 Option Plan provides that all outstanding options automatically vest upon a 'change-in-control' of the Company. For purposes of this vesting provision, the term 'change-in-control' means (a) any liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company,
(c) the acquisition by any person or group of beneficial ownership of securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group), (d) the election of a majority of the members of the Board of Directors as a result of one or more proxy contests within any period of three years, (e) approval of a merger, consolidation or other business combination by the Company's shareholders or (f) commencement of a tender offer to purchase securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group). The acceleration of unvested options could have an adverse effect upon the ability of a potential acquirer to gain control of the Company since it will necessarily increase the cost of any such acquisition.

     The Company adopted a severance plan for certain executive officers. The plan provides that if a covered executive is terminated for any reason other than 'cause' (which includes the failure to perform day-to-day duties as assigned by the Board of Directors), within 12 months after a 'change in control', such covered executive is to receive, within 10 days of the termination, a one time payment equal to all compensation awarded to him or her in the fiscal year immediately prior to such termination or, if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place, plus payment from the Company of any amount earned (whether vested or not) by such executive pursuant to the Company's long-term incentive compensation plan. See 'Management -- Severance Arrangements' for a definition of the term 'change in control.'

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, after giving effect to the Heller Transaction the Company will have 5,660,875 shares of Common Stock outstanding. Of these shares, the 2,200,000 shares of Common Stock offered hereby (plus up to 330,000 additional shares if the Underwriters exercise in full their over-allotment option), the 1,650,000 sold in the Company's initial public offering and approximately 690,000 shares of Common Stock issued upon exercise of employee options will be freely tradeable without restriction or further registration, except by 'affiliates' of the Company, as that term is defined under the Act, subject to the resale limitations of Rule 144 under the Act. Accordingly, approximately 1,115,000 shares of Common Stock may not be sold unless they are registered under the Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Act.


     In general, Rule 144 allows a person who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed affiliates of the Company, to sell, within any three-month period, up to the number of Restricted Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, and (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned his or her Restricted Shares for at least three years would be entitled to sell such Restricted Shares without regard to the volume limitations described above and certain other conditions of Rule 144. The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 and 144(k) to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock-up agreements described below. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.


     Notwithstanding the foregoing, certain of the Company's officers, directors and shareholders have agreed with Robertson, Stephens & Company LLC that, until 180 days after the date of this Prospectus, they will not offer to sell, contract to sell or otherwise sell, dispose of or grant any rights with respect to approximately 337,000 shares of Common Stock beneficially owned by them (including 43,073 shares of Common Stock issuable on August 31, 1996 as partial payment of the deferred purchase price for Transcriptions, Ltd.), or any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, the 'Securities') now owned or hereinafter acquired directly by such holder or with respect to which such holder has power of disposition, other than with the prior written consent of Robertson, Stephens & Company LLC. Mr. David Cohen, the Company's Chief Executive Officer, who owns 31,500 shares of Common Stock (excluding 572,873 shares of Common Stock issuable on August 31, 1996 as partial payment of the deferred purchase price for Transcriptions, Ltd.), has agreed to similar restrictions for a period of 270 days after the date of this Prospectus. Heller and Chemical, who own 1,005,175 and 75,351 shares of Common Stock, respectively, have agreed to similar restrictions on the public sale of their shares for 270 and 180 days, respectively, after the date of this Prospectus. In its sole discretion and at any time without notice, Robertson, Stephens & Company LLC may release all or any portion of the Securities subject to lock-up agreements. If a shareholder other than Heller obtains a release from a lock-up agreement, Heller will be entitled to a release of the same number of shares. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, or any options or warrants to purchase Common Stock, other than shares issued pursuant to the Heller Transaction, shares or options issued or to be issued under the Company's stock option and stock purchase plans, shares of Common Stock issued upon the exercise of presently outstanding warrants, or shares, warrants or convertible securities issued in connection with future acquisitions, until at least 180 days after the date of this Prospectus except with the prior written consent of Robertson, Stephens & Company LLC. See 'Underwriting.'


     Certain persons and entities are the holders of registration rights with respect to 1,922,329 shares of Common Stock. The Company has filed a registration statement under the Act to register the resale by Heller and Chemical, subject to the foregoing lock-up restrictions, of 962,675 and 75,351 shares of Common Stock, respectively. See 'Description of Capital Stock -- Registration Rights.' The Company also has an effective registration statement on Form S-8 registering the 735,100 shares issuable upon the exercise of options granted or available for grant thereunder. The Company also intends to file a registration statement on Form S-8 to register up to 800,000 additional shares of Common Stock for issuance pursuant to certain Company benefit plans. Market sales of a substantial number of shares of Common Stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of the Common Stock.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Volpe, Welty & Company, and Pennsylvania Merchant Group Ltd (the 'Representatives'), have severally agreed with the Company and the Selling Shareholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                                 NUMBER OF
                                 UNDERWRITER                                      SHARES
- ------------------------------------------------------------------------------  -----------

Robertson, Stephens & Company LLC.............................................
Volpe, Welty & Company........................................................
Pennsylvania Merchant Group Ltd...............................................

       Total..................................................................   2,200,000
                                                                                -----------
                                                                                -----------

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession of not in excess of $__ per share, of which $__ may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company, and Elizabeth Kostick and Susan Stuart (the 'Selling Shareholders'), have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 307,160, 11,420 and 11,420 additional shares of Common Stock, respectively, at the same price per share as the Company will receive for the 2,200,000 shares that the Underwriters have agreed to purchase. The Underwriters have agreed to exercise in full the option granted by the Selling Shareholders, pro rata between the Selling Shareholders, prior to exercising any portion of the option granted by the Company, and the Company and the Selling Shareholders will be obligated to sell shares to the extent the option is exercised. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,200,000 shares to be offered hereby. If purchased, the additional shares will be sold by the Underwriters on the same terms as those on which the 2,200,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.

     Pursuant to the terms of lock-up agreements, certain officers, directors, shareholders and warrantholders of the Company have agreed with Robertson, Stephens & Company LLC that, for periods ranging from 180 to 270 days after the date of this Prospectus, they will not, with certain exceptions, sell any shares of Common Stock now owned or hereinafter acquired by such holder, other than with the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time without notice, release all or any portion of the Securities subject to lock-up agreements. See 'Shares Eligible for Future Sale.' The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, or any options or warrants to purchase Common Stock, other than shares or options issued or to be issued under the Company's stock option and stock purchase plans, shares of Common Stock issued upon the exercise of presently outstanding options or warrants, or shares, warrants or convertible securities issued in connection with future acquisitions, until at least 180 days after the effective date of this registration statement except with the prior written consent of Robertson, Stephens & Company LLC.

     The Underwriters will not make sales to accounts over which they exercise discretionary authority (i) in excess of 5% of the number of shares of Common Stock offered hereby and (ii) unless they obtain specific written consent from the customer.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements and Schedule of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The Combined Financial Statements of Transcriptions, Ltd., as of December 31, 1991, 1992 and 1993, and for the years then ended, included in this Prospectus and in the Registration Statement have been audited by Amper, Politziner & Mattia, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material also may also be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     The Common Stock is listed on the American Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-1, including all amendments and exhibits thereto (the 'Registration Statement'), under the Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and exhibits may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement and the exhibits may be obtained from the Commission upon payment of the prescribed fees by writing to the Public Reference Section of the Commission at such address.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                             -----------

MEDQUIST INC. AND SUBSIDIARIES

Report of Independent Public Accountants...................................................................         F-2

Consolidated Balance Sheets................................................................................         F-3

Consolidated Statements of Operations......................................................................         F-4

Consolidated Statements of Shareholders' Equity............................................................         F-5

Consolidated Statements of Cash Flows......................................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

TRANSCRIPTIONS, LTD., AND AFFILIATES

Independent Auditors' Report...............................................................................        F-18

Combined Balance Sheets....................................................................................        F-19

Combined Statements of Operations..........................................................................        F-20

Combined Statements of Retained Earnings...................................................................        F-21

Combined Statements of Cash Flows..........................................................................        F-22

Notes to Combined Financial Statements.....................................................................        F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MedQuist Inc.:

     We have audited the accompanying consolidated balance sheets of MedQuist Inc. (a New Jersey corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MedQuist Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
February 23, 1996

                         MEDQUIST INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                      DECEMBER 31,
                                                                                  --------------------  MARCH 31,
                                                                                    1994       1995        1996
                                                                                  ---------  --------- -----------
                                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................................................  $     807  $   1,812   $   1,181
  Accounts receivable, net of allowance of $145 and $257 and $257 in 1994, 1995,
     and at March 31, 1996......................................................      6,956      9,769      11,636
  Deferred income taxes.........................................................        645        966         966
  Prepaid expenses and other....................................................      1,301        754         751
                                                                                  ---------  ---------  -----------
       Total current assets.....................................................      9,709     13,301      14,534
Property and equipment, net.....................................................      4,752      6,725       7,136
Intangible assets, net..........................................................     15,887     37,426      37,162
Net assets of discontinued operations...........................................     20,743        180          --
Other...........................................................................        312        463         250
                                                                                  ---------  ---------  -----------
                                                                                  $  51,403  $  58,095   $  59,082
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------


                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.............................................  $   4,889  $   2,246   $   3,337
  Accounts payable..............................................................        624      2,164       2,575
  Accrued payroll...............................................................      1,320      1,092         666
  Accrued expenses..............................................................      2,100      2,873       1,852
                                                                                  ---------  ---------  -----------
       Total current liabilities................................................      8,933      8,375       8,430
                                                                                  ---------  ---------  -----------
Long-term debt..................................................................     30,415     15,956      16,054
                                                                                  ---------  ---------  -----------
Subordinated payable to related parties.........................................     --         21,887      22,276
                                                                                  ---------  ---------  -----------
Other long-term liabilities.....................................................        866        848         691
                                                                                  ---------  ---------  -----------
Deferred income taxes...........................................................        497        609         609
                                                                                  ---------  ---------  -----------
Commitments and contingencies (Note 11)
Shareholders' equity:
  Class A preferred stock, no par value, 650 shares authorized, none issued.....     --         --          --
  Class B preferred stock, no par value, 400 shares authorized, none issued.....     --         --          --
  Common stock, no par value, 20,000 shares authorized, 2,250, 2,446 and 2,455 shares issued and outstanding at December 31, 1994 and 1995 and March 31,
     1996, respectively.........................................................      3,244      4,639       4,695
  Retained earnings.............................................................      7,448      5,781       6,327
                                                                                  ---------  ---------  -----------
       Total shareholders' equity...............................................     10,692     10,420      11,022
                                                                                  ---------  ---------  -----------
                                                                                  $  51,403  $  58,095   $  59,082
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------


          See accompanying notes to consolidated financial statements.

                         MEDQUIST INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                                                   THREE MONTHS
                                                                  YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                              -------------------------------  --------------------
                                                                1993       1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenues....................................................  $  --      $  24,841  $  45,127  $  10,426  $  13,978
                                                              ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of revenues..........................................     --         18,677     33,711      7,676     10,435
  Selling, general and administrative.......................      1,688      2,798      4,325      1,599        888
  Depreciation..............................................         60        639      1,862        280        587
  Amortization of intangible assets.........................         12        264        496        109        278
                                                              ---------  ---------  ---------  ---------  ---------
     Total operating expenses...............................      1,760     22,378     40,394      9,664     12,188
                                                              ---------  ---------  ---------  ---------  ---------
Operating income (loss).....................................     (1,760)     2,463      4,733        762      1,790
Interest expense............................................      1,426      2,738      3,695        959        865
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations before income
  taxes.....................................................     (3,186)      (275)     1,038       (197)       925
Income tax provision (benefit)..............................     (1,290)      (109)       431        (82)       379
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations....................     (1,896)      (166)       607       (115)       546
Discontinued operations, net of income taxes:
  Income from operations....................................      1,997      1,612      1,451        441     --
  Estimated gain (loss) on disposal.........................      1,749     --         (3,180)    --         --
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary item.....................      1,850      1,446     (1,122)       326        546
Loss on early extinguishment of debt, net of income tax
  benefit...................................................     --         --            545     --         --
                                                              ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................................  $   1,850  $   1,446  $  (1,667) $     326  $     546
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------


Income (loss) per share:
  Income (loss) from continuing operations..................  $   (0.40) $    0.09  $    0.26  $  --      $    0.14
  Discontinued operations...................................       1.02       0.49      (0.73)      0.13     --
  Extraordinary item........................................     --         --          (0.23)    --         --
                                                              ---------  ---------  ---------  ---------  ---------
     Net income (loss) per share............................  $    0.62  $    0.58  $   (0.70) $    0.13  $    0.14
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Shares used in computing income (loss) per share (Note 1)...      3,656      3,316      2,362      3,130      4,363
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------


          See accompanying notes to consolidated financial statements.

                         MEDQUIST INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                                                          COMMON STOCK
                                                     ----------------------
                                                       SHARES OUTSTANDING                 RECEIVABLE
                                                     ----------------------    RETAINED      FROM
                                                       NUMBER      AMOUNT      EARNINGS   SHAREHOLDER
                                                     -----------  ---------    ---------  -----------
Balance, December 31, 1992.........................       2,896   $   8,222    $   4,152   $    (437)
  Net income.......................................      --          --            1,850      --
  Exercise of common stock options, including tax
     benefit.......................................         326       1,080       --          --
  Redemption of common stock in connection with
     sale of business..............................        (999)     (6,233)      --          --
  Repayment of receivable..........................      --          --           --             437
                                                     -----------  ---------    ---------  -----------

Balance, December 31, 1993.........................       2,223       3,069        6,002      --
  Net income.......................................      --          --            1,446      --
  Exercise of common stock options, including tax
     benefit.......................................          27         175       --          --
                                                     -----------  ---------    ---------  -----------

Balance, December 31, 1994.........................       2,250       3,244        7,448      --
  Net loss.........................................      --          --           (1,667)     --
  Exercise of common stock options, including tax
     benefit.......................................         173       1,210       --          --
  Issuance of common stock in connection with
     business acquisition..........................          23         185       --          --
                                                     -----------  ---------    ---------  -----------

Balance, December 31, 1995.........................       2,446       4,639        5,781   $  --
  Net income (unaudited)...........................      --          --              546      --
  Exercise of common stock options, including tax
     benefit (unaudited)...........................           9          56       --          --
                                                     -----------  ---------    ---------  -----------
Balance, March 31, 1996 (unaudited)................       2,455   $   4,695    $   6,327   $  --
                                                     -----------  ---------    ---------  -----------
                                                     -----------  ---------    ---------  -----------


                                                       TOTAL
                                                     ---------
Balance, December 31, 1992.........................  $  11,937
  Net income.......................................      1,850
  Exercise of common stock options, including tax
     benefit.......................................      1,080
  Redemption of common stock in connection with
     sale of business..............................     (6,233)
  Repayment of receivable..........................        437
                                                     ---------
Balance, December 31, 1993.........................      9,071
  Net income.......................................      1,446
  Exercise of common stock options, including tax
     benefit.......................................        175
                                                     ---------
Balance, December 31, 1994.........................     10,692
  Net loss.........................................     (1,667)
  Exercise of common stock options, including tax
     benefit.......................................      1,210
  Issuance of common stock in connection with
     business acquisition..........................        185
                                                     ---------
Balance, December 31, 1995.........................     10,420
  Net income (unaudited)...........................        546
  Exercise of common stock options, including tax
     benefit (unaudited)...........................         56
                                                     ---------
Balance, March 31, 1996 (unaudited)................  $  11,022
                                                     ---------
                                                     ---------


          See accompanying notes to consolidated financial statements.

                         MEDQUIST INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                                         THREE MONTHS
                                                                        YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                                    -------------------------------  --------------------
                                                                      1993       1994       1995       1995       1996
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
Operating activities:
  Net income (loss)...............................................  $   1,850  $   1,446  $  (1,667) $     326  $     546
  Adjustments to reconcile net income (loss) to net cash provided by operating activities-
      Depreciation and amortization...............................      1,641      2,115      4,005        743        875
      Amortization of debt discount...............................        220        161        131         33        422
      Estimated (gain) loss on disposal of discontinued
         operations...............................................     (3,942)    --          4,286     --         --
      Provision for restructuring of discontinued segment.........      2,148     --         --         --         --
      Loss on early extinguishment of debt........................         --     --            545     --         --
      Gain on debt retirement.....................................       (124)    --         --         --         --
      Deferred income tax provision (benefit).....................       (377)       865       (355)        61     --
      Changes in assets and liabilities, excluding effects of
         acquisitions and divestitures --
           Accounts receivable....................................      2,137        561     (2,377)      (792)    (1,867)
           Prepaid expenses and other.............................       (220)      (508)       706        (36)         3
           Other assets...........................................        (93)       (81)      (128)       (12)       393
           Accounts payable.......................................       (639)       805       1127       (247)       411
           Accrued payroll........................................        186       (587)      (326)        10       (426)
           Accrued expenses.......................................     (2,511)      (989)       282       (137)    (1,021)
           Other long-term liabilities............................       (132)       143        (91)       339       (157)
                                                                    ---------  ---------  ---------  ---------  ---------
             Net cash provided by (used in) operating
               activities.........................................        144      3,931      6,138        288       (821)
                                                                    ---------  ---------  ---------  ---------  ---------
Investing activities:
  Purchases of property and equipment, net........................       (704)      (982)    (3,448)      (424)      (817)
  Acquisitions, net of cash acquired..............................     (3,514)   (21,738)        (7)    --         --
  Net cash proceeds from divestitures.............................      5,291     --         16,723     --         --
  Other...........................................................       (120)       692     --           (108)       (24)
                                                                    ---------  ---------  ---------  ---------  ---------
             Net cash provided by (used in) investing
               activities.........................................        953    (22,028)    13,268       (532)      (841)
                                                                    ---------  ---------  ---------  ---------  ---------
Financing activities:
  Proceeds from issuance of long-term debt........................     --         22,525     --         --         --
  Deferred financing costs........................................     --         (1,530)      (178)    --         --
  Net borrowings on revolving line of credit......................        450        250     --            150      2,308
  Repayments of long-term debt....................................     (2,056)    (3,555)   (18,806)      (519)    (1,259)
  Repayments of obligations under capital leases..................       (737)      (241)      (213)       (61)       (74)
  Net proceeds from issuance of common stock......................        672        154        796         72         56
  Repayment of shareholder receivable.............................        437     --         --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
           Net cash provided by (used in) financing activities....     (1,234)    17,603    (18,401)      (358)     1,031
                                                                    ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............       (137)      (494)     1,005       (602)      (631)
Cash and cash equivalents, beginning of year......................      1,438      1,301        807        807      1,812
                                                                    ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of year............................  $   1,301  $     807  $   1,812  $     205  $   1,181
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                      MEDQUIST INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Information as of March 31, 1996 and for three months ended March 31, 1995 and 1996 is unaudited)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Background

     MedQuist Inc. is a leading national provider of electronic transcription and document management services to the healthcare industry. MedQuist Inc. was incorporated in New Jersey in 1987 as a group of outpatient healthcare businesses affiliated with a non-profit healthcare provider. In 1992 and 1993, the outpatient businesses were sold (see Note 3) and, in 1994, Transcriptions, Ltd. was acquired (see Note 2). In November 1995, MedQuist Inc. discontinued its receivables management business. The operations and net assets of the receivables management business and the outpatient businesses, which together formed one business segment, have been accounted for as discontinued operations (see Note 3).

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of MedQuist Inc. and its subsidiaries (the 'Company'). All material intercompany balances and transactions have been eliminated.

  Interim Financial Statements

     The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of results for these interim periods. The results for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

  Use of Estimates

     The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported assets and liabilities and contingency disclosures at the date of the financial statements and the reported operations during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Fees for transcription-related services are based primarily on contracted rates, and revenue is recognized upon the rendering of services and delivery of records. Included in revenues are franchise fees of $216 and $317 for the years ended December 31, 1994 and 1995 and $77 and $69 for the three months ended March 31, 1995 and 1996, respectively.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less.

  Prepaid Expenses and Other

     Prepaid expenses and other consists primarily of recoverable income taxes, prepaid insurance and prepaid rent.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization have been provided using the straight-line method over the estimated useful lives of the assets, which range from three to five years for furniture, equipment and software, and the lease term for leasehold improvements. Repairs and maintenance costs are expensed as incurred. Additions and betterments are capitalized. Gains or losses on the disposition of property and equipment are charged to operations.

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- CONTINUED

  Intangible Assets

     Intangible assets include the excess of cost over net asset value of acquired businesses, customer lists and deferred financing costs and are being amortized over 20 to 40 years, 20 years and 5 to 6 years, respectively. Subsequent to its acquisitions, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted operating income over the remaining life of the intangible asset in measuring whether the intangible asset is recoverable. As of December 31, 1995, management believes that no revision to the remaining useful lives or write-down of intangible assets is required.

  Accrued Expenses

     Accrued expenses consists primarily of deferred revenue, accrued interest, deferred telephone credits, and accrued professional fees. At December 31, 1994 and 1995 and March 31, 1996, deferred revenue was $475, $466 and $261, respectively.

  Severance Costs

     In fiscal 1995, two of the Company's then Chief Executive Officers resigned. In connection with such resignations, the Company incurred severance and retirement costs of $697 and $522 for the year ended December 31, 1995, and the three months ended March 31, 1995, respectively.

  Advertising Costs

     The Company expenses advertising costs as incurred. Advertising expense was $0, $96, $162, $41 and $24, for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996, respectively.

  Statements of Cash Flow Information

     For the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996 the Company paid interest of $1,145, $2,108, $3,155, $839 and $409, respectively, and income taxes of $2,492, $257, $478, $30 and $800, respectively. Capital lease obligations of $593, $531, $329 and $181 were incurred on equipment leases entered into in 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively. In 1994, the Company refinanced $5,265 of long-term debt and $820 under its line of credit. In 1993, the Company sold a business to a shareholder for consideration that included 999 shares of the Company's common stock.

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- CONTINUED

     The following table displays the net non cash assets and liabilities that were consolidated as a result of business acquisitions, including the impact of fixing the Transcriptions deferred purchase price in 1995 (see Note 2):

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1994       1995
                                                                                    ---------  ---------
Non cash assets (liabilities):
  Accounts receivable.............................................................  $   6,720  $     169
  Prepaid expenses and other......................................................        550         19
  Property and equipment..........................................................      4,034        213
  Intangible assets...............................................................     14,516     23,183
  Accounts payable and accrued expenses...........................................     (2,670)      (299)
  Long-term debt..................................................................       (404)      (379)
                                                                                    ---------  ---------
     Net non cash assets acquired.................................................     22,746     22,906
     Less -- Seller notes and payables............................................     (1,008)   (22,714)
              Common Stock issued.................................................     --           (185)
                                                                                    ---------  ---------
  Net cash paid for business acquisitions.........................................  $  21,738  $       7
                                                                                    ---------  ---------
                                                                                    ---------  ---------

  Income Taxes

     Income taxes are calculated using the liability method in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' (SFAS No. 109). Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1993, the Company adopted SFAS No. 109. The cumulative effect of the change in accounting for income taxes was not material and is, therefore, not presented separately in the consolidated statement of operations.

  Income (Loss) Per Share


     The Company's total outstanding common stock options and warrants exceed 20% of the total outstanding common stock. Therefore, the income per share computations are modified, as required under Accounting Principles Board Opinion No. 15, to assume all outstanding common stock options and warrants were exercised and the related proceeds were used to repurchase up to 20% of the total outstanding common stock. Any remaining proceeds are assumed to be used to reduce borrowings, thereby reducing interest expense, net of tax. For the year ended December 31, 1995, since the net result of including all stock options and warrants was anti-dilutive they have been excluded from the calculation. Because interest expense has not been allocated to discontinued operations (see Note 3), the reduction of interest expense only impacts income per share from continuing operations.


  New Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ' (SFAS No. 121). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The Company is required to adopt SFAS No. 121 effective January 1, 1996. The adoption of SFAS No. 121 did not have any effect on the Company's financial condition or results of operations.

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- CONTINUED

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' (SFAS No. 123). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company is required to adopt SFAS No. 123 effective January 1, 1996. The Company has elected to adopt the disclosure requirement of this statement.

  Reclassifications

     Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

(2) ACQUISITIONS:

     Effective May 1, 1994, the Company purchased substantially all of the assets of Transcriptions, Ltd. and affiliates ('Transcriptions') as well as assuming certain liabilities, as defined, for $16,930 in cash, including acquisition costs of $322, plus the payment of Transcriptions interest bearing debt of $5,816, plus a deferred purchase price based on future operating results. The deferred purchase price consideration was to equal 5.2 times the average annual pre-tax income, as defined, during the 24 month period ended May 31, 1996, less $19,200 and was payable on or before August 31, 1996.


     Effective December 29, 1995, and in connection with the sale of the receivables management division (see Note 3), the Company fixed the deferred purchase price by agreeing to pay the former owners of Transcriptions $18,375 in cash and 861 shares of Common Stock (valued at $4,550 for financial reporting purposes) on August 31, 1996. Accordingly, the $18,375 of cash consideration has been discounted and presented as a subordinated payable of $17,337 at December 31, 1995 (see Note 7) and the shares to be issued have been included in the subordinated payable at December 31, 1995.


     Upon fixing the deferred purchase price, the total purchase price for the Transcriptions acquisition was $44,633. The acquisition has been accounted for using the purchase method with the purchase price allocated to the fair value of the acquired assets and liabilities. The results of operations of Transcriptions are included in the accompanying consolidated statements of operations from May 1, 1994.

     The following unaudited pro forma summary presents the results of operations of the Company as if the Transcriptions acquisition, including the payment of the deferred purchase price which causes additional amortization and interest expense, had occurred on January 1, 1994. The pro forma information does not purport to be indicative of the results that would have been attained if the operations had actually been combined during the periods presented and is not necessarily indicative of operating results to be expected in the future.

                                                                                      1994       1995
                                                                                    ---------  ---------

Net revenues......................................................................  $  36,634  $  45,127
Loss from continuing operations...................................................       (940)      (701)
Loss per share from continuing operations.........................................       (.42)      (.30)
Shares used in computing loss per share...........................................      2,250      2,362


     In August 1995, the Company entered into a merger agreement with Brawm Transcriptions, Inc. The agreement provided for net cash consideration of $7 and 23 shares of the Company's Common Stock valued at $185. In November 1995, the Company entered into an agreement to purchase substantially all of the assets and certain liabilities of Transcriptions, Ltd. of Michigan, a former franchisee, for a $827, 9% Subordinated Promissory Note which is due in March 1996. The results of operations of these two acquisitions are included in the accompanying consolidated statement of operations since the dates of acquisition. The purchase price allocation for these acquisitions has not been finalized as of December 31, 1995. Pro forma information is not presented as these acquisitions are not material to the Company.

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(3) DISCONTINUED OPERATIONS:

     Since December 1992, the Company has sold or eliminated all of the businesses within its discontinued segment as follows:

                                                                      CONSIDERATION     DIVESTITURE
                              BUSINESS                                  RECEIVED            DATE
                              --------                                -------------  ------------------
Occupational health and rehabilitation..............................    $     475         December 1992
Retail pharmacy.....................................................       --             December 1992
Home medical........................................................        1,955             July 1993
Medical transport...................................................        3,535           August 1993
Ambulatory surgery..................................................        6,833        September 1993
InForMED software...................................................       --            September 1993
Receivables management..............................................       17,330         December 1995

     On November 14, 1995, the Company signed a letter of intent to sell its receivables management business, the last remaining businesses in the segment. Accordingly, the operations and net assets of all divested businesses in this segment have been accounted for as discontinued operations and the operating results and net assets are reported in such manner for all periods presented in the accompanying consolidated financial statements.

     The ambulatory surgery business was sold in September 1993 to the Company's then largest shareholder. Under the terms of the sale agreement, the Company received $600 in cash and redeemed 999 shares of its common stock held by this shareholder.

     For the years ended December 31, 1993, 1994 and 1995, the discontinued operations generated revenue of $29,079, $21,438 and $18,767 and net income of $1,997, $1,612 and $1,451, respectively. The 1995 divestiture of receivables management generated an estimated net loss of $3,180, which includes net income of $113 related to the operations of the business from the November 14, 1995 measurement date through the December 29, 1995 disposal date. The 1993 divestitures generated net income of $1,749. At December 31, 1995, the accompanying balance sheet includes $180 of net accounts receivable, related to discontinued operations, that were retained by the Company.

(4) PROPERTY AND EQUIPMENT:

                                                                           DECEMBER 31,
                                                                       --------------------   MARCH 31,
                                                                         1994       1995        1996
                                                                       ---------  ---------  -----------
Furniture, equipment and software....................................  $   5,626  $   9,509   $  10,507
Leasehold improvements...............................................        126         78          78
                                                                       ---------  ---------  -----------
                                                                           5,752      9,587      10,585
Less -- Accumulated depreciation and amortization....................     (1,000)    (2,862)     (3,449)
                                                                       ---------  ---------  -----------
                                                                       $   4,752  $   6,725   $   7,136
                                                                       ---------  ---------  -----------
                                                                       ---------  ---------  -----------

(5) INTANGIBLE ASSETS:

                                                                          DECEMBER 31,
                                                                      --------------------   MARCH 31,
                                                                        1994       1995        1996
                                                                      ---------  ---------  -----------
Excess of cost over net asset value of acquired businesses..........  $  14,553  $  33,899   $  33,899
Customer lists......................................................     --          3,800       3,800
Deferred financing costs............................................      1,935        608         632
Other...............................................................         15     --          --
                                                                      ---------  ---------  -----------
                                                                         16,503     38,307      38,331
Less -- Accumulated amortization....................................       (616)      (881)     (1,169)
                                                                      ---------  ---------  -----------
                                                                      $  15,887  $  37,426   $  37,162
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(6) LONG-TERM DEBT:

                                                                          DECEMBER 31,
                                                                      --------------------   MARCH 31,
                                                                        1994       1995        1996
                                                                      ---------  ---------  -----------
Senior term loans payable to banks, escalating quarterly principal
  installments (see below)..........................................  $  21,000  $   9,500   $   9,263
Revolving credit facility (see below)...............................      5,809     --           2,308
Senior subordinated note payable to financial institution, quarterly payments of interest at 7.0%, balloon principal payment in May
  2000, net of original issue discount of $709, $578, and $545
  respectively (see Note 8).........................................      6,291      6,422       6,455
Subordinated 9.0% promissory note, due in March 1996 (see Note 2)...     --            827      --
Subordinated 9.5% promissory notes, due June 1997 through April
  1999..............................................................        467        439         432
Convertible subordinated notes, due in January 1996.................        641        175      --
Subordinated promissory notes repaid in 1995........................        561     --          --
Capital lease obligations...........................................        459        826         933
Other notes payable.................................................         76         13      --
                                                                      ---------  ---------  -----------
                                                                         35,304     18,202      19,391
Less -- Current portion.............................................     (4,889)    (2,246)     (3,337)
                                                                      ---------  ---------  -----------
                                                                      $  30,415  $  15,956   $  16,054
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------

     In connection with the Transcriptions acquisition in May 1994 (see Note 2), the Company entered into a credit agreement (the 'Credit Agreement') with certain banks that included $22,000 of term loans and an $8,000 revolving credit facility. In connection with the sale of the receivables management division (see Note 3), the Company restructured its credit facility to include $9,500 of term loans and a $10,000 revolver. The new credit facility bears interest at resetting rates, as selected by the Company, based on various rate alternatives and the Company's level of compliance with certain financial covenants, as defined. The interest rate alternatives are LIBOR plus 2% to 3% or 0.5% to 1.5% in excess of either the bank's prime rate, federal funds plus 1.0% or the bank's certificate of deposit rate, subject to certain restrictions, as defined. The weighted average interest rate at December 31, 1995 and March 31, 1996, was 10% and 8.625%, respectively.

     The term loans are payable in 24 quarterly escalating installments ranging from $275 to $475 through December 2001 and the revolving credit facility expires in December 1998. The term loans and the revolving credit facility are cross-collateralized and cross-defaulted. The Credit Agreement requires that any prepayments, as defined, first be applied to the term loans. Additionally, the Company is required to comply with various financial and nonfinancial covenants, the most restrictive of which are specified income and debt related financial ratios and restrictions on the payment of dividends, acquisitions and the sale of property and equipment, among other items, as defined.

     In 1995, the Company incurred interest expense of $498 on the revolving credit facility, at a weighted average interest rate of 8.96%. The highest outstanding borrowing during 1995 was $7,332. The revolving credit facility is subject to a borrowing base of 85% of eligible receivables, as defined, and at December 31, 1995, there was $7,000 available under the revolver.

     In 1994, the Company incurred interest expense of $326 on the revolving credit facility, at a weighted average interest rate of 7.72% and the highest outstanding borrowing was $6,509.

     In connection with the restructuring of the credit facility, the Company expensed, as an extraordinary item, the related deferred financing costs of $826, increasing the 1995 net loss by $545, or $.16 per share.

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(6) LONG-TERM DEBT: -- CONTINUED

     Long-term debt maturities as of December 31, 1995, are as follows:

1996...............................................................................  $   2,327
1997...............................................................................      1,505
1998...............................................................................      2,168
1999...............................................................................      2,122
2000...............................................................................      1,904
2001 and thereafter................................................................      8,900
                                                                                     ---------
                                                                                        18,926
Less -- Unamortized discount and interest on capital lease obligations.............       (724)
                                                                                     ---------
                                                                                     $  18,202
                                                                                     ---------
                                                                                     ---------

(7) SUBORDINATED PAYABLE TO RELATED PARTIES:


     Effective December 29, 1995, the Company and the former owners of Transcriptions who include the Company's current Chief Executive Officer and Chief Operating Officer, amended the Transcriptions purchase agreement to fix the amount of the deferred purchase price (see Note 2). The amendment provides for the Company to pay $18,375 in cash and issue 861 shares of common stock (valued at $4,550 for financial reporting purposes) on August 31, 1996. The cash portion of the deferred purchase price was discounted using an 8.75% rate and is included in the subordinated payable at December 31, 1995. In addition, the shares to be issued have been included in the subordinated payable at December 31, 1995.


     The amendment requires the company to use commercially reasonable efforts to raise $18,375 by means of a public offering or through borrowings from the Company's senior lenders. If the Company is unsuccessful raising sufficient funds by August 31, 1996, the Company is required to deliver by December 31, 1996, any cash it is able to raise by the methods described above, and a subordinated promissory note for the balance plus any accrued interest. Any such subordinated promissory note will bear interest at the alternative base rate, as defined in the Credit Agreement (see Note 6), plus 2.5% and as long as the Company is not in default under the Credit Agreement, the Company may pay regular quarterly interest payments on any such subordinated note. As of the issue date of these financial statements the Company was able to show the ability to refinance the cash portion of the subordinated payable to related parties by means of the subordinated promissory note. Accordingly the subordinated payable to related parties has been presented as a long-term liability.



     If the subordinated promissory note is issued for a portion of the $18,375, the Company is then required to use its best efforts to repay such note through the sale of equity or subordinated debt, at terms that are satisfactory to the Company's senior lenders. If repayment still does not occur, the entire balance and any accrued interest thereon is due 30 days after all obligations under the Credit Agreement are paid in full.

(8) SHAREHOLDERS' EQUITY:

     In connection with the 1992 issuance of the senior subordinated note (see
Note 6), the Company sold to the holder for $1,100 warrants to purchase 577 shares of Class A and 356 shares of Class B Preferred Stock at an exercise price of $7.50 per share. Each share of Class A and Class B Preferred Stock is convertible into one share of Common Stock. During 1994, the holder was issued additional warrants and all warrant exercise prices were reset at $7.28, in accordance with the antidilution provisions of the original warrant agreement. At December 31, 1995, warrants to purchase 595 shares of Class A Preferred Stock and 367 shares of Class B Preferred Stock were outstanding and exercisable through May 2002.

     On September 30, 1993, in connection with the sale of its ambulatory surgery business, the Company redeemed all 999 shares of Common Stock owned by HCSF, Inc. and received $600 in cash. The value of the Common Stock at the time of redemption was $6,233. In connection with this sale, the $437 receivable from HCSF, Inc. was repaid.

     In connection with the May 1994 Credit Agreement (see Note 6), the Company issued the agent bank warrants to purchase 75 shares of Common Stock at an exercise price of $6.74 per share. These warrants expire May 2001.

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(9) STOCK OPTION PLANS:

     The Company has three stock option plans which provide the granting of options to purchase an aggregate of 1,353 shares of Common Stock to eligible employees (including officers) and nonemployee directors of the Company. Options granted may be at fair market value of the Common Stock or at a price determined by a committee of the Board. The stock options vest and are exercisable over a period determined by the committee, but not longer than ten years. Information with respect to the options under the plans and certain prior options follows:

                                                                                 OPTION PRICE     AGGREGATE
                                                                    SHARES        PER SHARE       PROCEEDS
                                                                  -----------  ----------------  -----------
Outstanding, December 31, 1992..................................         572   $2.00 - $ 6.70    $   2,041
  Granted.......................................................          18        5.25                95
  Exercised.....................................................        (326)   2.00 -   5.80         (972)
  Canceled......................................................         --                             --
                                                                       -----                     -----------
Outstanding, December 31, 1993..................................         264    2.00 -   6.70         1,164
  Granted.......................................................         300    4.69 -   6.75         1,663
  Exercised.....................................................         (27)   3.40 -   6.00          (154)
  Canceled......................................................         (37)   4.65 -   6.75          (163)
                                                                       -----                     -----------
Outstanding, December 31, 1994..................................         500    2.00 -   6.75         2,510
  Granted.......................................................         305    7.25 -   9.50         2,594
  Exercised.....................................................        (173)   2.00 -   7.25          (796)
  Canceled......................................................         (45)   2.00 -   7.50          (259)
                                                                       -----                     -----------
Outstanding, December 31, 1995..................................         587    3.40 -   9.50         4,049
  Granted.......................................................         111    8.13 -  11.50           961
  Exercised.....................................................          (9)   6.50 -   6.63           (56)
  Canceled......................................................          --         --                  --
                                                                       -----                     -----------
Outstanding, March 31, 1996.....................................         689    $3.40 - $11.50    $   4,954
                                                                       -----                     -----------
                                                                       -----                     -----------

     At December 31, 1995, there were 256 exercisable options at an aggregate exercise price of $1,277 and 72 additional options to purchase Common Stock were available for grant under the plans.

(10) INCOME TAXES:

     The components of the provision (benefit) for income taxes are as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1993       1994       1995
                                                                  ---------  ---------  ---------
Current:
  State.........................................................  $     437  $  --      $     181
  Federal.......................................................      2,077         85        161
                                                                  ---------  ---------  ---------
                                                                      2,514         85        342
Deferred........................................................       (377)       865       (355)
                                                                  ---------  ---------  ---------
  Total.........................................................  $   2,137  $     950  $     (13)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

     Income tax provision (benefit) is included in the accompanying consolidated financial statements as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1993       1994       1995
                                                                    ---------  ---------  ---------
Continuing operations.............................................  $  (1,290) $    (109) $     431
Discontinued operations:
  Income from operations..........................................      1,234      1,059        796
  Gain (loss) on disposal.........................................      2,193     --           (959)
Extraordinary item................................................     --         --           (281)
                                                                    ---------  ---------  ---------
     Total........................................................  $   2,137  $     950  $     (13)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(10) INCOME TAXES: -- CONTINUED

      A reconciliation of the statutory federal income tax rate to the effective continuing operations income tax rate is as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                                    -------------------------------------
                                                                       1993         1994         1995
                                                                       -----        -----        -----
Statutory federal income tax rate.................................        34.0%        34.0%        34.0%
State income taxes, net of federal benefit........................         6.5          5.6          6.5
Other.............................................................      --           --              1.0
                                                                         -----        -----        -----
                                                                          40.5%        39.6%        41.5%
                                                                         -----        -----        -----
                                                                         -----        -----        -----

     The tax effect of temporary differences that give rise to deferred income taxes are as follows:

                                                                                             DECEMBER 31,
                                                                                         --------------------
                                                                                           1994       1995
                                                                                         ---------  ---------
Deferred tax asset:
  Allowance for doubtful accounts......................................................  $     443  $     210
  Self-insurance reserves..............................................................         77         64
  Vacation accrual.....................................................................         68         15
  Other................................................................................         57        677
                                                                                         ---------  ---------
                                                                                         $     645  $     966
                                                                                         ---------  ---------
                                                                                         ---------  ---------
Deferred tax liability:
  Depreciation.........................................................................       (510)      (545)
  Amortization.........................................................................       (161)      (402)
  Deferred compensation................................................................        174        338
                                                                                         ---------  ---------
                                                                                         $    (497) $    (609)
                                                                                         ---------  ---------
                                                                                         ---------  ---------

(11) COMMITMENTS AND CONTINGENCIES:

     Rent expense for operating leases was $144, $459 and $732 for the years ended December 31, 1993, 1994 and 1995, respectively. Minimum annual rental commitments for noncancelable operating leases having terms in excess of one year as of December 31, 1995, are as follows:

1996.................................................................................  $   3,373
1997.................................................................................      1,080
1998.................................................................................        891
1999.................................................................................        485
2000.................................................................................        158
                                                                                       ---------
                                                                                       $   5,987
                                                                                       ---------
                                                                                       ---------

     The Company has employment agreements with four key executives with terms ranging from 2 to 3 years. The agreements provide for, among other things, compensation, benefits, termination and non-competition.

     The Company has an employment agreement, as amended on January 1, 1996, with a former Chief Executive Officer, who is currently a Director of the Company. The agreement entitles this individual to receive retirement benefits of $75 per year for life plus certain other benefits, as defined. Included in other long-term liabilities is $436 and $847 at December 31, 1994 and 1995, respectively, related to these retirement benefits. In accordance with terms of the employment agreement, during 1993, the Company loaned this individual $300 to exercise 150 common stock options. The loan, as amended, is noninterest-bearing and is due on March 1, 1996, and is included in other assets in the accompanying consolidated balance sheets. The employment agreement also requires the Company to loan the former CEO's estate the necessary funds to exercise any options owned by the individual at the time of his death.

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(11) COMMITMENTS AND CONTINGENCIES: -- CONTINUED

     The Company has adopted a severance plan for certain executive officers that provides for one-time payments in the event of a change in control, as defined. No liabilities are currently required to be recorded with respect to this plan.

The Company has entered into an agreement with its long distance carrier through October 1998 that provides for, among other things, annual minimum purchases of $1,800 and termination penalties. In addition as an inducement to enter into the agreement the long distance carrier provided the Company with credits that the Company is amortizing on a straight line basis over the term of the agreement. The amortization of the deferred telephone credits was $65,000, $87,000, $22,000 and $18,000 for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996.


     In the normal course of business, the Company is a party to various claims and legal proceedings. Although the ultimate outcome of these matters is presently not determinable, management of the Company, after consultation with legal counsel, does not believe that the resolution of these matters will have a material effect upon the Company's financial position or results of operations.

(12) UNAUDITED SUPPLEMENTAL PRO FORMA DATA:


     Certain events occurred immediately prior to year-end or are expected to occur immediately prior to or upon the closing of the offering contemplated by this Prospectus. The unaudited supplemental pro forma data presented below assumes that the following transactions were effected as of January 1, 1995 for income statement purposes, and March 31, 1996 for balance sheet purposes:


           (i) The prepayment of approximately $16,723 of the Credit Agreement with the proceeds from the sale of the receivables management business on December 29, 1995 reducing interest expense (applicable interest rates of 9.18% and 9.88% for the year ended December 31, 1995 and the three months ended March 31, 1995, respectively) (see Note 3);



           (ii) The fixing of the Transcriptions deferred purchase price on December 29, 1995, causing additional amortization and interest expense (applicable amortization period of 38.5 years and interest rate of 8.75% for all periods presented) (see Note 2);



          (iii) The issuance of 963 shares of Common Stock to the senior subordinated note holder ('Note Holder') pursuant to the exercise of certain warrants to purchase Preferred Stock by cancelling $7,000 principal amount of a senior subordinated note and the simultaneous conversion of such Preferred Stock into Common Stock, and the issuance of 43 shares of Common Stock to induce the Note Holder to so exercise and convert (collectively, the 'Note Holder Transaction') resulting in decreased interest expense (applicable interest rate of 8.9% for all periods presented) and additional shares outstanding; and



          (iv) The repayment of the subordinated payable to related parties and all borrowings under the Credit Agreement with proceeds from the offering contemplated by this Prospectus resulting in reduced interest expense (applicable interest rates of 9.18%, 9.88% and 8.63% for the year ended December 31, 1995, and the three months ended March 31 1995 and March 31, 1996, respectively).

                         MEDQUIST INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(12) UNAUDITED SUPPLEMENTAL PRO FORMA DATA: -- CONTINUED

INCOME STATEMENT:



                                                                                               Three Months
                                                                                              Ended March 31,
                                                                             Year Ended     ------------------
                                                                         December 31, 1995   1995        1996
                                                                         -----------------  -------    --------
Income (loss) from continuing operations, as reported.....................  $     607     $    (115)   $     546
Impact of transaction (i).................................................      1,738           462           --
Impact of transaction (ii):
  Amortization expense....................................................       (735)         (199)          --
  Interest expense........................................................     (1,500)         (375)          --
Impact of transaction (iii)...............................................        620           155          155
Impact of transaction (iv)................................................      2,398           617          601
Tax effect of transactions................................................     (1,046)         (275)        (318)
                                                                            ---------    ----------   ----------
  Impact of pro forma adjustments.........................................      1,473           385          438
                                                                            ---------    ----------   ----------
Income from continuing operations, as adjusted............................  $   2,080     $     270    $     984
                                                                            ---------    ----------   ----------
                                                                            ---------    ----------   ----------
Income from continuing operations per share...............................  $    0.32     $    0.04    $    0.14
                                                                            ---------    ----------   ----------
                                                                            ---------    ----------   ----------
Shares used in computing income per share.................................      6,542         6,462        6,810
                                                                            ---------    ----------   ----------
                                                                            ---------    ----------   ----------




BALANCE SHEET AS OF MARCH 31, 1996:



                                                                 TOTAL     LONG-TERM      TOTAL       TOTAL
                                                                ASSETS       DEBT      LIABILITIES   EQUITY
                                                               ---------  -----------  -----------  ---------
Amounts, as reported.........................................  $  59,082   $  16,054    $  48,060   $  11,022
Impact of transaction (i)....................................         --          --           --          --
Impact of transaction (ii)...................................         --          --           --          --
Impact of transaction (iii)..................................         --      (6,455)      (6,455)      6,455
Impact of transaction (iv)...................................     10,040      (9,599)     (35,212)     45,252
                                                               ---------  -----------  -----------  ---------
Amounts, as adjusted.........................................  $  69,122   $      --    $   6,393   $  62,729
                                                               ---------  -----------  -----------  ---------
                                                               ---------  -----------  -----------  ---------


     The supplemental pro forma net income from continuing operations per share does not reflect the estimated non-recurring deduction of approximately $718 from net income available to common shareholders to be incurred in connection with the issuance of 43 shares of Common Stock to the Note Holder to induce the exercise of the warrant and the conversion of the Preferred Stock into Common Stock. The actual non-recurring deduction will be based on the discounted fair value of the Common Stock at the time of issuance.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Transcriptions, Ltd. and Affiliates

     We have audited the accompanying combined balance sheets of Transcriptions, Ltd. and Affiliates as of December 31, 1993, 1992, and 1991 and the related combined statements of operations, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Transcriptions, Ltd. and Affiliates as of December 31, 1993, 1992, and 1991, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 1, the Company has changed its method of accounting for income taxes during the year ended December 31, 1993.

                                          AMPER, POLITZINER & MATTIA

Edison, New Jersey
July 15, 1994, except Note 9 which is dated March 31, 1995

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
                            COMBINED BALANCE SHEETS

                                                                                         DECEMBER 31,
                                                                             ------------------------------------
                                                                                1991        1992         1993
                                                                             ----------  -----------  -----------
                                                     ASSETS
Current assets:
  Cash and cash equivalents................................................  $  158,534  $   108,956  $    39,483
  U.S. Treasury Note.......................................................      49,940       49,940       49,940
  Accounts receivable, less allowance for doubtful accounts of $173,000,
    $303,000, and $424,000.................................................   4,494,658    4,755,671    5,501,501
  Other receivables........................................................      91,894       80,303      300,134
  Due from franchisees.....................................................     113,826      116,040       90,498
  Prepaid expenses and other current assets................................     405,056      387,937      327,669
  Prepaid income taxes.....................................................      17,692        3,220        3,375
                                                                             ----------  -----------  -----------
                                                                              5,331,600    5,502,067    6,312,600
                                                                             ----------  -----------  -----------
Property and equipment
  Furniture and equipment..................................................   4,962,069    6,641,389    7,221,307
  Automotive equipment.....................................................     446,159      437,496      419,090
  Leasehold improvements...................................................      92,142       92,142       96,934
  Equipment under capital lease............................................   1,047,493    1,047,493    1,267,481
                                                                             ----------  -----------  -----------
                                                                              6,547,863    8,218,520    9,004,812
  Less accumulated depreciation............................................   4,597,324    5,624,654    5,289,297
                                                                             ----------  -----------  -----------
                                                                              1,950,539    2,593,866    3,715,515
                                                                             ----------  -----------  -----------
Other assets
  Note receivable..........................................................     129,742      122,361      114,416
  Covenant not-to-compete, net of accumulated amortization of $148,150,
    $248,150 and $348,150..................................................     351,850      251,850      151,850
  Loan acquisition costs, net of accumulated amortization of $24,179,
    $40,299 and $56,420....................................................      56,420       40,299       24,178
  Prepaid consulting agreement.............................................     280,000      200,000      120,000
  Franchise fees, net of accumulated amortization
    of $11,692, $14,799 and $17,905........................................      67,855       64,748       61,642
  Deposits.................................................................      38,822       41,742       81,705
  Cash surrender value of officers' life insurance, net of policy loans of
    $278,005, $420,943 and $422,562........................................     190,403      195,161      324,429
  Due from stockholders....................................................     968,877    1,083,543    1,118,330
                                                                             ----------  -----------  -----------
                                                                              2,083,969    1,999,704    1,996,550
                                                                             ----------  -----------  -----------
                                                                             $9,366,108  $10,095,637  $12,024,665
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand notes and short-term loans........................................  $  511,250  $   511,250  $    61,250
  Current maturities of long-term debt.....................................     965,771    1,120,146    1,067,189
  Current maturities of capital lease obligations..........................     202,372      228,195      270,354
  Accounts payable and accrued expenses....................................     935,699      964,756      971,003
  Deferred revenue.........................................................      --          --           450,405
  Deferred telephone credits...............................................      --          --           246,462
  Income taxes payable.....................................................      21,602      --            37,099
  Payroll taxes payable....................................................      47,429      411,121      559,532
  Deferred tax liability...................................................     111,603      101,103      157,500
                                                                             ----------  -----------  -----------
                                                                              2,795,726    3,336,571    3,820,794
Other liabilities
  Long-term debt, net of current maturities................................   3,865,149    4,077,455    4,864,147
  Capital lease obligations, net of current maturities.....................     512,866      284,680      234,316
  Due to stockholders......................................................   1,636,278    1,432,278    1,687,278
                                                                             ----------  -----------  -----------
                                                                              8,810,019    9,130,984   10,606,535
                                                                             ----------  -----------  -----------
Stockholders' equity
  Common stock.............................................................      44,055       44,070       47,570
  Retained earnings........................................................   2,358,439    2,766,988    3,216,965
                                                                             ----------  -----------  -----------
                                                                              2,402,494    2,811,058    3,264,535
  Less treasury stock, at cost.............................................  (1,846,405)  (1,846,405)  (1,846,405)
                                                                             ----------  -----------  -----------
    Total stockholders' equity.............................................     556,089      964,653    1,418,130
                                                                             ----------  -----------  -----------
                                                                             $9,366,108  $10,095,637  $12,024,665
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

                See accompanying notes to financial statements.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
                       COMBINED STATEMENTS OF OPERATIONS

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1991           1992           1993
                                                                      -------------  -------------  -------------
Transcribing and leasing revenue....................................  $  20,020,863  $  23,025,200  $  27,103,153
Direct transcribing and leasing costs...............................     12,260,306     15,183,588     17,654,821
                                                                      -------------  -------------  -------------
Gross profit........................................................      7,760,557      7,841,612      9,448,332
Selling, general and administrative expenses........................      6,975,579      6,781,143      8,217,960
                                                                      -------------  -------------  -------------
Earnings from operations............................................        784,978      1,060,469      1,230,372
                                                                      -------------  -------------  -------------
Other income (expense)
  Interest income...................................................         58,589         38,156         14,209
  Interest expense..................................................       (811,908)      (477,552)      (458,085)
  Litigation settlement.............................................       --             (310,000)      --
  Miscellaneous income..............................................        130,361        102,476        122,825
                                                                      -------------  -------------  -------------
                                                                           (622,958)      (646,920)      (321,051)
                                                                      -------------  -------------  -------------
Earnings before (provision for) benefit from state income taxes, extraordinary item and cumulative effect of change in accounting
  principle.........................................................        162,020        413,549        909,321
(Provision for) benefit from state income taxes.....................        114,796        (26,200)       (64,400)
                                                                      -------------  -------------  -------------
Earnings before extraordinary item and cumulative effect of change
  in accounting principle...........................................        276,816        387,349        844,921
Extraordinary item -- utilization of net operating loss
  carryforward......................................................         39,000         21,200       --
Cumulative effect on prior years of change in accounting
  principle.........................................................       --             --              (43,897)
                                                                      -------------  -------------  -------------
  Net income........................................................  $     315,816  $     408,549  $     801,024
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Pro forma results using SFAS 109 as a C-corporation:
  Earnings before provision for income taxes, extraordinary item and cumulative effect of change in accounting principle as
     reported.......................................................  $     162,020  $     413,549  $     909,321
  Pro forma provision for income taxes..............................        (87,000)      (165,000)      (352,000)
                                                                      -------------  -------------  -------------
  Pro forma net income before extraordinary item and cumulative
     effect of change in accounting principle.......................  $      75,020  $     248,549  $     557,321
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


                See accompanying notes to financial statements.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
                    COMBINED STATEMENTS OF RETAINED EARNINGS

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1991          1992          1993
                                                                          ------------  ------------  ------------
Retained earnings -- beginning, as originally reported..................  $  2,103,781  $  2,578,488  $  3,293,475
Accumulated deficit from Transcriptions, Ltd. of Texas, Transcriptions,
  Ltd. of Northwest and EDM, Ltd., not previously combined..............       (61,158)     (220,049)     (526,487)
                                                                          ------------  ------------  ------------
Retained earnings -- beginning, as restated.............................     2,042,623     2,358,439     2,766,988
Net income..............................................................       315,816       408,549       801,024
Less: distributions to stockholders.....................................       --            --           (351,047)
                                                                          ------------  ------------  ------------
Retained earnings -- ending.............................................  $  2,358,439  $  2,766,988  $  3,216,965
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See accompanying notes to financial statements.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                            ------------------------------------
                                                                               1991        1992         1993
                                                                            ----------  -----------  -----------
Cash flows from operating activities:
  Net income..............................................................  $  315,816  $   408,549  $   801,024
                                                                            ----------  -----------  -----------
  Adjustments to reconcile net income to net cash provided by operating activities
     Depreciation.........................................................     921,752    1,084,692    1,518,126
     Amortization.........................................................     119,229      119,228      119,227
     Bad debt expense.....................................................     133,831      198,633      358,361
     Deferred tax expense (benefit).......................................       4,000       10,700       12,500
     Cumulative effect on prior years of change in income tax accounting
       principle..........................................................      --          --            43,897
     Net gain on sale of property and equipment...........................     (33,151)      (7,014)     --
     (Increase) decrease in
       Accounts receivable................................................     (82,085)    (459,646)  (1,104,192)
       Investment in direct financing leases..............................      42,070      --           --
       Other receivables..................................................     330,666       11,606     (216,331)
       Prepaid expenses and other current assets..........................     (28,375)      17,119       60,269
       Prepaid income taxes...............................................      10,508       14,472         (155)
       Prepaid consulting agreement.......................................      80,000       80,000       80,000
       Deposits...........................................................       1,628       (2,920)     (39,963)
     Increase (decrease) in
       Accounts payable and accrued expenses..............................     (82,901)      29,057        6,247
       Deferred revenue...................................................      --          --           450,405
       Deferred telephone credits.........................................      --          --           246,462
       Income taxes payable...............................................      10,000      (21,602)      37,099
       Payroll taxes payable..............................................      (6,102)     363,692      148,411
       Due to bank........................................................    (102,601)     --           --
       Deferred tax liability.............................................    (171,796)     (21,200)     --
                                                                            ----------  -----------  -----------
          Total adjustments...............................................   1,146,673    1,416,817    1,720,363
                                                                            ----------  -----------  -----------
            Net cash provided by operating activities.....................   1,462,489    1,825,366    2,521,387
                                                                            ----------  -----------  -----------
Cash flows from investing activities:
  Principal payments on note receivable...................................       5,972        7,381        7,945
  Payment for U.S. Treasury Note..........................................     (49,940)     --           --
  Decrease (increase) in due from franchisees.............................      (3,399)      (2,214)      25,542
  Acquisition of property and equipment...................................    (703,329)  (1,755,050)  (2,499,851)
  Proceeds from sale of property and equipment............................     100,630       34,045       80,064
  (Increase) decrease in cash surrender value of officers' life
     insurance............................................................     134,786       (4,758)    (129,268)
  (Increase) decrease in due from stockholders............................       8,333     (114,666)     (34,787)
                                                                            ----------  -----------  -----------
            Net cash used by investing activities.........................    (506,947)  (1,835,262)  (2,550,355)
                                                                            ----------  -----------  -----------
Cash flows from financing activities:
  Principal payments on demand notes and short-term loans.................    (251,750)    (500,000)    (500,000)
  Proceeds from demand notes and short-term loans.........................     500,000      500,000       50,000
  Principal payments on long-term debt....................................    (874,835)    (933,319)  (1,266,265)
  Proceeds from long-term debt............................................      --        1,300,000    2,000,000
  Principal payments on capital lease obligations.........................    (173,150)    (202,363)    (228,193)
  Distribution of retained earnings.......................................      --          --          (351,047)
  Increase (decrease) in due to stockholders..............................     (29,999)    (204,000)     255,000
                                                                            ----------  -----------  -----------
            Net cash used by financing activities.........................    (829,734)     (39,682)     (40,505)
                                                                            ----------  -----------  -----------
Net (decrease) increase in cash and cash equivalents......................     125,808      (49,578)     (69,473)
Cash and cash equivalents -- beginning....................................      32,726      158,534      108,956
                                                                            ----------  -----------  -----------
Cash and cash equivalents -- ending.......................................  $  158,534  $   108,956  $    39,483
                                                                            ----------  -----------  -----------
                                                                            ----------  -----------  -----------

                See accompanying notes to financial statements.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
                    NOTES TO COMBINED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Transcriptions, Ltd. and Affiliates, (the 'Company'), provides medical transcribing services to various hospitals and also leases transcribing equipment under capital leases. The Company grants credit to substantially all customers.

  Affiliated Entities

     Transcriptions, Ltd. has several affiliates, under common ownership, as noted below, all of which are included in the combined financial statements.

  Affiliates Included in Combined Financial Statements

     Transcriptions, Ltd. (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the New Jersey and Delaware Valley, Pennsylvania area, and leasing transcribing equipment to franchisees of an affiliated company.

     Transcriptions, Ltd. of Louisiana (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the New Orleans metropolitan area.

     Transcriptions, Ltd. of Utah (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the Salt Lake City metropolitan area.

     CA EDM (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the Los Angeles and San Francisco metropolitan areas.

     Transcriptions, Ltd. of Illinois (a Partnership), franchisee providing medical transcribing services to various hospitals in the Chicago metropolitan area.

     EDM, Ltd. (a C-Corporation), franchisor of medical transcribing services (not previously combined). EDM, Ltd. has an August 31 year-end for tax purposes.

     Transcriptions, Ltd. of Texas (an S-Corporation), an inactive corporation (not previously combined).

     The following combined affiliates were incorporated during the years ended December 31, 1991, 1992, and 1993 and were not included in the prior year's combined financial statements:

  1991

     Transcriptions, Ltd. of Northwest, Inc. (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the Seattle metropolitan area (not previously included in the combined financial statement for the year ended December 31, 1991).

  1992

     Transcriptions, Ltd. of Colorado (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the Denver metropolitan area.

  1993

     Transcriptions, Ltd. of North Carolina (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the North Carolina area.

     Transcriptions, Ltd. of Arizona (an S-Corporation), franchisee providing medical transcribing services to various hospitals in the Arizona area.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is provided on the straight-line and declining balance methods over the estimated useful lives of the assets.

                                                                                            ESTIMATED
                                                                                           USEFUL LIFE
                                                                                          --------------
Furniture and equipment.................................................................     3 - 7 years
Automotive equipment....................................................................     3 - 5 years
Leasehold improvements..................................................................  3 - 31.5 years
Equipment under capital lease...........................................................         3 years

  Covenant Not-to-Compete

     The covenant not-to-compete is amortized on a straight-line basis over the five year term of the agreement.

  Loan Acquisition Costs

     Loan acquisition costs are amortized over five years on a straight-line basis.

  Franchise Fees

     Franchise fees are amortized over twenty-five years on a straight-line basis.

  Deferred Revenue

     Deferred revenue represents an amount paid in advance by two customers. Revenue is recognized upon rendering transcribing services for these two customers.

  Deferred Telephone Credits

     The Company received several credits as a result of signing three and four year contracts with a telephone company. These credits are being amortized ratably over the term of the contracts.

  Profit Sharing Plan

     The Company has a defined contribution plan (the 'Plan') covering substantially all employees. The Plan contains a profit-sharing portion, funded by the Company, as well as a salary deferral portion 401(k), with an employer matching contribution. The Company funds the profit sharing plan in such amounts as determined by the discretion of management.

  Income Taxes

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), 'Accounting for Income Taxes,' which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws as they occur.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

     There was no effect of adopting SFAS 109 on earnings before provision for income taxes for the year ended December 31, 1993.

     For the years ended December 31, 1991 and 1992, the Company utilized Accounting Principles Board Opinion No. 11, 'Accounting for Income Taxes,' to record income taxes.

     The Company reports revenue and expenses for income tax purposes on the cash basis, and on the accrual method for financial reporting purposes. Also, the Company records depreciation and amortization on an accelerated basis for tax purposes and on the straight-line and declining balance basis for financial reporting purposes. These create temporary differences which give rise to deferred income taxes.

     The Companies, (except for EDM, Ltd.), have elected to be taxed as small business S-Corporations under the Internal Revenue Code. Under this election, the profits, losses, credits and deductions of the Companies are passed through to the individual stockholders. The profits and losses of the Companies remain taxable at the state level, except for Transcriptions, Ltd. of Illinois which is a partnership, and Transcriptions, Ltd. of Colorado and Transcriptions, Ltd. (Pennsylvania division) where the Companies are taxed as state S-Corporations.

(2) CONCENTRATION OF CASH BALANCES

     At December 31, 1993, the Company maintained cash balances in one financial institution of approximately $1,443,000.

(3) DUE FROM FRANCHISEES

     Due from franchisees represents trade receivables which are to be paid in the ordinary course of business, without interest.

(4) PROPERTY AND EQUIPMENT

     Depreciation expense, which includes amortization of assets under capital leases, for the years ended December 31, 1991, 1992 and 1993 amounted to $921,752, $1,084,692 and $1,518,126, respectively.

     Accumulated amortization of equipment under capital leases was $231,299, $807,528, and $944,455, for the years ended December 31, 1991, 1992, and 1993, respectively.

(5) NOTE RECEIVABLE

     Note receivable from a former stockholder, due currently in monthly installments of $1,132 including interest at prime, based on a 12-year amortization with a balloon payment, maturing July 2000.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(6) DEMAND NOTES AND SHORT-TERM LOANS

                                                                                          DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1991         1992        1993
                                                                               -----------  ----------  ----------
Demand note payable to a bank, under a $500,000 line of credit due June 1994, bearing interest at the Company's option of the LIBOR (London Interbank
  Offering Rate) plus 200 basis points or prime rate minus .25%,
  collateralized by substantially all assets of the Company..................  $   500,000  $  500,000  $  500,000
Less: amount refinanced as a long-term debt obligation during January 1994
  (see Note 7)...............................................................      --           --        (450,000)
                                                                               -----------  ----------  ----------
Balance of demand note. This note was paid during January 1994...............      500,000     500,000      50,000
Unsecured demand note bearing interest at 15% to Anne Cohen, a relative of a
  current stockholder........................................................        8,250       8,250       8,250
Unsecured demand note bearing interest at 15% to Morris Forstein, a relative
  of a current stockholder...................................................        3,000       3,000       3,000
                                                                               -----------  ----------  ----------
                                                                               $   511,250  $  511,250  $   61,250
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

     The prime rate as of December 31, 1991, 1992 and 1993 was 6.5%, 6% and 6%, respectively.

     The LIBOR rate as of December 31, 1991, 1992, and 1993 was 4%, 3.25%, and 3%, respectively. 200 basis points are the equivalent of 2%.

(7) LONG-TERM DEBT

                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1991          1992          1993
                                                                          ------------  ------------  ------------
Installment note payable to a bank at $33,333 monthly starting July
  1994, plus interest at the Company's option of the LIBOR plus 200 basis points or prime rate minus .25%, maturing June 1999,
  collateralized by substantially all assets of the Company.............  $    --       $    --       $  1,550,000
Plus: Demand note refinanced during January 1994 (see Note 6)...........       --            --            450,000
                                                                          ------------  ------------  ------------
Balance of installment note payable.....................................       --            --          2,000,000

Installment note payable to a bank in monthly installments of $61,333 through April 1994, $15,333 during May 1994 through November 1995 and
  $8,333 during December 1995 through September 1997, plus interest at the Company's option of the LIBOR plus 200 basis points or prime rate minus .25%, maturing September 1997, collateralized by substantially
  all assets of the Company.............................................     1,623,500     1,462,500       726,500
Installment note payable to a bank at $16,667 monthly plus interest at the Company's option of the LIBOR plus 200 basis points or prime rate minus .25% maturing July 1998, collateralized by substantially all
  assets of the Company.................................................       --          1,000,000       916,667
Installment note payable to a former stockholder, relative of a current stockholder, currently at $17,988 monthly including interest at prime, based on a 12 year amortization with a balloon payment due July 2000,
  subordinated to the bank debt.........................................     1,651,723     1,537,052     1,413,613

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


(7) LONG-TERM DEBT -- CONTINUED

                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1991          1992          1993
                                                                          ------------  ------------  ------------
Installment note payable to a former stockholder, relative of a current stockholder, currently at $7,117 monthly including interest at prime, based on a 12 year amortization with a balloon payment due July 2000,
  subordinated to the bank debt.........................................       654,135       608,303       558,965
Demand note payable to the stockholders of the Company at $5,833 monthly, plus interest at the Company's option of the LIBOR plus 200 basis points or prime rate minus .25%, subordinated to the bank
  debt..................................................................       700,000       490,000       280,000
Installment note payable to a former stockholder, relative of a current stockholder, at $5,555 monthly, plus interest at prime, maturing April
  1993, subordinated to the bank........................................        88,888        22,222       --
Installment note, payable $466 monthly including interest at 9.9%, maturing March 1995, collateralized by automotive equipment. The note
  was paid in June 1993.................................................        15,401        11,145       --
Installment note, payable $771 monthly including interest at 9.5%,
  maturing August 1994, collateralized by automotive equipment..........        21,708        14,202         5,227
Installment note, payable $698 monthly including interest at 11.25%,
  maturing June 1993, collateralized by automotive equipment............        10,922         3,394       --
Installment note, payable $410 monthly including interest at 9.5%,
  maturing January 1995, collateralized by automotive equipment.........        13,091         9,256         4,670
Installment note, payable $587 monthly including interest at 11.2%,
  maturing September 1995, collateralized by automotive equipment.......        21,469        16,598        10,659
Installment note, payable $819 monthly including interest at 10%,
  maturing August 1995, collateralized by automotive equipment..........        30,083        22,929        15,035
                                                                          ------------  ------------  ------------
                                                                             4,830,920     5,197,601     5,931,336
Less current maturities.................................................       965,771     1,120,146     1,067,189
                                                                          ------------  ------------  ------------
Long-term debt, net of current maturities...............................  $  3,865,149  $  4,077,455  $  4,864,147
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

     The approximate amount of long-term debt maturing in each of the next five years ending December 31, is as follows:

1994........................................................  $  1,067,000
1995........................................................     1,198,000
1996........................................................       911,000
1997........................................................       906,000
1998........................................................       754,000
Thereafter..................................................     1,096,000

(8) CAPITAL LEASE OBLIGATIONS

     The Company has entered into various capital leases for certain transportation and other equipment expiring through 1998.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


(8) CAPITAL LEASE OBLIGATIONS -- CONTINUED

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of net minimum lease payments as of December 31, 1993:


FOR THE YEARS ENDING
     DECEMBER 31,
- --------------------
1994...................................................................       $   308,000
1995...................................................................            92,000
1996...................................................................            73,000
1997...................................................................            54,000
1998...................................................................            54,700
                                                                              -----------
Total minimum lease payments...........................................           581,700
Less interest component................................................            77,030
                                                                              -----------
Present value of net minimum lease payments............................       $   504,670
                                                                              -----------
                                                                              -----------
Current maturities.....................................................       $   270,354
Long-term maturities...................................................           234,316
                                                                              -----------
Total..................................................................       $   504,670
                                                                              -----------
                                                                              -----------

     The present values of minimum future obligations shown above are calculated on interest rates ranging from 9.18% to 13.84%.

(9) DEFERRED TELEPHONE CREDITS

     During 1993 the Company received several credits as a result of signing three and four year contracts with a telephone company. These credits are reflected as liabilities and are being amortized ratably over the term of the contracts.

(10) COMMON STOCK

                                                                                           NUMBER OF SHARES
                                                                               -----------------------------------------
                                                                                                LESS
                                                         PAR                                  TREASURY         OUT-
                                                        VALUE     AUTHORIZED     ISSUED         STOCK        STANDING      AMOUNT
                                                     -----------  -----------  -----------  -------------  -------------  ---------
Transcriptions, Ltd................................                    1,000          452           192            260    $  37,040
Transcriptions, Ltd. of Louisiana..................   $       1        1,000          100            40             60        1,000
Transcriptions, Ltd. of Northwest..................                    1,000           15            --             15           15
Transcriptions, Ltd. of Utah.......................                    1,000          100            40             60        1,000
CA EDM.............................................   $       1        1,000           60            24             36        1,000
EDM, Ltd...........................................   $       1        1,000           --            --             --        3,000
Transcriptions, Ltd. of Texas......................   $       1        1,000          100            40             60        1,000
                                                                  -----------  -----------          ---            ---    ---------
Balance at December 31, 1991.......................                    7,000          827           336            491       44,055
Transcriptions, Ltd. of Colorado...................                    1,000           15            --             15           15
                                                                  -----------  -----------          ---            ---    ---------
Balance at December 31, 1992.......................                    8,000          842           336            506       44,070
Transcriptions, Ltd. of North Carolina.............   $       1        2,500          100            --            100        2,500
Transcriptions, Ltd. of Arizona....................   $       1        1,000          100            --            100        1,000
                                                                  -----------  -----------          ---            ---    ---------
Balance at December 31, 1993.......................                   11,500        1,042           336            706    $  47,570
                                                                  -----------  -----------          ---            ---    ---------
                                                                  -----------  -----------          ---            ---    ---------

(11) PROFIT SHARING PLAN

     Profit sharing expense was approximately $113,000, $123,000 and $133,000, and the 401(k) matching expense was approximately $23,000, $37,000 and $38,000, for the years ended December 31, 1991, 1992 and 1993, respectively.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


(12) RELATED PARTY TRANSACTIONS

     Other receivables represent various interest-bearing loans due from employees of the Company.

     Due from stockholders represents non-interest bearing loans payable to the stockholders of the Company of approximately $969,000, $1,084,000 and $1,118,000, as of December 31, 1991, 1992, and 1993, respectively, with no terms for repayment.

     Due to stockholders represents non-interest bearing loans payable to the stockholders of the Company of approximately $1,636,000, $1,432,000, and $1,687,000 as of December 31, 1991, 1992, and 1993, respectively, which are subordinated to the bank debt.

     Interest paid to related parties other than stockholders was approximately $21,000, $132,000, and $107,000, for the years ended December 31, 1991, 1992, and 1993, respectively (see Notes 6 and 7).

     Interest paid to stockholders for debt included in long-term debt and for stockholder loans was approximately $131,000, $94,000, and $94,000, for the years ended December 31, 1991, 1992 and 1993, respectively (see Note 7).

     The Company leases facilities from certain stockholders of the Company. Related rent expense was $5,280 for each of the years ended December 31, 1991, 1992 and 1993.

(13) SUPPLEMENTAL DISCLOSURES OF CASH PAID

                                                                  FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                              1991        1992        1993
                                                           ----------  ----------  ----------
Interest.................................................  $  724,277  $  495,970  $  457,013
Income taxes.............................................      --          24,264      14,956

(14) INCOME TAXES

     The components of the deferred tax liability as of December 31, 1993 are as follows:

                                                                        CURRENT    NONCURRENT
                                                                      -----------  -----------
Total deferred tax asset............................................  $    59,200      --
Total deferred tax liability........................................     (216,700)     --
Valuation allowance.................................................      --           --
                                                                      -----------  -----------
Net deferred tax liability..........................................  $  (157,500)  $  --
                                                                      -----------  -----------
                                                                      -----------  -----------

     The (provision for) benefit from income taxes for the years ended December 31, consists of the following:

                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                              1991        1992       1993
                                                           -----------  ---------  ---------
Current tax expense......................................  $   (38,000) $ (15,500) $ (59,700)
Deferred tax expense.....................................       (4,000)   (10,700)   (12,500)
Benefit of net operating loss carryforward...............      --          --          7,800
Effect of change in tax status...........................      156,796     --         --
                                                           -----------  ---------  ---------
                                                           $   114,796  $ (26,200) $ (64,400)
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

     The provision for income taxes differs from the amount that would result from applying statutory rates because of certain non-deductible expenses.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(14) INCOME TAXES -- CONTINUED

     As of December 31, 1993, the Company had available the following net operating loss carryforwards for tax purposes:

     Expiration Date:

FOR THE YEAR ENDING
   DECEMBER 31,                                                          FEDERAL      STATE
- -------------------                                                     ----------  ----------
1997..................................................................  $   --      $   43,500
1998..................................................................      --         213,800
1999..................................................................      --         215,500
2005..................................................................      45,100      --
2006..................................................................     213,800      --
2007..................................................................     215,600      --
                                                                        ----------  ----------
                                                                        $  474,500  $  472,800
                                                                        ----------  ----------
                                                                        ----------  ----------

(15) COMMITMENTS AND CONTINGENCIES

  Contingencies

     New Jersey Department of Labor filed an action in 1985 against Transcriptions, Ltd. seeking to declare that the Company's treatment of independent contractors is improper. The state is seeking to treat these individuals as employees and is charging the Company for payroll taxes, penalties and interest.

     The Company is contesting this claim and contends that the treatment of these individuals as independent contractors is proper. If this matter results in an unfavorable outcome the Company could be assessed taxes, penalties and interest, up to $320,000. Management anticipates a favorable outcome.

     The State of Colorado Unemployment Bureau has conducted an audit and a hearing stating the Company's treatment of independent contractors is improper. Management is contesting this matter and believes that any unfavorable outcome would not have a material impact upon the Company.

     A former customer has asserted a claim against the Company. Management is contesting this claim and believes it will not have a material effect upon the Company.

     During the year ended December 31, 1992, the Company resolved a billing dispute with a former customer and recorded a $310,000 expense in settlement of the litigation.

  Operating Leases

     The Company leases various office facilities with leases expiring through May 1998.

     The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial of remaining noncancelable lease terms in excess of one year as of December 31, 1993:

1994..............................................................................  $  428,300
1995..............................................................................     413,500
1996..............................................................................     216,800
1997..............................................................................     125,800
1998..............................................................................      70,300
Thereafter........................................................................      --

     Rent expense for the years ended December 31, 1991, 1992 and 1993 was $445,522, $514,412, and $541,152, respectively.

                      TRANSCRIPTIONS, LTD. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(16) NONCASH INVESTING AND FINANCING ACTIVITIES

     During the year ended December 31, 1993, the Company acquired new equipment with a cost of $219,988. In conjunction with the acquisition, liabilities were assumed for the same amount.

     During the year ended December 31, 1993, common stock of the two new companies (Transcriptions, Ltd. of North Carolina and Transcriptions, Ltd. of Arizona) was issued for $3,500 in exchange for stock subscriptions receivable.

     During the year ended December 31, 1991, capital lease obligations of $105,343 were incurred when the Company entered into leases for new equipment.

     During the year ended December 31, 1991, the Company purchased additional automotive equipment and assumed liabilities for $90,986.

(17) SALE OF OPERATIONS

     Effective April 30, 1994, the Company sold substantially all of its assets at their fair market value which exceeded their net book value. In addition, liabilities were also assumed. The operations of the Company have been continued by the acquiring entity. Therefore, the financial statements have been prepared on a going concern basis.

                                   [GRAPHIC]






The graph is a map of the United States with stars in each state where MedQuist Inc. provides service.

                                [MEDQUIST LOGO]

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which will be paid by the Company, in connection with the issuance and distribution of the securities being registered:

                                     NATURE OF EXPENSE                                          AMOUNT
                                     -----------------                                        ----------
SEC Registration Fee........................................................................  $   10,312
NASD Fee....................................................................................       3,490
American Stock Exchange Listing Fee.........................................................      17,500
Printing and engraving fees.................................................................      90,000
Registrant's counsel fees and expenses......................................................     110,000
Accounting fees and expenses................................................................     125,000
Blue Sky expenses and counsel fees..........................................................      20,000
Transfer agent and registrar fees...........................................................       2,000
Miscellaneous...............................................................................      21,698
                                                                                              ----------
       TOTAL................................................................................  $  400,000
                                                                                              ----------
                                                                                              ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14A:3-5 of the Corporation Law of the State of New Jersey ('NJCL') permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.
Article 10 of the Company's Bylaws provides that the Company, to the full extent permitted by Section 14A:3-5 of the NJCL, shall indemnify all past and present directors or officers of the Company and may indemnify all past or present employees or other agents of the Company. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such
Article 10, or in defense of any claim, issue, or matter therein, he or she shall be indemnified by the Company against expenses in connection therewith. Such expenses shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

     As permitted by Section 14A:3-5(8) of the NJCL, Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of any duty in his or her capacity as a director owed to the Company or to the Shareholders of the Company, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders as defined in Section 14A:2-7(3) of the NJCL, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any act or omission which resulted in receipt by the director of an improper personal benefit.

     The Company also has a policy insuring it and its directors and officers against certain liabilities, including liabilities under the Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the acquisition of Stanford Financial Services, Inc. ('SFS') in June 1993, the Company issued an aggregate of $641,000 in principal amount of convertible subordinated notes to the three owners of SFS in payment of a portion of the purchase price. These notes were convertible into Common Stock at a conversion price of $7.50 per share. No underwriter, placement agent or broker dealer participated in the placement of these subordinated notes. These notes were repaid in full, without conversion, in July 1995.

     In connection with the acquisition of Transcriptions, Ltd. in May 1994, the Company entered into a $30,000,000 credit facility with Chemical and, as part of that transaction, issued to Chemical warrants to purchase 75,351 shares of Common Stock at an exercise price of $6.74 per share. No additional consideration was paid by Chemical in connection with the issuance of these warrants. No underwriter, placement agent or broker dealer participated in the placement of the warrants to Chemical other than Bowles Hollowell Conner & Co., which was retained by the Company to arrange for the placement of the senior debt to enable the Company to complete the acquisition.

     As part of the Company's desire to assist its directors and executive officers with their estate planning requirements, the Company amended the 1992 Nonstatutory Option Plan to permit the transfer of options to family members of the grantees. Thereafter, on January 3, 1995, the Company issued to three of Mr. Censits' children an aggregate of 9,000 shares of Common Stock pursuant to their exercise of outstanding options at an exercise price of $4.69 per share. The options were originally issued to Mr. Censits who made a gift of them to his children in connection with his personal estate planning. No underwriter, placement agent or broker dealer participated in the placement of the original options awarded to Mr. Censits, the gift by Mr. Censits to his children, or the exercise of the options by Mr. Censits' children.

     In connection with the acquisition of Brawm in August 1995, the Company issued 22,840 shares of Common Stock to the former owners of Brawm. No underwriter, placement agent or broker-dealer participated in the placement of such shares of Common Stock.

     On March 29, 1996, prior to the filing of this Registration Statement, the Company and Heller agreed that, on the closing date of the Offering, Heller would exercise the Heller Warrants to purchase 962,675 shares of Class A and Class B Preferred Stock by applying the $7 million outstanding principal amount under the Heller Facility against the exercise price, and convert the shares of Class A and Class B Preferred Stock received upon such exercise into 962,675 shares of Common Stock. As an inducement for Heller to exercise the Heller Warrants and convert the Preferred Stock, the Company has agreed to issue Heller 42,500 additional shares of Common Stock on the closing date of this Offering. No underwriter, placement agent or broker/dealer participated in the exercise of the Heller Warrants or the conversion of the shares of Preferred Stock issued upon such exercise into shares of Common Stock.

     The Company believes that the foregoing described issuances of securities, if they constitute sales, are exempt from registration under the Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits:



EXHIBIT NO.                                                 DESCRIPTION
- -------------                                               -----------
        1.1    Form of Underwriting Agreement among the Company and the Underwriters (1)

        3.1    Amended and Restated Certificate of Incorporation of the Company [incorporated by reference to
               Exhibit 3.1 of the Company's Registration Statement (No. 33-95968) on Form S-1 (the 'Registration
               Statement')]

        3.2    By-Laws of the Company [incorporated by reference to Exhibit 3.2 of the Company's 1993 Annual Report on Form 10-K (the '1993 10-K')]

        3.3    Certificate of Designation of Terms of Preferred Stock [incorporated by reference to Exhibit 3.3 to the Company's 1992 Annual Report on Form 10-K (the '1992 10-K')]

        4.1    Specimen Stock Certificate (1)

        5.1    Opinion of Pepper, Hamilton & Scheetz(1)

       10.1    Agreement between the Company and Richard J. Censits, dated January 29, 1996 (1)

       10.2    Incentive Stock Option Plan of the Company, dated January 1988 [incorporated by reference to Exhibit
               10.2 of the Registration Statement]

                                      II-2


EXHIBIT NO.                                                 DESCRIPTION
- -------------                                               -----------
       10.3    Stock Option Plan of the Company, dated January 1992, as amended (1)

       10.4    Nonstatutory Stock Option Plan for Non-Employee Directors of the Company dated, January 1992
               [incorporated by reference to Exhibit 10.4 of the Registration Statement]

       10.5    Agreement between the Company and Paul E. Weitzel, Jr., dated April 27, 1995 (1)

       10.6    Employment Agreement between the Company and David A. Cohen, dated May 1, 1994 (the 'Cohen Employment
               Agreement') [incorporated by reference to Exhibit 10.33 of the Company's Form 10-Q for the
               three-month period ended June 30, 1994 (the '6/30/94 10-Q')]

       10.7    Amendment to the Cohen Employment Agreement, dated March 1, 1996 (1)

       10.8    Employment Agreement between the Company and John A. Donohoe, dated May 27, 1994 (the 'Donohoe
               Employment Agreement') (1)

       10.9    Amendment to the Donohoe Employment Agreement, dated March 1, 1996 (1)

      10.10    Employment Agreement between the Company and Ronald F. Scarpone, dated May 27, 1994, as amended March
               1, 1996 (1)

      10.11    Employment Agreement between the Company and James R. Emshoff, dated August 25, 1995 [incorporated by reference to Exhibit 10.37 of the Company's Form 10-Q for the three-month period ended September 30,
               1995 (the '9/30/95 10-Q')]

      10.12    Stock Option Agreement between the Company and James R. Emshoff, dated August 25, 1995 [incorporated by reference to Exhibit 10.38 of the 9/30/95 10-Q]
      10.13    Amended and Restated Senior Subordinated Loan Agreement, between the Company and Heller, dated as of
               December 29, 1995 (1)
      10.14    Warrant Purchase Agreement between the Company and Heller, dated as of December 14, 1992
               [incorporated by reference to Exhibit 3 of the Company's Current Report on Form 8-K filed December
               24, 1992 (the '12/24/92 8-K')]
      10.15    Registration Rights Agreement between the Company and Heller, dated as of December 14, 1992
               [incorporated by reference to Exhibit 6 of the 12/24/92 8-K]
      10.16    Warrant to Purchase Class A Convertible Preferred Stock issued to Heller, dated as of May 27, 1994
               (the 'Class A Warrant') [incorporated by reference to Exhibit 10.27.7 of the 6/30/94 10-Q]

EXHIBIT NO.                                                 DESCRIPTION
- -------------                                               -----------
      10.17    Warrant to Purchase Class B Convertible Preferred Stock issued to Heller, dated as of May 27, 1994
               (the 'Class B Warrant') [incorporated by reference to Exhibit 10.27.8 of the 6/30/94 10-Q]
      10.18    Amendment to Class A Warrant, dated as of December 29, 1995 (1)
      10.19    Amendment to Class B Warrant, dated as of December 29, 1995 (1)
      10.20    Asset Purchase Agreement among the Company, Transcriptions, Ltd. and its affiliates and subsidiaries, dated January 26, 1994 (the 'Transcriptions Agreement') [incorporated by reference to Exhibit 10.30 of the 1993 10-K]
      10.21    Amendment to the Transcriptions Agreement, dated September 30, 1995 [incorporated by reference to
               Exhibit 10.30.1 of the 9/30/95 10-Q]
      10.22    Amendment to the Transcriptions Agreement, dated November 1, 1995 [incorporated by reference to
               Exhibit 10.30.2 of the 9/30/95 10-Q]
      10.23    Registration Rights Agreement among the Company, David A. Cohen and Edward Forstein [incorporated by reference to Exhibit 10.30.4 of the 9/30.95 10-Q]
      10.24    Amended and Restated Credit Agreement among the Company, Transcriptions, Ltd., the Guarantors named therein, the Lenders named therein and Chemical Bank, as agent, dated December 29, 1995 (1)
      10.25    Letter Agreement between the Company and Heller, dated May 27, 1994, regarding representation on the
               Company's Board of Directors [incorporated by reference to Exhibit 10.35 of the 6/30/94 Form 10-Q]
      10.26    Asset Purchase Agreement among the Company, MedQuist CCI, L.P., and Medaphis Hospital Services
               Corporation, dated December 31, 1995 [incorporated by reference to Exhibit 2 of the Company's Current
               Report on Form 8-K filed on January 12, 1996 (the '1/12/96 8-K')]
      10.27    Stock Purchase Agreement among the Company, MedQuist Receivables Management Company and Medaphis
               Hospital Services Corporation [incorporated by reference to Exhibit 3 of the 1/12/96 8-K]
      10.28    Form of Employee Stock Purchase Plan (1)
      10.29    Agreement among the Company, Heller and Heller Financial, Inc. dated March 29, 1996 (1)
      10.30    Amendment and Assignment of Registration Rights Agreement among Heller Financial, Inc., Heller and the Company, dated May 27, 1994 (1)
      10.31    Second Amendment to Registration Rights Agreement between Heller and the Company, dated December 29,
               1995 (1)
      10.32    Registration Agreement between the Company and Chemical Bank, dated May 27, 1994
      10.33    Form of Revised Employee Stock Purchase Plan (1)
       11.0    Statement re: Computation of Per Share Earnings (2)
       22.1    Subsidiaries (1)
       23.1    Consent of Arthur Andersen LLP (included on page II-6 of this Registration Statement)
       23.2    Consent of Amper Politziner & Mattia (included on page II-7 of this Registration Statement)
       23.3    Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5.1)
         24    Powers of Attorney (included on page II-8 of this Registration Statement)
       99.1    Consent of Director Nominee (1)

- ------------------

(1) Previously filed.



(2) Filed herewith.


(b) Consolidated Financial Statement Schedules




SCHEDULE NO.                                                 DESCRIPTION
- ---------------                                              -----------
      II                                      Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made a part of this Registration Statement.


Philadelphia, Pa.,
May 22, 1996


                              ARTHUR ANDERSEN LLP

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation of our report dated July 15, 1994, except
Note 9 which is dated March 31, 1995, on the combined financial statements of Transcriptions, Ltd. and Affiliates as of December 31, 1993, 1992 and 1991 and for the years then ended, which is included in this registration statement on Form S-1 of MedQuist Inc. and to the reference to our firm under the caption 'experts' in the prospectus.

                                            /s/ Amper, Politziner & Mattia
                                            --------------------------------
                                            AMPER, POLITZINER & MATTIA


May 22, 1996

Edison, New Jersey

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 22nd day of May, 1996.


                               MEDQUIST INC.


                               By: /S/_______________________________
                                   Robert F. Graham
                                   Vice President and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 20th, 1996 in the capacities indicated:




                SIGNATURES                                             TITLE
                ----------                                             -----

/S/                                         Vice President, Treasurer and Chief Financial Officer
- --------------------------------------      (principal financial officer and principal accounting
             ROBERT F. GRAHAM               officer)


                    *                       Chairman of the Board of Directors
- --------------------------------------
             James R. Emshoff

                    *                       Director, President and Chief Executive Officer
- --------------------------------------      (principal executive office)
              David A. Cohen

                    *                       Director
- --------------------------------------
            William T. Carson

                    *                       Director
- --------------------------------------
            Richard J. Censits

                    *                       Director
- --------------------------------------
             James F. Conway

                    *                       Director
- --------------------------------------
          Frederick S. Fox, III

                    *                       Director
- --------------------------------------
            A. Fred Ruttenberg

                    *                       Director
- --------------------------------------
            John H. Underwood

By: /S/
    ----------------------------------
    ROBERT F. GRAHAM,
    ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MedQuist Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of MedQuist Inc. and subsidiaries included in this Registration Statement and have issued our report thereon dated February 23, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 15(b) of the Registration Statement is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
February 23, 1996

                         MEDQUIST INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                      THREE YEARS ENDED DECEMBER 31, 1995
                             (Dollars in thousands)

                                                 BALANCE,      CHARGED TO     CHARGED TO
                                               BEGINNING OF     COSTS AND        OTHER                     BALANCE,
                 DESCRIPTION                       YEAR         EXPENSES       ACCOUNTS     DEDUCTIONS    END OF YEAR
- ---------------------------------------------  -------------  -------------  -------------  -----------  -------------
Allowances for doubtful accounts:
     1995....................................    $     316      $     243      $     487     $    (496)    $     550
     1994....................................          882             18            145          (729)          316
     1993....................................        1,486            448         --            (1,052)          882

- ------------------

* Includes amounts related to discontinued operations.

                                 EXHIBIT INDEX

 EXHIBIT NUMBER                                        NAME OF EXHIBIT
- ---------------                                        ---------------

         11.0      Statement re: Computation of Per Share Earnings.

         23.1      Consent of Arthur Andersen LLP (included on page II-6 of this Registration Statement)

         23.2      Consent of Amper Politziner & Mattia (included on page II-7 of this Registration
                   Statement)

         24.1      Powers of Attorney (included on page II-8 of this Registration Statement)